      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           ESENJAY EXPLORATION, INC.

                 (Name of Small Business Issuer in its Charter)

           DELAWARE                          1311                  73-1421000
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                             500 NORTH WATER STREET
                                   SUITE 1100
                          CORPUS CHRISTI, TEXAS 78471
                                 (512) 883-7464

(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                               MICHAEL E. JOHNSON
                                   PRESIDENT
                           ESENJAY EXPLORATION, INC.
                        500 N. WATER STREET, SUITE 1100
                          CORPUS CHRISTI, TEXAS 78471
                                 (512) 883-7464

           (Name, Address and Telephone Number of Agent For Service)
                           --------------------------

                                WITH COPIES TO:

       PORTER & HEDGES, L.L.P.                    VINSON & ELKINS L.L.P.
            700 LOUISIANA                         2300 FIRST CITY TOWER
         HOUSTON, TEXAS 77002                       1001 FANNIN STREET
            (713) 226-0629                         HOUSTON, TEXAS 77002
        ATTN: SAMUEL N. ALLEN                         (713) 758-2222
                                                   ATTN: ALAN P. BADEN

                           --------------------------

        Approximate date of commencement of proposed sale to the public.
   As soon as practicable after the Registration Statement becomes effective.
                           --------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                        TITLE OF EACH CLASS OF                                    AMOUNT                      AMOUNT OF
                     SECURITIES TO BE REGISTERED                            TO BE REGISTERED(1)           REGISTRATION FEE
Common Stock, par value $.01 per share................................           5,750,000                     $8,059
Representative's warrant..............................................            210,000                        (2)
Common Stock issuable upon exercise of the Representative's warrant...            210,000                       $292

(1) Includes Underwriters' over-allotment option.

(2) Pursuant to Rule 457(g), no registration fee is required for the Representative's warrants.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY AN EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 21, 1998
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    The 5,000,000 shares of common stock, par value $.01 per share ("Common Stock"), offered hereby are being sold by Esenjay Exploration, Inc., a Delaware corporation (the "Company").

    The Common Stock is quoted on the Nasdaq Small-Cap Market under the symbol "ESNJ." On May 20, 1998, the closing price of the Common Stock, as reported by the Nasdaq Small-Cap Market, was $5.00 per share.

                            ------------------------

    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 UNDERWRITING
                                                              PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                               PUBLIC           COMMISSIONS(1)        COMPANY(2)(3)
Per Share..............................................           $                    $                    $
Total (3)..............................................           $                    $                    $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Does not reflect additional compensation to the Representative of the Underwriters (the "Representative") in the form of
    (i) a nonaccountable expense allowance of $300,000 and (ii) warrants to purchase up to 210,000 shares of Common Stock at an exercise price of $7.20 per share. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated to be $350,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock, solely to cover over-allotments, if any, upon the same terms and conditions as the shares offered hereby. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $          , $        and $          , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Gaines, Berland Inc., New York, New York,
on or about June   , 1998.

                              GAINES, BERLAND INC.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. IN ADDITION, CERTAIN UNDERWRITERS (INCLUDING SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALL-CAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. ON MAY 14, 1998, THE COMPANY CONSUMMATED A ONE-FOR-SIX REVERSE SPLIT OF THE COMPANY'S COMMON STOCK (THE "REVERSE SPLIT"). ALL PER SHARE DATA SET FORTH HEREIN, UNLESS OTHERWISE INDICATED, HAVE BEEN ADJUSTED TO REFLECT THE REVERSE SPLIT. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS," BEGINNING ON PAGE 10. REFERENCES HEREIN TO THE "COMPANY" MEAN ESENJAY EXPLORATION, INC., A DELAWARE CORPORATION, FORMERLY KNOWN AS FRONTIER NATURAL GAS CORPORATION. CERTAIN TERMS USED HEREIN RELATING TO THE OIL AND NATURAL GAS INDUSTRY ARE DEFINED IN A GLOSSARY OF CERTAIN INDUSTRY TERMS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

OVERVIEW

    The Company is an independent energy company engaged in the exploration for and development of natural gas and oil. The Company has assembled an inventory of over 30 technology enhanced natural gas exploration projects along the Texas and Louisiana Gulf Coast (the "Exploration Projects"). These Exploration Projects include substantial interests in 28 projects the Company acquired on May 14, 1998 (the "Acquisitions") from Esenjay Petroleum Corporation ("EPC") and Aspect Resources LLC ("Aspect") pursuant to an Acquisition Agreement and Plan of Exchange (as amended, the "Acquisition Agreement"). Cornerstone Ventures, L.P., a Houston, Texas, based investment banking firm with expertise in evaluating the value of oil and gas exploration properties ("Cornerstone"), delivered to the Company a written opinion that estimated the fair market value of the assets acquired in the Acquisitions, as of January 23, 1998, to be $54.2 million. See "Risk Factors--Uncertainty as to Estimates of Fair Market Values." The Exploration Projects also include the Company's interest in the Starboard Project in Terrebonne Parish, Louisiana, which consists of mineral leases and options and a proprietary 3-D seismic survey over the Lapeyrouse Field. The Company, EPC and Aspect have spent several years identifying and evaluating many of the Exploration Projects.

    In connection with the Acquisitions, an affiliate of Enron Corp. exercised an option to exchange $3.8 million of debt Aspect owed to such Enron affiliate for 675,000 shares of the Company's Common Stock that would otherwise have been issued to Aspect in the Acquisitions, at an effective conversion rate of $5.63 per share. As a result of the Acquisitions and this exchange, EPC, Aspect and the Enron affiliate own 43.91%, 36.27% and 5.74%, respectively, of the Company's Common Stock.

    Most of the Exploration Projects have been, are being, or will be enhanced with 3-D seismic data in conjunction with computer aided exploration ("CAEX") technologies. The 3-D seismic data acquired, when complete, will cover approximately 1,500 square miles. A significant number of the Exploration Projects have reached the drilling stage, and the Company has budgeted approximately $25.0 million, in addition to funds already spent, to fund the drilling of approximately 30 wells and to fund other exploration costs over the next 12 months. The Company believes that the Exploration Projects represent a diverse array of technology enhanced, 3-D seismic confirmed, ready to drill natural gas exploration projects.

    From November 1, 1997 (the effective date of the Acquisitions), through May 14, 1998 (the closing date of the Acquisitions), approximately $2.69 million was spent for the Company's account to drill eight wells on the Exploration Projects, of which seven have been completed or are awaiting completion, and one was a dry hole, the cost of which was approximately $19,000. Two additional wells are currently being drilled and two locations are awaiting drilling equipment for additional wells.

STRATEGY

    The Company's strategy is to expand its reserves, production and cash flow through the implementation of an exploration program that focuses on (i) obtaining dominant positions in core areas of exploration; (ii) enhancing the value of the Exploration Projects and reducing exploration risks through the use of 3-D seismic and CAEX technologies; (iii) maintaining an experienced technical staff with the expertise necessary to take advantage of the Company's proprietary 3-D seismic and CAEX seismic data; (iv) reducing exploration risks by focusing on the identification of potential moderate-depth gas reservoirs, which the Company believes are conducive to hydrocarbon detection technologies; and (v) retaining operational control over critical exploration decisions.

    OBTAIN DOMINANT POSITION IN CORE AREAS. The Company has identified core areas for exploration along the Texas and Louisiana Gulf Coasts that have geological trends with demonstrated histories of prolific natural gas production from reservoir rocks high in porosity and permeability with profiles suitable for seismic evaluation. Unlike the Gulf of Mexico, where 3-D seismic data typically is owned and licensed by many companies that compete intensely for leases, the private right of ownership of onshore mineral rights enables individual exploration companies to proprietarily control the seismic data within focused core areas. The Company believes that by obtaining substantial amounts of proprietary 3-D seismic data and significant acreage positions within its core areas, it will be able to achieve a dominant position in focused portions of those areas. With such a dominant position, the Company believes it can better control the core areas' exploration opportunities and future production, and can attempt to minimize costs through economies of scale and other efficiencies inherent in its focused approach. Such cost savings and efficiencies include the ability to use the Company's proprietary data to reduce exploration risks and lower its leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which the Company believes exploratory drilling is most likely to be successful.

    USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. The Company attempts to enhance the value of its Exploratory Projects through the use of 3-D seismic and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-dimensional displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. The Company believes that 3-D seismic technology, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery. The Company believes that 3-D seismic surveys are particularly suited to its Exploration Projects along the Texas and Louisiana Gulf Coasts.

    EXPERIENCED TECHNOLOGICAL TEAM. The Company maintains an experienced technical staff, including engineers, geologists, landmen and other technical personnel. After the Acquisitions, the Company hired most of EPC's technical personnel, who, in some instances, have worked together for over 15 years. In addition, the Company has entered into a geotechnical services consulting agreement with Aspect on certain of the Exploration Projects pursuant to which Aspect provides the Company geophysical expertise in managing the design, acquisition, processing and interpretation of 3-D seismic data in conjunction with CAEX data.

    FOCUSED DRILLING OBJECTIVES. In addition to using 3-D seismic and CAEX technologies, the Company seeks to reduce exploration risks by exploring at moderate depths that are deep enough to discover sizeable gas accumulations (generally 8,000 to 12,500 feet) and that also are conducive to direct hydrocarbon detection, but not so deep as to be highly exposed to the greater mechanical risks and drilling costs incurred in the deep plays in the region. In conjunction with interpreting the 3-D seismic and CAEX data relating to the Company's moderate depth wells, the Company anticipates it will identify potential prospects in deep gas provinces that the Company may elect to pursue.

    CONTROL OF EXPLORATION AND OPERATIONAL FUNCTIONS. The Company believes that having control of the most critical functions in the exploration process will enhance its ability to successfully develop its Exploration Projects. The Company has a majority interest in many of the Exploration Projects, including proprietary interests in most of the 3-D seismic data relating to those projects. Although the Company has partners in the Exploration Projects in which it does not own a majority interest, in most cases, the Company owns a greater interest than any of its project partners. As a result, in most of its Exploration Projects, the Company will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, the Company will be the operator of most of the wells drilled within the Exploration Projects.

EXPLORATION PROJECTS

    Most of the Exploration Projects are concentrated within the Downdip Frio, Wilcox and Texas Hackberry core project areas in South Texas. The remaining Exploration Projects consist of the Starboard Project, as well as other projects in Texas, Louisiana and Mississippi, that either are in early stage exploration areas that may develop into new core project areas, or non-core area projects, which are projects that are not presently expected to be further expanded.

    Each of the Exploration Projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, royalty interests or other mineral rights. The Company's percentage interest in each Exploration Project (the "Project Interest") represents the portion of the interest in the Exploration Project it shares with its other project partners. Therefore, the Company's Project Interest in an Exploration Project should not be confused with the working interest the Company will own when any given well is drilled. The Company's working interest in the wells on each Exploration Project may be higher or lower than its Project Interest.

    The following table sets forth certain information about each of the Exploration Projects. For further information, see "Business and Properties--Exploration Projects."

                              EXPLORATION PROJECTS

                                                     ACRES LEASED OR
                                                     UNDER OPTION AT
                                                     MAY 15, 1998(1)        SQUARE MILES OF 3-D
                                                 -----------------------   SEISMIC DATA RELATING       PROJECT
PROJECT AREAS                                      GROSS        NET         TO PROJECT AREA(2)        INTEREST
-----------------------------------------------  ---------  ------------  -----------------------  ---------------
SOUTH TEXAS
DOWNDIP FRIO CORE AREA
  Big Gas Sand.................................     24,700      5,557                   65              22.5%
  Blessing.....................................     10,672     10,298                   22              24.0%
  Tidehaven....................................      9,145      4,301                   28              40.5%
  El Maton.....................................      7,277      6,547                   29              46.5%
  Midfield.....................................      2,228      1,518                   21              37.5%
  Matagorda I(3)...............................     11,444      7,243                   50              74.0%
  Matagorda II(4)..............................      7,480      5,793                   60              66.0%
  Southwest Pheasant...........................     10,000      7,500                   10              75.0%
  Geronimo.....................................      9,616      8,959                   76              20.0%
  Houston Endowment............................      3,969      3,969                   50              27.0%
  Wolf Point...................................      1,520      1,520                    8              45.5%
  Sheriff Field................................     54,000     40,500                   72              75.0%
  West Jeffco..................................     13,500      6,075                   60              45.0%
  La Rosa......................................      7,689      7,300                   25              8.0%
  Piledriver...................................        640        640                    2              62.5%
WILCOX CORE AREA
  Hall Ranch...................................      8,510      8,485                   57              41.5%
  Hordes Creek.................................      6,972      6,598                   25              41.5%
  Mikeska......................................      7,239      6,553                   31              38.0%
  Duval, McMullen..............................      1,979      1,979                   12              90.0%
TEXAS HACKBERRY CORE AREA
  Lox B........................................     11,700      2,925                   71              25.0%
  West Port Acres..............................        800        100                   21              12.5%
  Big Hill/Stowell.............................     10,000      5,000                   56              50.0%
  East Jeffco..................................     24,000     12,000                   65              50.0%
  West Beaumont................................     11,200        700                   23              6.25%
LOUISIANA
  Starboard....................................      6,682      5,905                   35           12.0%-48.0%
  Tack.........................................        480        300                   12              75.0%
OTHER TEXAS
  Willacy County...............................     11,485     11,136                   50             78.875%
  Caney Creek..................................     21,000      2,625                   32              12.5
  East Texas Pinnacle Reef (5).................         --         --                  400               --
MISSISSIPPI
  Thompson Creek...............................      1,325        914                   12              56.0%
  Lipsmacker...................................      5,758      3,625                   64              22.0%
                                                 ---------  ------------            ------
    Total......................................    303,010    186,565                1,544
                                                 ---------  ------------            ------
                                                 ---------  ------------            ------

------------------------

(1) Gross acres refers to the number of acres leased or under option in which the Company owns an undivided interest. Net acres were determined by multiplying the gross acres leased or under option times the Company's working interest therein.

(2) Represents 3-D seismic data acquired or to be acquired. See "Business and Properties--Exploration Projects--Exploration Project Descriptions."

(3) The Company has entered into an agreement to sell a 26.7% Project Interest in this Exploration Project for $694,200 for costs incurred before commencement of drilling operations.

(4) The Company has entered into an agreement to sell a 26.7% Project Interest in this Exploration Project for $694,200 for costs incurred before the commencement of drilling operations.

(5) Consists of 400 square miles of 3-D seismic data to which Aspect has rights pursuant to a license agreement, and in which the Company may acquire an interest pursuant to a geophysical technical services consulting agreement with Aspect.

    The Company's principal executive offices are located at 500 North Water Street, Suite 1100, Corpus Christi, Texas 78471, and its telephone number at such address is (512) 883-7464. The Company also maintains corporate finance and business development offices at One Allen Center, Suite 2920, Houston, Texas 77002, and its telephone number at such address is (713) 739-7100.

                                  THE OFFERING

Common Stock offered..............  5,000,000 shares
Common Stock outstanding after the
  Offering(1).....................  16,762,687 shares
Use of Proceeds...................  To repay $7.8 million of indebtedness, for exploration and development activities and for working capital. See
                                    "Use of Proceeds."
Nasdaq Small-Cap Market Symbol....  ESNJ

------------------------

(1) Does not include (i) up to 750,000 shares of Common Stock issuable pursuant to the Underwriters' over-allotment option; (ii) 291,667 shares of Common Stock issuable upon conversion of the Company's Series A Warrants; (iii) 776,250 shares of Common Stock issuable upon the exercise of the Company's Series B Warrants; (iv) 595,833 shares of Common Stock issuable upon the exercise of additional outstanding warrants, including warrants to purchase 210,000 shares of Common Stock issued to the Representative in connection with this Offering (the "Representative's Warrant"); and (v) 104,000 shares of Common Stock issuable upon the exercise of outstanding employee stock options. See "Risk Factors--Shares Eligible for Future Sale; Management--Option Grants" and "Underwriting."

                                  RISK FACTORS

    Prospective purchasers of Common Stock should carefully consider all of the information contained in this Prospectus, particularly the factors set forth under "Risk Factors" beginning on page 10.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The summary financial data below sets forth (i) the historical financial data as of and for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998; (ii) pro forma financial data giving effect to the Acquisitions, the redemption of 85,961 shares of the Company's 12% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") which was called for redemption on May 14, 1998 and the use of proceeds from the Company's credit facility with Duke Energy Financial Services, Inc. (the "Duke Credit Facility"), as if each of such transactions had occurred on January 1, 1997; and (iii) pro forma as adjusted financial data giving effect to the use and application of the net proceeds of the sale of the Common Stock offered hereby. The historical financial data are derived from the Company's audited financial statements. The financial data as of and for the three month period ended March 31, 1997 and 1998 are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the Company's financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The statement of operations and balance sheet data are provided for comparative purposes only and should be read in conjunction with the Company's historical consolidated financial statements included elsewhere in this Prospectus. The pro forma information presented is not necessarily indicative of the combined financial results as they may be in the future or as they might have been for the periods indicated had the Acquisitions been consummated as of January 1, 1997.

                                                  YEAR ENDED                        THREE MONTHS ENDED
                                                 DECEMBER 31,        PRO FORMA          MARCH 31,         PRO FORMA
                                            ----------------------  DECEMBER 31,  ----------------------  MARCH 31,
                                               1996        1997         1997         1997        1998        1998
                                            ----------  ----------  ------------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues(1)...............................  $3,166,792  $  908,609   $  908,609   $  405,647  $  (16,586) $  (16,586)
Cost and expenses
  Production and exploration costs(2).....   2,450,771   3,065,394    8,585,067    1,048,502      60,197   1,316,964
  Depletion, depreciation &
    amortization(3).......................   2,237,648     315,880      315,880      132,774      53,568      53,568
  Impairment of oil and gas
    properties(4).........................      51,000     349,384      349,384       --          --          --
  Interest expense(5).....................     783,872      60,942      687,422        4,133      19,223     180,852
  General and administrative
    expenses(6)...........................   2,217,099   2,070,812    3,553,812      572,260     459,014     819,014
  Other expenses(7).......................     451,421      --           --           --          --          --
                                            ----------  ----------  ------------  ----------  ----------  ----------
Net income (loss).........................  (5,025,019) (4,953,803) (12,582,956)  (1,352,022)   (608,588) (2,386,984)
Cumulative preferred stock dividend.......     103,153     103,153       --           25,788      25,788      --
                                            ----------  ----------  ------------  ----------  ----------  ----------
Net income (loss) applicable to common
  shareholders............................  $(5,128,172) $(5,056,956) ($12,582,956) $(1,377,810) $ (634,376) $(2,386,984)
                                            ----------  ----------  ------------  ----------  ----------  ----------
                                            ----------  ----------  ------------  ----------  ----------  ----------
Net income (loss) per common share,
  adjusted for 1:6 reverse stock split....  $    (4.31) $    (3.07)  $    (1.07)  $    (0.84) $    (0.38) $    (0.20)
                                            ----------  ----------  ------------  ----------  ----------  ----------
                                            ----------  ----------  ------------  ----------  ----------  ----------
Weighted average common shares
  outstanding, adjusted for 1:6 reverse
  stock split.............................   1,190,343   1,646,311   11,803,011    1,644,317   1,655,984  11,812,684

                                                                                    AS OF MARCH 31, 1998
                                                                           --------------------------------------
                                                                                                     PRO FORMA
                                                                           HISTORICAL  PRO FORMA   AS ADJUSTED(8)
                                                                           ----------  ----------  --------------
BALANCE SHEET DATA:
  Working capital (deficit)..............................................  $(1,148,584) $(3,124,406)  $ 15,927,532
  Properties and equipment, net..........................................   3,491,694  60,691,695     60,691,695
  Total assets...........................................................   6,359,392  62,523,730     79,910,477
  Long-term debt (excluding current maturities)..........................   2,893,055   4,607,785      1,059,723
  Stockholders' equity...................................................   1,203,024  53,429,136     75,687,771

------------------------

Notes appear on following page.

(1) Revenues decreased from $3.18 million for the year ended December 31, 1996 to $0.91 million for the same period of 1997, and from $0.41 million for the three months ended March 31, 1997 to ($16,586) for the same period in 1998, primarily as a result of ceased production from the Mobile Bay wells and from the sale of producing properties. Negative revenues relate to the effect of recognized losses on gas hedges in the quarter.

(2) Pro forma exploration costs include geological and geophysical, delay rentals and exploration costs of $5.5 million and $1.3 million for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, associated with the unproved prospects acquired from EPC and Aspect pursuant to the Acquisition Agreement. Exploration costs for the three months ended March 31, 1998 decreased $1.0 million from the same period in 1997 due to dry holes drilled during 1997.

(3) Depletion, depreciation and amortization expense decreased from $2.2 million for the year ended December 31, 1996 to $0.3 million for the same period in 1997, primarily due to the abandonment of previously producing wells in the Mobil Bay prospect and the sale of certain oil and gas properties.

(4) Impairment of oil and gas properties increased from $51,000 in 1996 to $349,384 in 1997 primarily due to the abandonment of previously producing Mobile Bay wells.

(5) Interest expense decreased from $783,872 in 1996 to $60,942 in 1997 primarily due to the reduction in the Company's outstanding bank debt during 1997. Pro forma interest included interest associated with an EPC note payable to Aspect of $24,490 and $11,132 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, which was assumed by the Company and $601,990 and $150,497 associated with borrowings under the Duke Credit Facility for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

(6) Pro forma general and administrative expenses include historical expense of EPC in the amount of $1,483,000 and $360,000 for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively, which the Company assumed in the Acquisitions.

(7) 1996 included other expense items for the purchase and settlements of deferred gas contracts. There were no such expenses during 1997.

(8) As adjusted to reflect the receipt by the Company of the estimated net proceeds from the issuance of the 5.0 million shares of Common Stock offered hereby and the application of such net proceeds. See "Use of Proceeds" and "Capitalization."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, the number of anticipated wells to be drilled in the future, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates generally are different from quantities of oil and natural gas that ultimately are recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT IN THE COMMON STOCK.

EXPLORATION RISKS; RELIANCE ON CAEX AND 3-D SEISMIC TECHNOLOGY

    The Company's principal activity has changed from the acquisition, production and marketing of natural gas and oil reserves to exploration and development activities. Exploratory drilling is a speculative activity, and there can be no assurance as to the success of the Company's drilling program. The Company's strategy is to enhance the value of its Exploration Projects through the use of 3-D seismic and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-D displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies and structural features that are not apparent in 2-D seismic surveys; however, these technologies require greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators, and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present in such structures. Exploratory drilling and, to a lesser extent, development drilling involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells are uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. The failure of the Company's current exploration activities would have a material adverse effect on the Company's future results of operations and financial condition. See "Business and Properties--Drilling Activity."

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

    This Prospectus contains estimates of the Company's proved oil and gas reserves and the estimated future net revenues therefrom based upon various assumptions, including assumptions required by the Securities and Exchange Commission (the "Commission") as to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from the Company's estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to the Company's reserves will likely vary from the estimates used, and such variances may be material.

    Information concerning the Company's proved reserves contained in this Prospectus is based on the Company's estimates. The Company has not relied upon a reserve report from an independent petroleum engineer with respect to such estimates. Although the Company believes its estimates of its proved reserves are based on sound judgments and analysis, there can be no assurance that the Company's estimates will be as accurate as those that might have been prepared by an independent petroleum engineer.

    Approximately 94% of the Company's total proved reserves at December 31, 1997 were undeveloped, which are by their nature less certain than proved developed reserves. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The reserve data set forth in the Company's estimates assumes that substantial capital expenditures will be required to develop such reserves. Although cost and reserve estimates attributable to the Company's oil and gas reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated. See "Business and Properties--Oil and Gas Reserves."

    The present value of future net revenues referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable Commission requirements, the estimated future net cash flows from proved reserves generally are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with the development and production of oil and gas properties. In addition, the 10% discount factor, which the Commission requires to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

VOLATILITY OF OIL AND GAS PRICES; MARKETABILITY OF PRODUCTION

    The Company's revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms also is substantially dependent upon oil and gas prices. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the Company's control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of oil and gas imports and overall economic conditions. From time to time, oil and gas prices have been depressed by excess domestic and imported supplies. There can be no assurance that current price levels will be sustained. Predicting future oil and natural gas price movements with any certainty is not possible. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations and may reduce the amount of the Company's oil and natural gas that can be produced economically. Market prices for oil have generally declined since December 1997. Additionally, substantially all of the Company's sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices and not pursuant to long-term fixed price contracts. With the objective of reducing price risk, the Company from time to time enters into hedging transactions with respect to a portion of its expected future production. There can be no assurance, however, that such hedging transactions will reduce risk or mitigate the effect of any substantial or extended decline in oil or natural gas prices. Any substantial or extended decline in the prices of oil or natural gas would have a material adverse effect on the Company's financial condition and results of operations.

    In addition, the marketability of the Company's production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and represent a significant risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business and Properties--Marketing."

    Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploration projects.

RISK OF PRICE RISK MANAGEMENT TRANSACTIONS

    In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company has in the past and expects to continue to enter into oil and gas hedging arrangements. These arrangements may include futures contracts on the New York Mercantile Exchange, fixed price delivery contracts and financial swaps. These hedging arrangements may apply to only a portion of the Company's production and provide only partial price protection against a decline in natural gas prices. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Company to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected; (ii) there is a widening of price differentials between delivery points for the Company's production and the delivery point assumed in the arrangement; (iii) the counter parties to the Company's future contracts fail to perform under the contracts; or (iv) a sudden, unexpected event has a material impact on oil or natural gas prices.

    The Company's only current swap arrangement is the swap arrangement required by the Company's credit agreement with Bank of America NT&SA (the "Bank Credit Agreement"). The swap agreement is for 62,500 MMBtu of the Company's monthly Mid-Continent natural gas production for $1.566 per MMBtu for the period beginning April 1, 1996 and ending January 31, 1999. The swap was reduced to

31,250 MMBtu on September 25, 1996, in connection with the sale of the N.E. Cedardale field. The Company recorded a loss of $212,000 on this swap reduction. The Company's net gas production has been less than the volumes hedged. As of March 31, 1998, the Company had an accrued liability of $179,947 to recognize the projected loss from the hedge. The Company has not recently conducted an active hedging program other than as required by the Bank Credit Agreement. In that regard, the Company had net losses of $814,029 in 1996, which includes the $212,000 loss on the swap reductions, and $375,410 in 1997 on its required hedged positions.

HISTORY OF LOSSES; ACCUMULATED AND WORKING CAPITAL DEFICITS

    For the years ended December 31, 1996 and 1997, the Company had net losses of $5,025,019 and $4,953,803. The Company had a net loss of $608,588 for the three months ended March 31, 1998. On a pro forma basis for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had net losses of $12,582,956 and $2,386,984, respectively. The Company anticipates that it will continue to have net losses until it acquires or develops enough additional producing gas and oil properties to achieve profitability. There can be no assurance the Company will be able to do so.

SUBSTANTIAL CAPITAL REQUIREMENTS

    The Company has made and intends to make substantial capital expenditures in connection with the exploration and development of its gas and oil properties. Historically, the Company has funded its capital expenditures through a combination of internally generated funds, equity and long-term debt financing, and short-term financing arrangements. Based on its current operations, the Company anticipates that its capital expenditures through the end of 1998 will be funded from (i) proceeds from the sale of the Common Stock offered hereby;
(ii) the availability of credit under the Company's Bank Credit Agreement and other credit facilities; (iii) sales of promoted interests in the Exploration Projects to industry partners; and (iv) if the foregoing financing sources are inadequate, the sale of interests in the Company's assets to unaffiliated third parties. The availability of credit under the Bank Credit Agreement is subject to several variables, such as the level of production from existing wells, prices of gas and oil and the Company's success in locating and producing new reserves. The Company currently is attempting to renegotiate certain of the terms of the Bank Credit Agreement to increase the borrowing capacity thereunder, however, there can be no assurance that the Company will be successful in doing so. The Company has a capital expenditure budget of $25.0 million for the 12 months following the date of this Prospectus. The proceeds of this Offering and the borrowing capacity currently available under the Bank Credit Agreement will not be sufficient to fund such budget in full. Therefore, unless the Company finds additional sources of capital or negotiates an amendment to the Bank Credit Agreement to create increased borrowing capacity, the Company will be required to seek additional sources of capital to fund its capital expenditure budget, sell interests in its Exploration Projects, or curtail its drilling program. There can be no assurance that funds available to the Company will be sufficient for the Company to carry out its proposed plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MORTGAGED GAS AND OIL PROPERTIES; CREDIT AGREEMENT COVENANTS AND RESTRICTIONS

    The Company has granted to Bank of America NT&SA a mortgage on substantially all of the Company's proved developed gas and oil properties to secure repayment under the Bank Credit Agreement. In addition, the Company granted a mortgage to Duke Energy Financial Services, Inc. on substantially all of the assets acquired in the Acquisitions to secure repayment under the Duke Credit Facility, however, indebtedness under the Duke Credit Facility will be repaid with a portion of the proceeds from this Offering, and upon such repayment, the mortgage will be released. The party providing financing for the Starboard Project (the "Starboard Project Financing") has been granted an overriding royalty interest in the Starboard Project properties. Repayment of amounts owed are payable only from the proceeds of the overriding royalty interest, but such payments are secured by a mortgage on the Starboard Project properties. These liens limit the Company's ability to borrow additional funds. The amount of borrowings under the Bank Credit Agreement is based on the maintenance of adequate natural gas and oil reserves to support the amount borrowed. Should the estimated proved natural gas and oil reserves or the price to be received for these reserves decline below the required reserve value, the Company would be required either to accelerate payment, repay a specified amount of the borrowings so as to have adequate reserve value to support the borrowing, or provide additional collateral for the loan. A failure by the Company to comply with the covenants and restrictions contained in the Bank Credit Agreement, or obtain a waiver to such covenants and restrictions, will constitute a default under the terms of the Bank Credit Agreement and the Starboard Project Financing, resulting in the indebtedness under both of those credit arrangements becoming immediately due and payable and enabling the lenders to foreclose against the collateral for the loans. The Company historically has not been, and currently is not, in compliance with all its covenants under the Bank Credit Agreement, but has secured waivers of default for past noncompliance. The Company expects, but cannot assume, that waivers will continue to be granted in the future. Moreover, the Company believes that upon consummation of this Offering, the Company will be in compliance with all of the covenants of the Bank Credit Agreement. The Company believes, but cannot assure, it will be able to continue to make the payments required by the Bank Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RESERVE REPLACEMENT

    As is customary in the oil and gas exploration and production industry, the Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company replaces its estimated proved reserves (through development, exploration or acquisition), the Company's proved reserves generally will decline as they are produced.

    The Company's current strategy includes increasing its reserve base through acquisitions of leaseholds with drilling potential and by continuing to exploit its existing properties. There can be no assurance, however that the Company's exploration and development projects will result in significant additional reserves or that the Company will have continuing success drilling productive wells at economically viable costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business and Properties--Oil and Gas Reserves."

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

    Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond the Company's control. These risks include the risk that no commercially productive oil or natural gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled and that title problems, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit the Company's ability to market its production. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

    Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, many of the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance at premium levels that justify its purchase. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and results of operations of the Company.

    From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest may be subject to production curtailments. The curtailments may vary from a few days to several months. In most cases the Company will be provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is currently not curtailed on any of its production.

RISKS ASSOCIATED WITH THE ACQUISITIONS

    PRINCIPAL SHAREHOLDERS. As a result of the Acquisitions, EPC owns approximately 44% and Aspect owns approximately 36.27% of the Company's issued and outstanding Common Stock. As a result, each of EPC and Aspect are in a position to substantially influence the outcome of shareholder votes on the election of directors and other matters. Moreover, EPC and Aspect together have sufficient voting power to control the approval of any matter brought before the Company's shareholders. EPC and Aspect have not entered into any agreement with respect to the voting of their Common Stock. In addition, if EPC or Aspect were to sell a significant number of their shares of Common Stock in the public market, the prevailing market price of the Common Stock could be adversely affected. See "--Shares Eligible for Future Sale."

    MINORITY OWNERSHIP OF OIL AND GAS INTERESTS. The Company owns a minority interest in some of the Exploration Projects. Operational decisions, such as the selection of drill sites, when to drill wells, the amount to be expended on any well, determining whether to conduct recompletion or other activities, and similar matters will be made by the operators of the wells on each Exploration Project. The interests of the operators of the wells and of the majority working interest owners in many cases may not be aligned with the Company's interests. Therefore, the Company may be unable to control many important aspects of the operation and development of Exploration Projects on which it owns a minority interest, and the development of those Exploration Projects may be conducted in a fashion that is adverse to the Company's best interests.

UNCERTAINTY AS TO ESTIMATES OF FAIR MARKET VALUES

    The Company engaged Cornerstone to deliver a written opinion to the Company's Board of Directors (the "Cornerstone Opinion") to estimate the fair market value of the assets acquired in the Acquisitions. The Cornerstone Opinion estimates such fair market value to be approximately $54.2 million as of January 23, 1998. Cornerstone's estimate of the fair market value of the assets acquired in the Acquisitions was based on oil and gas prices as of the date of the Cornerstone Opinion. Prices for oil and gas generally have declined since such date. There can be no assurance that Cornerstone's estimate of the fair market value of such assets would be as high as that contained in the Cornerstone Opinion if Cornerstone relied on current oil and gas prices in reaching its opinion. Cornerstone's estimates of the fair market values of the assets do not purport to be appraisals or necessarily reflect the prices at which such assets could actually be sold. Because such estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties to the Acquisition Agreement or their respective advisors, no assurances can be given that such estimates will prove to be accurate.

GOVERNMENTAL REGULATION

    Oil and gas operations are subject to various United States federal, state and local governmental laws and regulations that change from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and unitization and pooling of properties, environmental protection, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under laws and regulations primarily relating to protection of human health and the environment. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, as well as injunctive relief. The Company also may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of its current properties or properties that it has owned or operated in the past. To date, expenditures related to complying with these laws and regulations and for remediation of existing environmental contamination have not been significant in relation to the Company's results of operations.

    Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation. In addition, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the Company's operating costs, as well as the oil and gas industry in general. The Company could incur substantial costs to comply with environmental laws and regulations, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its production. See "Business and Properties-- Regulation."

TITLE DEFECTS

    Title to the Company's oil and gas leases, including those purchased in the Acquisitions, will not be examined until drill sites are selected. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition other than a preliminary review of local records. Although title will be examined before drilling on a site commences, as is customary in the industry, the Company does not intend to purchase title insurance, and there can be no assurance that losses relating to any lease will not result from title defects, defects in the assignment of leasehold rights or prior encumbrances. See "Business and Properties--Title to Properties."

COMPETITION FOR GAS AND OIL LEASES AND SEISMIC PERMITS

    Substantial competition exists for gas and oil leases and there can be no assurance the Company will be able to acquire the gas and oil leases it seeks. Similar competition exists for seismic permits without which 2-D and 3-D seismic surveys cannot be conducted. There can be no assurance the Company can obtain the permits necessary to conduct seismic surveys it may desire to conduct. The seismic permitting risk can be greater in the State of Louisiana, where current law requires permits from owners of at least an undivided 80% interest in each tract over which a seismic survey is proposed to be conducted. See "Business and Properties--Competition."

CONFLICTS OF INTEREST

    Michael E. Johnson and Charles J. Smith each own 50% of EPC's common stock and Alex M. Cranberg owns a controlling interest in Aspect. Their respective relationships with EPC and Aspect create conflicts of interest with their serving as directors of the Company. Aspect has retained a substantial interest in many of the projects that Aspect transferred to the Company pursuant to the Acquisition Agreement, and Aspect has the right to acquire oil and gas interests in areas adjacent to those covered by the Exploration Projects. Aspect's participation in these additional exploration projects creates a conflict of interest with the Company. The Acquisition Agreement provides, however, that Aspect will not participate in any exploration project in the areas of mutual interest created pursuant to the Acquisition Agreement. In addition, Aspect and the Company have entered into an agreement that for a period of three years beginning May 19, 1998, before selling any projects that Aspect owns now or may own during such three year period in certain defined counties surrounding the Exploration Projects, Aspect will first offer to sell such project to the Company at a price and on terms identical to those initially offered to third party purchasers. Nonetheless, Aspect will continue to participate in oil and gas exploration activities outside the areas established by the Acquisition Agreement and the areas adjacent thereto. Aspect is not obligated to offer the Company a participation in those projects, and Aspect will be in competition with the Company to that extent.

COMPETITION

    The Company operates in a highly competitive environment. The Company competes with major integrated and independent gas and oil companies for the acquisition of desirable gas and oil properties and leases, for the equipment and labor required to develop and operate such properties, and in the marketing of natural gas to end-users. Many of these competitors have financial and other resources substantially greater than those of the Company. In addition, many of the Company's larger competitors may be better able to respond to factors that affect the demand for oil and natural gas production, such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. The Company also competes in attracting and retaining technical personnel, including geologists, geophysicists and other specialists. Although the Company believes the technical staff EPC provided after consummation of the Acquisitions enhances the Company's professional staff, there can be no assurance the Company will be able to attract or retain technical personnel in the future. See "Business and Properties--Competition."

DIVIDEND POLICY--COMMON STOCK

    The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying dividends in the near future. The Company is restricted under the terms of the Bank Credit Agreement from making distributions of any type with respect to any class of its capital stock unless it meets certain financial requirements (the "Restricted Payment Tests"), including the maintenance of a current ratio of not less than 1.1:1 and maintenance of tangible net worth in excess of $5,000,000, after giving effect to the proposed distribution. The Company currently does not meet all of the Restricted Payment Tests and, unless it receives a waiver from such tests, is restricted under the terms of the Bank Credit Agreement from making any dividend payments or other distribution with respect to any class of its capital stock. The Company believes that upon consummation of this Offering, the Company will be in compliance with the Restricted Payment Tests.

DEPENDENCE ON KEY PERSONNEL

    The Company's business is dependent upon the performance of certain of its executive officers. The Company has not entered into employment agreements with these executive officers. There can be no assurance the Company will be able to enter into any such employment agreements or otherwise to retain such officers.

SHARES ELIGIBLE FOR FUTURE SALE

    As of May 15, 1998, the Company had a total of 11,762,687 shares of Common Stock outstanding after giving effect to the Reverse Split and the Acquisitions. Of these shares, 1,429,990 shares are freely transferable by persons other than affiliates, as defined in regulations under the Securities Act, without restriction or further registration under the Securities Act. An additional 225,985 shares of Common Stock outstanding are "Restricted Securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemption provided by Rule 144. Under Rule 144 as currently in effect, all such shares are currently eligible for sale, subject to certain volume limitations and restrictions on the manner of sale.

    The Company issued 10,106,702 shares of Common Stock to EPC, Aspect, an affiliate of Enron Corp. and certain of Aspect's employees as consideration for the assets acquired in the Acquisitions and certain overriding royalty interests relating thereto. Such shares, which constitute 85.92% of all of the issued and outstanding Common Stock, are Restricted Securities, however, the Company has filed a registration statement with respect to the Common Stock issued in the Acquisitions, and the Commission has declared such registration statement effective under the Securities Act. Although EPC, Aspect and such Enron Corp. affiliate may resell the Common Stock issued to them pursuant to the Acquisition Agreement pursuant to such registration statement, EPC and Aspect have indicated they have no present intention to do so. In addition, EPC and Aspect have entered into a written agreement with the Representative that they will not sell any of their Common Stock until the expiration of 180 days after the date of this Prospectus.

    Approximately 1,767,750 shares of Common Stock are issuable upon the exercise of existing options and warrants. Of such shares, 50,000 are issuable on conversion of warrants with a conversion price of $3.00 per share issued to EPC, Aspect and an affiliate of the Representative in connection with the Duke Credit Facility and in connection with a previous credit facility the Company entered into with an affiliate of Aspect, and repayment of indebtedness of which was guaranteed by EPC and an affiliate of the Representative (the "Initial Bridge Facility"). In addition (i) 291,667 shares are issuable upon conversion of the Company's Series A Warrants at a conversion price of $36.00 per share;
(ii) 776,250 shares are issuable upon conversion of the Company's Series B Warrants at a conversion price of $12.15 per share; (iii) 193,334 shares are issuable upon exercise of warrants issued to the underwriters in connection with certain of the Company's previous equity offerings at exercise prices ranging from $12.15 per share to $34.50 per share; (iv) 210,000 shares are issuable upon exercise of the Representative's Warrant at an exercise price of $7.20 per share, and (v) 246,500 shares are issuable upon the exercise of additional outstanding options and warrants with exercise prices ranging from $3.78 to $24.00 per share. All of such shares have been or may be registered for resale pursuant to registration rights agreements.

    The sale of a material number of the shares of Common Stock eligible for resale without restriction in the public markets or that will be eligible for resale without restriction upon registration pursuant to applicable registration rights agreements could have a material adverse effect on the trading price of the Company's Common Stock.

YEAR 2000 COMPLIANCE

    The Company has recognized the need to ensure its systems, equipment and operations will not be adversely impacted by the change to the calendar year 2000. As such, the Company operates on an internally designed software package that is compliant with the year 2000. The Company is attempting to identify other potential areas of risk and has begun addressing these in its planning, purchasing and daily operations. The total costs of connecting all internal systems, equipment and operations to the year 2000 has not been fully quantified, but it is not expected to be a material cost to the Company. However, no estimates can be made as to the potential adverse impact resulting from the failure of third party service providers and vendors to prepare for the year 2000. If any interruptions occur, they may have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company's customers and suppliers are or will be year 2000 compliant. The failure of the Company's customers and suppliers to achieve year 2000 compliance could have a material adverse effect on the Company's business, financial condition and results of operations.

DISCRETIONARY ISSUANCE; ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any preferred stock, there can be no assurance the Company will not do so in the future.

    In addition to the provision for the issuance of preferred stock, the Company's Certificate of Incorporation and Bylaws include several other provisions that may have the effect of inhibiting a change of control of the Company. These include a classified Board of Directors, no shareholder action by written consent and advance notice requirements for shareholder proposals and director nominations. These provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company. Moreover, as a Delaware corporation, the Company is subject to the provisions of the Delaware General Corporation Law (the "DGCL") that could make it difficult or tend to discourage attempts to acquire the Company. The DGCL includes provisions that are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts.

LIMITED LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation, as permitted by the DGCL, eliminates in some circumstances the monetary liability of the Company's directors for breach of their fiduciary duty as directors. In those circumstances the Company's directors will not be liable to the Company or its shareholders for breach of such duty. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $22.6 million ($26.1 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $5.00 per share.

    Of such net proceeds, the Company intends to use $7.8 million to repay indebtedness under the Duke Credit Facility and the remainder for exploration activities on the Exploration Projects, including the payment of approximately $4.755 million of the aggregate $7.755 million of costs incurred by Aspect and EPC on the Exploration Projects before the closing of the Acquisitions, and for working capital and general corporate purposes. If the over-allotment option is exercised, the additional net proceeds will be added to the Company's working capital and may be used for the Company's exploration activities.

    Borrowings under the Duke Credit Facility bear interest at the prime rate plus 4.0% (12.5% as of the date hereof). All amounts outstanding under the Duke Credit Facility mature no later than July 31, 1999. Proceeds from the Duke Credit Facility were used to repay borrowings under the Initial Bridge Facility, which was a $1.8 million credit facility that an affiliate of Aspect provided to the Company to fund operational and exploration requirements before the closing of the Acquisitions. Aggregate borrowings of $500,000, plus interest, under the Initial Bridge Facility were repaid in full with the proceeds of the Duke Credit Facility.

    The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds from this Offering, together with projected cash flow from operations, the borrowing capacity available under the Bank Credit Agreement and other sources, will be sufficient to satisfy its contemplated capital and operating cash requirements through fiscal 1998, however, such Offering proceeds and borrowing capacity under the Bank Credit Agreement are not anticipated to be sufficient to fund the Company's capital expenditure budget for the 12 months following the date hereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." If cash flows do not develop as anticipated, funds are not available under the Bank Credit Agreement or if the Company's proposed plans or the basis for its assumptions change, the Company may be required to obtain additional sources of capital or curtail its exploration activities. Moreover, additional funds available under the Bank Credit Agreement may not be available if the Company's then existing natural gas and oil reserves are not sufficient to secure the additional borrowings. The Company has used most of its existing assets to secure the Bank Credit Agreement, the Starboard Project Financing and the Duke Credit Facility, and there can be no assurance additional assets will be available to secure additional borrowings.

    The Company plans to use a substantial amount of the proceeds from this Offering for exploration and development activities. The actual allocation of funds, however, will depend on the Company's success in exploring for, finding and developing gas and oil reserves. If results do not meet the Company's requirements (due to unanticipated expenses, lack of success or otherwise), it may reallocate the proceeds among other current exploration and development projects or pursue different exploration and development activities, or seek to acquire additional natural gas or oil assets. The Company may use a portion of the proceeds to acquire or lease other interests in prospects. Any decision to make an acquisition will be dependent on consideration of a variety of factors, including business prospects, purchase price and financial terms of the transaction. The Company has no agreements, understandings or arrangements with respect to any acquisition. Pending application of the net proceeds described above, the Company will invest such net proceeds in short term investment grade interest bearing securities.

                                DIVIDEND POLICY

    To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition and other relevant factors. The Company does not expect to declare or pay any dividends on Common Stock in the foreseeable future. The Company also is restricted under the terms of the Bank Credit Agreement from making distributions of any type with respect to any class of its capital stock unless it meets the Restricted Payment Tests provisions of the Bank Credit Agreement, including the maintenance of a current ratio of not less than 1.1:1 and maintenance of tangible net worth in excess of $5,000,000, after giving effect to the proposed distribution. The Company currently does not meet all of the Restricted Payment Tests and, accordingly, is restricted under the terms of the Bank Credit Agreement from making any dividend payments or other distribution with respect to any class of its capital stock.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "ESNJ." On May 20, 1998, the closing price of the Common Stock as reported by the Nasdaq Small-Cap Market was $5.00.

    The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on the Nasdaq Small-Cap Market after giving effect to the Reverse Split, assuming that such high and low sales prices after giving effect to the Reverse Split are six times the pre-Reverse Split prices.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
YEAR ENDED DECEMBER 31, 1996:
  First Quarter.............................................................................  $  16.125  $   8.532
  Second Quarter............................................................................  $  16.125  $  11.250
  Third Quarter.............................................................................  $  16.500  $   9.750
  Fourth Quarter............................................................................  $  17.625  $   12.00
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................................................  $  21.375  $  12.375
  Second Quarter............................................................................  $  14.250  $  10.125
  Third Quarter.............................................................................  $   12.00  $    3.75
  Fourth Quarter............................................................................  $   12.00  $   4.125
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................................................  $   7.125  $   4.125
  Second Quarter through May 20, 1998.......................................................  $   6.375  $   4.313

    On May 20, 1998, there were approximately 94 common shareholders of record and 2,670 beneficial owners of the Common Stock.

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company at March 31, 1998; (ii) the pro forma capitalization of the Company at March 31, 1998 after giving effect to the Acquisitions, the redemption of the Preferred Stock and the receipt and application of the proceeds from the Duke Credit Facility; and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale of the 5.0 million shares of Common Stock offered hereby (at an assumed price to the public of $5.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the financial statements and related notes of the Company appearing elsewhere in this Prospectus.

                                                                                 AS OF MARCH 31, 1998
                                                                     --------------------------------------------
                                                                                                      PRO FORMA
                                                                       HISTORICAL      PRO FORMA     AS ADJUSTED
                                                                     --------------  -------------  -------------
Long-term debt, excluding current maturities, net of
  unamortized discount of $44,224 (1)..............................  $    2,893,055  $   4,607,785  $   1,059,723

Stockholders' equity:
  Convertible Preferred Stock; $.01 par
    value, 5,000,000 shares authorized; 85,961
    issued and outstanding (0 shares outstanding
    on a pro forma basis)..........................................             860       --             --
  Common Stock; $.01 par value,
    40,000,000 shares authorized; 1,655,984 shares issued and
    outstanding; 11,812,684 shares pro forma and 16,812,684 shares
    pro forma as adjusted (2)......................................          16,560        118,127        168,127
  Unamortized value of warrants issued (3).........................         (20,371)       (20,371)       (20,371)
  Additional paid-in capital.......................................      14,751,425     66,876,830     89,085,465
  Retained earnings (deficit)......................................     (13,545,450)   (13,545,450)   (13,545,450)
                                                                     --------------  -------------  -------------
    Total stockholders' equity.....................................       1,203,024     53,429,136     75,687,771
                                                                     --------------  -------------  -------------
      Total capitalization.........................................  $    4,096,079  $  58,036,921  $  76,747,494
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

------------------------

(1) In addition to the amount of pro forma as adjusted long-term debt shown as being repaid from the proceeds of the Offering, the Company intends to repay amounts borrowed after March 31, 1998 that are not reflected in the table.

(2) Does not include 1,767,750 shares of Common Stock issuable upon the exercise of outstanding warrants and options. See "Summary--The Offering."

(3) Common shares subscribed in 1993 but unpaid.

                         PRO FORMA FINANCIAL STATEMENTS

    The historical financial information for the year ended December 31, 1997 are derived from the Company's audited financial statements. The pro forma consolidated statement of operations information for the year ended December 31, 1997 and for the three months ended March 31, 1998 combine the Company's historical information as adjusted to give effect to the Acquisitions, the redemption of the Preferred Stock and the use of proceeds from the Duke Credit Facility as if they had occurred on January 1, 1997. The pro forma balance sheet information as of March 31, 1998 is presented as if the Acquisitions had been consummated on that date. The pro forma statements of operations and balance sheet are provided for comparative purposes only and should be read in conjunction with the Company's historical consolidated financial statements included elsewhere in this Prospectus. The pro forma information presented is not necessarily indicative of the combined financial results as they may be in the future or as they might have been for the periods indicated had the Acquisitions been consummated as of January 1, 1997 and March 31, 1998.

                                                                               YEAR ENDED DECEMBER 31, 1997
                                                              ---------------------------------------------------------------
                                                                COMPANY        PRO FORMA         REFINANCING
                                                              HISTORICAL      ADJUSTMENTS        TRANSACTION      PRO FORMA
                                                              -----------  -----------------     -----------     ------------
STATEMENT OF OPERATIONS
Revenues:
  Gas and oil revenues......................................  $   664,126                                        $    664,126
  Realized gain (loss) on commodity transaction.............     (375,410)                                           (375,410)
  Gain (loss) on sale of assets.............................      452,020                                             452,020
  Unrealized loss on commodity transactions.................     (128,936)                                           (128,936)
  Operating fees............................................       55,021                                              55,021
  Other revenues............................................      241,788                                             241,788
                                                              -----------  -----------------     -----------     ------------
    Total revenues..........................................      908,609                                             908,609
                                                              -----------  -----------------     -----------     ------------
Cost and expenses:
  Lease operating expense...................................      427,240                                             427,240
  Production taxes..........................................       24,497                                              24,497
  Transportation and gathering costs........................      143,265                                             143,265
  Depletion, depreciation and
    amortization............................................      315,880                                             315,880
  Impairment of oil and gas properties......................      349,384                                             349,384
  Exploration costs.........................................    2,258,702  $5,519,673(a)                            7,778,375
  Delay rentals.............................................      211,690                                             211,690
  Interest expense..........................................       60,942     626,480(b)(f)                           687,422
  General and administrative................................    2,070,812   1,483,000(e)                            3,553,812
                                                              -----------  -----------------     -----------     ------------
    Total costs and expenses................................    5,862,412   7,629,153                              13,491,565
                                                              -----------  -----------------     -----------     ------------
Net loss....................................................   (4,953,803) (7,629,153)                            (12,582,956)
                                                              -----------  -----------------     -----------     ------------
Cumulative preferred stock dividend.........................      103,153                         $(103,153)(d)       --
                                                              -----------  -----------------     -----------     ------------
  Net loss available for common stockholders................  $(5,056,956) $(7,629,153)           $ 103,153      $(12,582,956)
                                                              -----------  -----------------     -----------     ------------
                                                              -----------  -----------------     -----------     ------------
  Net loss per common share.................................  $     (3.07)                                       $      (1.07)
                                                              -----------                                        ------------
                                                              -----------                                        ------------
Weighted average number of common shares outstanding........    1,646,311                                          11,803,011

                                                                 THREE MONTHS ENDED MARCH 31, 1998
                                                  ---------------------------------------------------------------
                                                    COMPANY                            REFINANCING
                                                   HISTORICAL   PRO FORMA ADJUSTMENTS  TRANSACTION    PRO FORMA
                                                  ------------  ---------------------  -----------  -------------
STATEMENT OF OPERATIONS
Revenues:
  Gas and oil revenues..........................  $     48,503                                      $      48,503
  Realized gain (loss) on commodity
    transaction.................................       (47,875)                                           (47,875)
  Gain (loss) on sale of assets.................         2,875                                              2,875
  Unrealized loss on commodity transactions.....       (51,011)                                           (51,011)
  Operating fees................................         6,992                                              6,992
  Other revenues................................        23,930                                             23,930
                                                  ------------     -----------         -----------  -------------
    Total revenues..............................       (16,586)                                           (16,586)
                                                  ------------     -----------         -----------  -------------
Cost and expenses:
  Lease operating expense.......................        69,773                                             69,773
  Production taxes..............................        (1,090)                                            (1,090)
  Transportation and gathering costs............           639                                                639
  Depletion, depreciation and amortization......        53,568                                             53,568
  Exploration costs.............................         3,560  $    1,256,767(a)                       1,260,327
  Delay rentals.................................       (12,685)                                           (12,685)
  Interest expense..............................        19,223         161,629 (b)(f                      180,852
  General and administrative....................       459,014         360,000(e)                         819,014
                                                  ------------     -----------         -----------  -------------
    Total costs and expenses....................       592,002       1,778,396                          2,370,398
                                                  ------------     -----------         -----------  -------------
Net loss........................................      (608,588)     (1,778,396)                     $  (2,386,984)
                                                  ------------     -----------         -----------  -------------
Cumulative preferred stock dividend.............        25,788                             (25,788 (d)      --
                                                  ------------     -----------         -----------  -------------
  Net loss available for common stock...........  $   (634,376) $   (1,778,396)        $    25,788  $  (2,386,984)
                                                  ------------     -----------         -----------  -------------
                                                  ------------     -----------         -----------  -------------
  Net loss per common share.....................  $      (0.38)                                     $       (0.20)
                                                  ------------                                      -------------
                                                  ------------                                      -------------
Weighted average number of common shares
  outstanding...................................     1,655,984                                         11,812,684

                                                                              AS OF MARCH 31, 1998
                                               ----------------------------------------------------------------------------------
                                                                COMBINED
                                                 COMPANY        ENTITIES           PRO FORMA          REFINANCING
                                                HISTORICAL     HISTORICAL         ADJUSTMENTS         TRANSACTION      PRO FORMA
                                               ------------  --------------   --------------------   --------------   -----------
BALANCE SHEET:
ASSETS
Current Assets:
  Cash and cash equivalents..................  $    188,495                   $   150,000(c)                          $   338,495
  Accounts receivable, net of allowance for
    doubtful accounts of $7,915..............       176,507                                                               176,507
  Prepaid and other expenses.................       141,074                                                               141,074
  Current portion of notes receivable from
    EPC......................................       466,664                                          $  (466,664)(h)      --
  Receivables from affiliates................        97,765  $   564,338(f)                                               662,103
                                               ------------  --------------   --------------------   --------------   -----------
      Total current assets...................     1,070,505      564,338          150,000               (466,664)       1,318,179
Property and equipment:
Oil and gas properties.......................     3,635,538   19,866,800(g)    34,333,200(g)           3,000,000(b)    60,835,538
Other property and equipment.................     1,151,592                                                             1,151,592
                                               ------------  --------------   --------------------   --------------   -----------
                                                  4,787,130   19,866,800       34,333,200              3,000,000       61,987,130
  Less accumulated DD&A......................    (1,295,435)                                                           (1,295,435)
                                               ------------  --------------   --------------------   --------------   -----------
    Property and equipment, net..............     3,491,695   19,866,800       34,333,200              3,000,000       60,691,695
Other assets.................................       513,856                                                               513,856
Notes receivable from EPC....................     1,283,336                                           (1,283,336)(h)      --
                                               ------------  --------------   --------------------   --------------   -----------
      Total other assets.....................     1,797,192                                           (1,283,336)         513,856
      Total assets...........................  $  6,359,392  $20,431,138      $34,483,200            $ 1,250,000      $62,523,730
                                               ------------  --------------   --------------------   --------------   -----------
                                               ------------  --------------   --------------------   --------------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...........................  $    824,400  $ 1,000,000(f)                                           $ 1,824,440
  Revenue distribution payable...............        74,325                                                                74,325
  Accrued expenses...........................       331,964       35,622(f)                                               367,586
  Current portion of long-term debt..........       988,360      564,338(f)                          $   623,536(b)     2,176,234
                                               ------------  --------------                          --------------   -----------
      Total current liabilities..............     2,219,089    1,599,960                                 623,536        4,442,585
Long-term debt...............................     1,846,165                                            1,714,730(b)     3,560,895
Non-recourse debt............................       864,000                                                               864,000
Accrued interest on non-recourse debt........       227,114                                                               227,114
                                               ------------  --------------                          --------------   -----------
      Total liabilities......................     5,156,368    1,599,960                               2,338,266        9,094,594
Stockholder's Equity:
Cumulative convertible preferred stock, $.01
  par value..................................           860                                                 (860)(d)      --
Common stock, $.01 par value.................        16,560                   $   101,567(c)(g)                           118,127
Unamortized value of warrants issued.........       (20,371)                                                              (20,371)
Paid-in capital..............................    14,751,425   18,831,178       34,381,633(c)(g)       (1,087,406)(d)   66,876,830
Retained deficit.............................   (13,545,450)                                                          (13,545,450)
                                               ------------  --------------   --------------------   --------------   -----------
      Total stockholders' equity.............     1,203,024   18,831,178       34,483,200             (1,088,266)      53,429,136
                                               ------------  --------------   --------------------   --------------   -----------
Total liabilities and stockholders' equity...  $  6,359,392  $20,431,138      $34,483,200            $ 1,250,000      $62,523,730
                                               ------------  --------------   --------------------   --------------   -----------
                                               ------------  --------------   --------------------   --------------   -----------

    NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS AND BALANCE SHEET

(a) Geological and geophysical, delay rentals and exploratory dry hole costs for the year ended December 31, 1997 and the three months ended March 31, 1998 amounted to $5,519,673 and $1,256,767, respectively. These amounts are related to properties with no proved reserves, and are charged to expense under the successful efforts method of accounting, whereas they had been previously capitalized by EPC and Aspect under the full cost method of accounting. All other costs incurred by EPC and Aspect related to the acquired prospects are leasehold acquisitions costs which are capitalized for both full cost and successful efforts.

(b) In conjunction with the Acquisition Agreement, the Company entered into the Initial Bridge Facility with Aspect Management Corporation on January 19, 1998, to provide bridge financing for operations and initial prospect development. The principal amount of $1.8 million bore interest at 18%, and was payable in twelve equal monthly installments including interest beginning no later than March 31, 1998. Subsequently, on February 23, 1998, also in conjunction with the Acquisition Agreement, the Company replaced the Initial Bridge Facility with the $7.8 million Duke Credit Facility. The Duke Credit Facility bears interest at prime plus 4% (initially 12.5%), and is payable in eleven monthly installments equal to one thirtieth ( 1/30th) of the outstanding principal on July 31, 1998, with the first of such installments commencing on August 31, 1998, and continuing thereafter through June 30, 1999, with the remaining principal outstanding balance due on July 31, 1999. On the date of the execution of the Duke Credit Facility, the outstanding amount on the Initial Bridge Facility was $500,000. This amount was subsequently transferred to the Duke Credit Facility. In addition, the Company has called its Preferred Stock for redemption as part of the Acquisitions, and as such, has drawn on the Duke Credit Facility for the funds necessary to redeem the Preferred Stock. The redemption price plus accrued and unpaid dividends at December 31, 1997 was $1,088,266. This amount combined with the current outstanding amount on the Duke Credit Facility is $4,838,266. Interest expense associated with the borrowings was $601,990 and $150,497 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. As of March 31, 1998, $1,290,204 was included as current portion of long-term debt, with the remaining balance of $3,548,062 classified as long-term. To date, approximately $3.0 million of the outstanding amount has been used for prospect development, with the remaining amounts used for operations.

(c) In connection with the Initial Bridge Facility discussed in Note (b), the Company issued warrants to purchase 50,000 shares of Common Stock at an exercise price of $3.00 per share. The $150,000 in proceeds from those warrants are included in cash at March 31, 1998. In addition, $131,250 is included in prepaid interest for the discount received between the grant price and the market price on the date of the grant. Since the recipients have guaranteed their pro rata share of the New Credit Facility, the prepaid interest will be amortized over the term of the underlying debt of 17 months.

(d) In connection with the Acquisition Agreement discussed in Note (b) above, the Company called its Preferred Stock for redemption at a redemption price of $10.26 per share including all accrued and unpaid dividends. At March 31, 1998, the total redemption price for the 85,961 shares of outstanding Preferred Stock was $1,088,266.

(e) Historical general and administrative expenses associated with personnel and facilities of EPC that the Company assumed as a result of the Acquisitions amounted to approximately $1,483,000 and $360,000 for the year and three months ended December 31, 1997 and March 31, 1998, respectively.

(f) Additions to working capital include the following:

                                                                            ACQUIRED
                                                                             ASSETS      ADJUSTMENTS
                                                                         --------------  ------------
Liabilities of EPC assumed by the Company..............................   $ (1,000,000)
Proceeds from Warrants.................................................                  $    150,000
Accrued interest associated with EPC note payable to Aspect assumed by
  the Company(1).......................................................        (35,622)
Transfer of advances to EPC to oil and gas properties..................                      (466,664)
Accounts receivable from Aspect to EPC assumed by the Company..........        564,338
Current portion of long-term debt......................................       (564,338)      (617,576)
                                                                         --------------  ------------
Total working capital (deficit)........................................   $ (1,035,622)  $   (934,240)
                                                                         --------------  ------------
                                                                         --------------  ------------

--------------------------

       (1) EPC and Aspect have interests in common oil and gas prospects. Aspect advanced EPC amounts to develop and explore those prospects. The entities have no common ownership or interests outside of those prospects.

(g) The Company issued 10,106,702 shares of Common Stock in exchange for working interests in undeveloped oil and gas prospects with a historical full cost basis of $19,866,800 and estimated fair market value of approximately $54.2 million based on the Cornerstone Opinion.

(h) Upon closing of the Acquisition Agreement, advances made to EPC to fund the exploration and development of the the acquired prospects that became assets of the Company, were transferred to oil and gas properties. These amounts are included as notes receivable in the historical financial statements and amount to $1,750,000, of which $466,664 is classified as current, with the remaining balance of $1,283,336 classified as long-term.

                            SELECTED FINANCIAL DATA

    The following selected consolidated financial data as of December 31, 1996 and 1997 have been derived from the Company's audited consolidated financial statements. The selected consolidated financial data as of and for the three month periods ended March 31, 1997 and 1998 are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals that the Company considers necessary for a fair presentation of the Company's financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. Selected Financial Data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                   YEAR ENDED DECEMBER     THREE MONTHS ENDED
                                                                           31,                  MARCH 31,
                                                                  ----------------------  ---------------------
                                                                     1996        1997        1997       1998
                                                                  ----------  ----------  ----------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
Oil and gas revenues(1).........................................  $3,176,861  $  664,126  $  327,435  $  48,503
Operating fees..................................................     213,834      55,021      14,234      6,992
Other revenues(2)...............................................    (223,903)    189,462      63,978    (72,081)
                                                                  ----------  ----------  ----------  ---------
  Total revenues................................................   3,166,792     908,609     405,647    (16,586)
                                                                  ----------  ----------  ----------  ---------
Costs and expenses:
Lease operating expense.........................................     556,925     427,240      96,698     69,773
Production taxes................................................     207,969      24,497       8,784     (1,090)
Transportation and gathering costs..............................     368,716     143,265      90,394        639
Depletion, depreciation and amortization(3).....................   2,237,648     315,880     132,774     53,568
Impairment of oil and gas properties(5).........................      51,000     349,384      --         --
Exploration costs(4)............................................   1,317,161   2,258,702     852,626      3,560
Delay rentals(6)................................................      --         211,690      --        (12,685)
Interest expense................................................     783,872      60,942       4,133     19,223
General and administrative expense..............................   2,217,099   2,070,812     572,260    459,014
Other costs and expenses(7)                                          451,421      --          --         --
                                                                  ----------  ----------  ----------  ---------
  Total expenses................................................   8,191,811   5,862,412   1,757,669    592,002
                                                                  ----------  ----------  ----------  ---------
  Net loss......................................................  (5,025,019) (4,953,803) (1,352,022)  (608,588)
Cumulative preferred stock dividend.............................     103,153     103,153      25,798     25,798
                                                                  ----------  ----------  ----------  ---------
Net income (loss) applicable to common stockholders.............  $(5,128,172) $(5,056,956) $(1,377,810) $(634,376)
                                                                  ----------  ----------  ----------  ---------
                                                                  ----------  ----------  ----------  ---------
  Net income (loss) per common share(8).........................  $    (4.31) $    (3.07) $    (0.84) $   (0.38)
                                                                  ----------  ----------  ----------  ---------
                                                                  ----------  ----------  ----------  ---------
Weighted average number of common shares(8).....................   1,190,343   1,646,311   1,644,317  1,655,984

                                                                       AS OF DECEMBER 31,
                                                                     ----------------------    AS OF MARCH 31,
                                                                        1996        1997            1998
                                                                     ----------  ----------  -------------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................  $4,159,034  $ (413,377)     $(1,148,584)
Property and equipment, net........................................   3,435,924   3,144,370        3,491,695
Total assets.......................................................   9,631,192   4,576,008        6,359,392
Long-term debt (excluding current maturities)......................   1,069,886   1,080,954        2,893,055
Stockholders' equity...............................................   6,738,826   1,804,820        1,203,024

------------------------------

(1) Oil and gas revenues decreased from $3.18 million in 1996 to $0.66 million in 1997, and from $0.33 million for the three months ended March 31, 1997 to $48,503 for the same period in 1998 primarily due to ceased production from the Mobile Bay wells and the sale of producing properties.

(2) Other revenues increased from ($0.2) million in 1996 to $.2 million in 1997 primarily due to the gain on the sale of assets and a decrease in realized losses on commodity transactions. Other revenues decreased from $63,978 for the three months ended March 31, 1997 to ($72,081) for the same period in 1998 due to losses on commodity transactions.

(3) Depletion, depreciation and amortization decreased from $2.2 million in 1996 to $0.3 million in 1997 primarily due to the abandonment of previously producing wells in the Mobile Bay prospect and the sale of certain oil and gas properties.

(4) Impairment of oil and gas properties increased from $51,000 in 1996 to $349,384 in 1997 primarily due to the abandonment of previously producing wells in the Mobile Bay prospect.

(5) Exploration costs and delay rentals increased from $1.3 million in 1996 to $2.5 million in 1997 primarily due to the dry holes drilled in 1997. Exploration costs and delay rentals decreased from $1.0 million for the three months ended March 31, 1997 to ($9,125) for the same period in 1998 due to dry holes drilled in 1997.

(6) Interest expense decreased from $783,872 in 1996 to $60,942 in 1997 primarily due to the reduction in the Company's outstanding bank debt during 1997.

(7) 1996 includes other expense items for the purchase and settlement of deferred gas contracts. There were no such expenses during 1997.

(8) Weighted average shares outstanding and net loss per common share have been adjusted to reflect the 1:6 Reverse Split effected on May 14, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis reviews the Company's operations for the years ended December 31, 1997 and 1996 and for the three months ended March 31, 1998 and 1997, and should be read in conjunction with its consolidated Financial Statements and related notes thereto.

OVERVIEW

    On May 14, 1998, the Company (i) consummated the Acquisitions, and in connection therewith, issued 10,906,702 shares of its Common Stock to EPC, Aspect and certain other persons in exchange for the Exploration Projects and certain overriding royalty interests therein; (ii) completed a one-for-six Reverse Split of its Common Stock; (iii) reincorporated in the State of Delaware and changed its name to Esenjay Exploration, Inc.; and (iv) called for redemption all of its issued and outstanding Preferred Stock. The Company believes that the consummation of the Acquisitions, along with the addition of experienced staff and management (many of whom have worked together for over 15 years), and the implementation of its corporate restructuring, positions the Company as a technology driven exploration company with a diverse array of technology enhanced exploration projects. The Company also believes consummating the Acquisitions will enhance its ability to access capital markets.

    Since November 1, 1997, which was the effective date of the Acquisitions, eight wells have been drilled for the Company's account pursuant to the Acquisition Agreement. Of these wells, seven have been completed or are being completed and one was a dry hole. The Company also has two additional wells drilling and two locations awaiting drilling equipment.

    The opportunities set forth in the Company's Exploration Project portfolio will require significant amounts of capital funding throughout the remainder of 1998 and into 1999. The Company's success in accessing this capital will have a significant impact on its growth opportunities. See "--Liquidity and Capital Resources."

    The Company is on a successful efforts accounting basis, and booked the Exploration Projects acquired pursuant to the Acquisition Agreement at their estimated fair market value based on the Cornerstone Opinion. As a result of the tax rules applicable to the acquisitions, the Company will likely not be able to fully use its existing net operating loss carry forward in the future.

YEAR 2000

    The Company has recognized the need to ensure its systems, equipment and operations will not be adversely impacted by the change to the calendar year 2000. As such, the Company operates on an internally designed software package that is compliant with the year 2000. The Company is attempting to identify other potential areas of risk and has begun addressing these in its planning, purchasing and daily operations. The total costs of connecting all internal systems, equipment and operations to the year 2000 has not been fully quantified, but it is not expected to be a material cost to the Company. However, although no estimates can be made as to the potential adverse impact resulting from the failure of third party service providers and vendors to prepare for the year 2000, the Company intends to formulate a plan to deal with potential year 2000 issues.

COMPARISON OF MARCH 31, 1998 TO MARCH 31, 1997

    REVENUE. Total Revenues decreased 104.09% from $405,647 for the quarter ended March 31, 1997 to a negative $16,586 for the quarter ended March 31, 1998.

    Total gas and oil revenues decreased 85.19% from $327,435 to $48,503. The decrease in gas and oil revenues was primarily attributable to ceased production for the Mobile Bay wells which came on stream in December of 1995. Gas and oil revenues associated with Mobile Bay declined from $131,087 for the quarter ended March 31, 1997, compared to no revenues for the quarter ended March 31, 1998. A contributing factor to the decline in gas and oil revenues was the sale of other interests and gas price fluctuations. The negative $16,586 resulted from a realized loss on commodity transactions of $48,875 in the quarter. The Company recorded gas and oil revenues associated with these other interests of $46,696 for the quarter ended March 31, 1997.

    Gain on sale of assets decreased by $129,160 from $132,035 in the first quarter 1997 to $2,875 in the first quarter of 1998. Operating fees to the Company decreased from $14,234 in the first quarter of 1997 to $6,992 in the first quarter of 1998. The Company realized losses from various commodity transactions totaling $47,875 in the first quarter of 1998, compared to $121,937 in the first quarter of 1997. These swap agreement losses were attributable to various transactions in which the Company hedged its future gas delivery obligations as a requirement for its Bank Credit Agreement. The determination of gains or losses is directly affected by the spot gas prices being higher or lower than the hedge contracts in place for the same period. In addition to the realized losses from commodity transactions, the Company accrued $51,011 for unrealized losses for the quarter ended March 31, 1998. There were no accrued losses for the quarter ended March 31, 1997. In addition to the foregoing, the Company had other revenues of $23,930 in the first quarter of 1998 as compared to $53,880 in the first quarter of 1997.

    COSTS AND EXPENSES. Total costs and expenses of the Company decreased 66.36% from $1,757,669 in the first quarter of 1997 to $592,002 in the first quarter of 1998. The decrease in costs and expenses was primarily attributable to a combination of decreases in exploration costs, general and administrative expenses, transportation and gathering costs, depletion, depreciation and amortization expense, lease operating expense and production taxes. These decreases were offset by interest expense increases.

    Exploration costs decreased 99.58% from $852,626 for the first quarter of 1997 to $3,560 for the first quarter 1998. The exploration costs for the first quarter 1998 reflect charges attributable to expensed investments, and costs incurred for dry hole costs associated with exploratory drilling in 1997.

    General and administrative expense ("G&A") decreased by 19.79% from $572,260 for the first quarter 1997 to $459,014 for the first quarter 1998. The decrease was attributable to overhead reduction measures initiated during 1997.

    Transportation and gathering costs decreased 99.29% from $90,394 for the first quarter 1997 to $639 for the first quarter 1998. The decrease was almost entirely attributable to the ceased production of the Mobile Bay wells.

    Depletion, Depreciation and Amortization Expense ("DD&A") decreased by 59.65% from $132,774 for the first quarter of 1997 to $53,568 for the first quarter of 1998. The decrease was primarily attributable to the July 1, 1997 sale of certain Company properties located in Texas, Oklahoma and Arkansas, and the ceased production from the Mobile Bay wells.

    Lease operating expense decreased 27.84% from $96,698 for the first quarter 1997 to $69,773 for the first quarter 1998. The reduction was attributable to the sale of certain Company properties effective July of 1997, and a decline in rework activity.

    Production taxes declined 112.40% from $8,784 for the first quarter of 1997 to ($1,090) for the first quarter of 1998, due to reduced production as a result of the sale of certain Company interest effective July 1, 1997, and due to a production tax credit refund in the amount of $3,682 from the State of Oklahoma for a production enhancement project completed August 17, 1994.

    Interest expense increased 365.11% from $4,133 for the first quarter of 1997 to $19,223 for the first quarter of 1998. The increase was primarily attributed to the Duke Credit Facility. The Company capitalized a large portion of its interest in its Starboard Prospect, which capitalized amounts totaled $79,102 for the first quarter of 1998 and $56,866 for the first quarter of 1997.

    NET INCOME (LOSS). The net loss decreased from $1,352,022 to $608,588 for the first quarter ended March 31, 1997 and March 31, 1998, respectively. This decrease was due to the factors discussed above.

    The net loss per common share decreased from a net loss of $0.84 per share in the first quarter of 1997 to a net loss of $0.38 per share in the first quarter of 1998, computed on a post-Reverse Split basis. This is reflective of the increase in net loss of $743,434 from the first quarter of 1997 as compared to the first quarter of 1998. As a result of the Common Stock offering completed on August 14, 1996, and additional stock issued to an investment advisor during 1997, there were 1,655,984 weighted average common equivalent shares at March 31, 1998 as compared to approximately 1,644,317 at March 31, 1997.

COMPARISON OF 1997 TO 1996

    REVENUE. Total revenues decreased 71.3% from $3,166,792 for the year ended December 31, 1996, to $908,609 for the year ended December 31, 1997.

    Total gas and oil revenues decreased 79.1% from $3,176,861 to $664,126. The decrease in gas and oil revenues was primarily attributable to ceased production from the Mobile Bay wells, which came on stream in December of 1995, and from the sale of properties discussed below. A contributing factor in the decline in gas and oil revenues was the sale of the Company's N.E. Cedardale field located in Major County, Oklahoma in September 1996. The Company recorded gas and oil revenues associated with these factors of $2,003,251 for 1996 and $62,471 for 1997. The remainder of this decrease is primarily attributable to sales of other interests and gas price fluctuations. Operating fees to the Company decreased from $213,834 for the year 1996 to $55,021 for the year 1997, due to the sale of a substantial portion of the Company's operated properties. The decrease in gas and oil revenues was partially offset by an increase in gain on sale of assets of $201,583, from $250,437 reported for 1996, to $452,020 reported for 1997. The increase is due to the sell down of certain Company prospects and the sale of certain Company properties located in Texas, Oklahoma and Arkansas. The Company realized losses from various commodity transactions totaling $375,410 for the year ended December 31, 1997. The decrease in the loss is primarily attributable to the amended swap agreement with Bank of America in September of 1996, which decreased the volume of the swap agreements. This compares to a realized loss of $814,029 for the same period 1996. Settlement costs in connection with the amendment to the swap agreement with Bank of America totaling $212,000 are included in the 1996 realized losses from commodity transactions. These swap agreement losses were attributable to various transactions in which the Company hedged its future gas delivery obligations as a requirement under the Bank Credit Agreement. The determination of gains or losses is directly affected by the spot gas prices being higher or lower than the hedge contracts for the same period. In addition to the realized losses from commodity transactions, the Company accrued $128,936 for unrealized losses for the year ended December 31, 1997. This was the amount by which the hedges in place exceeded the production. There were no accrued losses at December 31, 1996. The Company also had other revenues of $241,788 for the year ended December 31, 1997 as compared to $339,689 for the year ended December 31, 1996. The reduction is primarily attributable to reduced revenues realized from the performance of exploratory and geophysical data processing on a fee basis. Included in the year ended December 31, 1997 other revenue is a net gain of $25,794 from the Company's officers deferred compensation settlement, which was executed on August 15, 1997.

    COSTS AND EXPENSES. Total costs and expenses decreased 28.4% from $8,191,811 in 1996 to $5,862,412 in 1997. Although there were increases in exploration costs, delay rentals and unrealized loss on commodity transactions there were decreases in lease operating expenses, production taxes, transportation, depreciation, interest expense, cost of settling gas contracts and futures contracts and general and administrative expenses, which resulted in the net decrease as more fully described below.

    Exploration costs increased 71.5% from $1,317,161 in 1996 to $2,258,702 in 1997. The exploration costs in 1997 reflect $380,464 of charges attributable to expensed investments, and $1,772,746 of dry hole costs. The increase was due to increased exploratory drilling.

    Delay rental transactions were $211,690 for the year ended December 31, 1997. This increase was primarily attributed to rental obligations of the Company's Starboard Project in Terrebonne Parish, Louisiana. There were no such transactions for the same period in 1996.

    Lease operating expense decreased 23.3% from $556,925 in 1996 to $427,240 in 1997. The reduction in lease operating costs was attributable to the sale of operated properties, including the N.E. Cedardale field sale in September of 1996, and a decline in rework activities. Of the year ended December 31, 1997 total lease operation costs, $99,809 was attributable to plugging and abandonment costs of the Company's Mobile Bay wells, which were plugged during 1997. Production taxes declined 88.2% from $207,969 in 1996 to $24,497 in 1997 due to reduced production as a result of the sale of certain of the Company's properties, including the N.E. Cedardale field and other properties in Texas, Arkansas and Oklahoma.

    Transportation and gathering costs decreased from $368,716 in 1996 to $143,265 in 1997. The decrease was almost entirely attributable to the ceased production of the Mobile Bay wells.

    DD&A expense decreased by 85.9% from $2,237,648 in 1996 to $315,880 in 1997.
The decrease was primarily attributable to the sale of certain of the Company's properties, including the N.E. Cedardale field.

    Interest expense decreased to $60,942 in 1997 from $783,872 in 1996. The decrease was primarily attributable to the substantial loan principal repayment made to Bank of America under the Credit Agreement. During 1997, the Company capitalized a large portion of its interest in its ongoing Starboard Project, which capitalized amounts totaled $107,387 in 1996 and $235,977 in 1997.

    Cost of settling gas contracts and futures contracts was attributable to the settlement of a gas sales contract with Waldorf Corporation ($368,690) and the settlement of a gas swap agreement, due to a reduction in quantities covered thereunder in connection with the sale of the N.E. Cedardale field ($212,000) for the year ended December 31, 1996. The Company incurred no similar costs in 1997.

    G&A expenses decreased by 6.5% from $2,217,099 in 1996 to $2,070,812 in 1997. This was primarily attributable to overhead reduction measures initiated during 1997.

    Impairment of Oil and Gas Properties increased from $51,000 in 1996 to $349,384 in 1997. This was primarily due to the abandonment of previously producing wells, of which $323,353 was attributable to the Company's Mobile Bay wells.

    NET INCOME (LOSS). The net loss decreased from $5,025,019 to $4,953,803 for the year ended December 31, 1996, and December 31, 1997, respectively. This decrease was due to the factors discussed above.

    The net loss per common share decreased from a net loss of $4.31 per share in 1996 to a net loss of $3.07 per share in 1997, computed on a post-Reverse Split basis. This is reflective of the decrease in the net loss of $71,217 from the year ended December 31, 1996 to the year ended December 31, 1997 and a change in the number of weighted average equivalent shares outstanding. As a result of the Common Stock offering finalized on August 14, 1996, there were approximately 1,646,311 weighted average common equivalent shares at December 31, 1997, as compared to approximately 1,190,343 weighted average common equivalent shares at December 31, 1996.

KNOWN AND ANTICIPATED TRENDS, CONTINGENCIES AND DEVELOPMENTS IMPACTING FUTURE
  OPERATING RESULTS

    The Company's future operating results will be substantially dependent upon the success of the Company's efforts to develop the properties acquired in the Acquisitions, as well as the Starboard Project and other prospects. Because the Company divested substantially all of its oil and gas properties in the Mid-Continent region by the end of 1996, revenues from the operation and sale of such properties have been substantially reduced during 1997 and will be reduced in future years. Further, following a sharp and unexpected drop in production from the Company's Mobile Bay wells during the fourth quarter of 1996, the Company's share of revenues from Mobile Bay was substantially reduced during 1997. Revenues from the operation of the Mid-Continent and Mobile Bay properties and the sale of Mid-Continent properties constituted the substantial majority of the Company's revenues during 1996.

    As a result of the loss of revenues from the Mid-Continent region and Mobile Bay, the Company's revenues during 1997 were sharply reduced. While management believes that the Acquisitions and the Starboard Project represent the most promising prospects in the Company's history, none of those prospects are currently producing revenue to the Company, and each will require substantial outlays of capital to explore, develop and produce.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has budgeted $25.0 million to fund the drilling of approximately 30 wells on the Exploration Projects and other exploration costs over the next 12 months. The Company's sources of financing include the proceeds of this Offering, the borrowing capacity under the Bank Credit Agreement and other credit facilities, the sale of promoted interests in the Exploration Projects to industry partners and cash provided from operations. The Company anticipates it will receive approximately $22.6 million in net proceeds from this Offering. Of such proceeds, $7.8 million will be used to repay the Duke Credit Facility, and the remainder will be used for exploration activities on the Exploration Projects, including the payment of approximately $4.755 million of the aggregate $7.755 million of costs incurred by Aspect and EPC on the Exploration Projects before the closing of the Acquisition and for working capital and general corporate purposes. Based on the foregoing, the Company will require additional sources of capital to fund its exploration budget over the next 12 months. The Company currently is attempting to renegotiate the terms of the Bank Credit Agreement to obtain additional borrowing capacity thereunder. If the Company is unable to obtain such additional borrowing capacity thereunder, or is unable to access additional sources of outside financing, the Company will either have to sell interests in its Exploration Projects to fund its exploration program or curtail its exploration activities over the next 12 months. Such curtailing of exploration activities could include reducing the number of wells drilled, slowing exploratary activities on projects that the Company operates, selling interests in the Company's project inventory or a combination of the foregoing.

    The Company historically has addressed its long-term liquidity needs through the issuance of debt and equity securities, through bank credit and other credit facilities and with cash provided by operating activities. Its major obligations at March 31, 1998, consisted principally of (i) servicing loans under the Bank Credit Agreement and other loans, (ii) servicing the Duke Credit Facility; (iii) servicing the Starboard Project Financing, (iii) payment of preferred stock dividends, (iv) funding of the Company's exploration activities, and (v) funding of the day-to-day general and administrative costs. The Company also had unrealized losses on commodity transactions of $179,947 for the period ended March 31, 1998.

    The Company booked the assets acquired in the Acquisitions at $54.2 million, which was the estimated fair market value of such assets as determined by Cornerstone. Items effected by the Acquisitions include (i) an increase in the Company's current liabilities by the assumption of approximately $4.755 million of net post-effective date costs related to the assets acquired in the Acquisitions, plus $1 million of additional current liabilities assumed from EPC pursuant to the Acquisition Agreement, (ii) an increase in overhead resulting from the hiring of additional technical staff and additional management; and
(iii) adopting a business plan that budgets over $25 million net to the Company's interest in exploratory costs over the next 12 months. Certain costs associated with these obligations may be offset by future revenues from wells drilled since the effective date of the Acquisitions and other revenue anticipated from wells scheduled to be drilled in the second and third quarters of 1998. The Company cannot, however, assure that such revenues will be forthcoming, nor can it project the revenues anticipated from such sources over the next 12 months.

    Many of the factors that may affect the Company's future operating performance and long-term liquidity are beyond the Company's control, including, but not limited to, oil and natural gas prices, governmental actions and taxes, the availability and attractiveness of financing and its operational results. The Company continues to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of common stock or other equity securities, the issuance of net profits interests, sales of promoted interests in its Exploration Projects, and various forms of joint venture financing. In addition, the prices the Company receives for its future oil and natural gas production and the level of the Company's production will have a significant impact on future operating cash flows.

    WORKING CAPITAL. At March 31, 1998, the Company had a cash balance of $188,495 and a working capital deficit of $1,148,584 as compared to a cash balance of $690,576 and a working capital deficit of $413,377 at December 31, 1997. The decrease in cash and working capital was primarily attributable to the operating loss incurred during the quarter.

    In addition to the changes in cash, the decrease in working capital was attributable to several other factors. Current asset decreases of $45,357 in accounts receivable (due to reduced exploration activity) and $108,254 in prepaid and other expenses (primarily due to expensing of previously prepaid amounts related to the Starboard Project) were offset by the $466,664 current portion of notes receivable from affiliates. These notes represented the current portion of loans from the Company to EPC that were used to fund post-effective date costs on Exploration Projects acquired from EPC. Primary changes in current liabilities were a $86,956 reduction in accounts payable (due to reduced exploration activity) and a $587,275 increase in the current portion of long-term debt, which relates to the current portion of debt under the Duke Credit Facility.

    CASH FLOWS. Cash flows used in operations totaled $756,522 for the quarter ended March 31, 1998. Of particular significance is a cost of $344,896 in other assets, which primarily relates to capitalized costs of the Acquisitions and certain financing transactions. Cash flows used in investing activities totaled $2,151,578. Cash flows used in investing activities included $403,250 of capital expenditures on gas and oil properties, including $3,560 in exploration costs that were included in the operating loss for the period but were excluded from operating cash flows, and $1,750,000 that represents a note receivable from EPC.

    Cash flows from financing activities reflected cash provided by financings of $2,406,019 for the first quarter of 1998. Cash flows from financing activities consisted of proceeds from debt issuance of $3,000,000 from the Duke Credit Facility offset by repayments on long-term debt of $593,981.

    Set forth below is a description of the Company's credit facilities.

    BANK CREDIT AGREEMENT. The Bank Credit Agreement is a $15.0 million credit facility with Bank of America NT&SA as lender. As of May 19, 1998, the Company had $168,888 outstanding under the Bank Credit Agreement and had $2.5 million of additional borrowing capacity thereunder. The borrowing capacity under the Bank Credit Agreement is subject to reduction based upon the value of the oil and gas properties securing the loans thereunder. The Bank Credit Agreement is secured by a first mortgage on all of the Company's proved producing properties owned as of March 31, 1998. The Company does not currently intend to borrow additional amounts under this facility, but has begun discussions with the lender to restructure the facility to more appropriately serve the Company's current and anticipated needs throughout the balance of this year. The lender has indicated an intention and desire to do so, but no agreement has yet been reached, and there is no assurance that such an agreement will be forthcoming. The Company presently is in noncompliance with the minimum cash flow covenants of the Bank Credit Agreement, but has secured a waiver of various covenants through June 30, 1998. The Company anticipates that the lender will waive the noncompliance in the future, but there is no current assurance that it will do so.

    The Bank Credit Agreement required the Company to enter into a swap agreement on 62,500 MMBtu of its monthly Mid-Continent natural gas production for $1.566 per MMBtu for the period beginning April 1, 1996 and ending January 31, 1999. The swap, which is the Company's only current hedge, was reduced to 31,250 MMBtu on September 25, 1996, in connection with the sale of the N.E. Cedardale field. The Company recorded a loss of $212,000 on this swap reduction. The Company's net gas production currently is less then the volumes hedged. As of December 31, 1997, the Company had an accrued liability of $128,936 to recognize the projected loss from the hedge. The Company has not recently conducted an active hedging program other than as required by the Bank Credit Agreement. In that regard, the Company had net losses of $814,029 in 1996, which includes the $212,000 loss on the swap reductions, and $375,410 in 1997 on its required hedged positions.

    THE DUKE CREDIT FACILITY. The Duke Credit Facility is a $7.8 million facility that can be used for certain defined purposes. As of May 19, 1998, the Company has borrowed $5.35 million under the Duke Credit Facility. Of the $5.35 million borrowed, $1.25 million was used for general corporate purposes and costs of exploration, and $3.0 million was loaned to EPC to pay exploration costs associated with EPC's interests in the Exploration Projects conveyed by EPC to the Company upon closing of the Acquisitions and $1.1 million was used to fund the redemption of the Preferred Stock. It is anticipated that an additional $2.45 million will be used to fund exploration costs and working capital.

    The Duke Credit Facility bears interest at the rate of a national prime rate plus 4% per annum. The lender also receives cash payments equal to an overriding royalty of 0.6% of the Company's interest in wells drilled by the Company while the Duke Credit Facility is outstanding. In addition, the lender has the right to gather, process, and transport and market, at competitive market rates, natural gas produced from a majority of the projects the Company acquired pursuant to the Acquisitions until the earlier to occur of five years from the date of the Duke Credit Facility or until the lender has marketed one hundred Bcf of natural gas from those properties. The Duke Credit Facility is secured by mortgages on most of the Company's undeveloped exploration projects. The Duke Credit Facility is repayable in 12 monthly payments commencing August 31, 1998, or sooner, if the borrower sells interests in the collateral or closes any underwritten public offering of securities. A portion of the proceeds of this Offering will be used to repay the Duke Credit Facility in full. See "Use of Proceeds."

    STARBOARD PROJECT FINANCING. The Starboard Project Financing is an $864,000 facility pursuant to which the lender has agreed to advance to the Company an amount equal to up to 50% of certain costs related to the development of the Starboard Project, including acquisition of leasehold interests and the design, permitting and implementation, conducting, processing and interpretation of a 3-D seismic survey over the Starboard Project area. The borrowings are secured by a first mortgage on the properties comprising the Starboard Project. Borrowings under the Starboard Project Financing are repayable solely from revenues attributable to an overriding royalty interest granted to the lender equal to 8% of the Company's original interest in the Starboard Project, which is payable until such time as the lender has received an amount equal to the loan borrowings plus costs and a 15% internal rate of return. After such funds have been repaid, the overriding royalty interest is reduced to 2%. The Company has drawn its entire borrowing capacity under the Starboard Project Financing, therefore, Starboard Project Financing will not be available to provide additional funds for development of the Starboard Project.

    The Company expects that if it does not complete this Offering or secure additional financing or other sources of capital it will deplete its current cash reserves and fully use its credit facilities by the third quarter of 1998.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure Information about Capital Structure," which have been reflected in the Company's year-end 1997 financial statements. In 1997, FASB also issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," each of which require expanded disclosures effective for 1998. The Company does not expect the application of these statements to have a material effect on its financial position, liquidity or results of operations.

                            BUSINESS AND PROPERTIES

GENERAL

    The Company is an independent energy company engaged in the exploration for and development of natural gas and oil. The Company has assembled an inventory of over 30 technology enhanced natural gas Exploration Projects along the Texas and Louisiana Gulf Coasts. These Exploration Projects include substantial interests in 28 projects the Company acquired on May 14, 1998 pursuant to the Acquisition Agreement. Cornerstone delivered to the Company a written opinion that estimated the fair market value of the assets acquired in the Acquisitions, as of January 23, 1998, to be $54.2 million. See "Risk Factors-- Uncertainty as to Estimates of Fair Market Values." The Exploration Projects also include the Company's interest in the Starboard Project in Terrebonne Parish, Louisiana, which consists of mineral leases and options and a proprietary 3-D seismic survey over the Lapeyrouse Field. The Company, EPC and Aspect have spent several years identifying and evaluating many of the Exploration Projects.

    In connection with the Acquisitions, an affiliate of Enron Corp. exercised an option to exchange $3.8 million of debt Aspect owed to such Enron affiliate for 675,000 shares of the Company's Common Stock that would otherwise have been issued to Aspect in the Acquisitions, at an effective conversion rate of $5.63 per share. As a result of the Acquisitons and this exchange, EPC, Aspect and the Enron affiliate own 43.91%, 36.27%, and 5.74%, respectively, of the Company's Common Stock.

    Most of the Exploration Projects have been, are being, or will be enhanced with 3-D seismic data in conjunction with CAEX technologies. The 3-D seismic data acquired, when complete, will cover approximately 1,500 square miles. A significant number of the Exploration Projects have reached the drilling stage, and the Company has budgeted approximately $25.0 million, in addition to funds already spent, to fund the drilling of approximately 30 wells and to fund other exploration costs over the next 12 months. The Company believes that its Exploration Projects represent a diverse array of technology enhanced, 3-D seismic confirmed, ready to drill natural gas exploration projects.

    From November 1, 1997 (the effective date of the Acquisitions) through May 14, 1998 (the closing date of the Acquistions), approximately $2.69 million has been spent for the Company's account to drill eight wells on the Exploration Projects, of which seven have been completed or are awaiting completion, and one was a dry hole, the cost of which was approximately $19,000. Two additional wells are currently being drilled and two locations are awaiting drilling equipment for additional wells.

STRATEGY

    The Company's strategy is to expand its reserves, production and cash flow through the implementation of an exploration program that focuses on (i) obtaining dominant positions in core areas of exploration; (ii) enhancing the value of the Exploration Projects and reducing exploration risks through the use of 3-D seismic and CAEX technologies; (iii) maintaining an experienced technical staff with the expertise necessary to take advantage of the Company's proprietary 3-D seismic and CAEX seismic data; (iv) reducing exploration risks by focusing on the identification of potential moderate-depth gas reservoirs, which the Company believes are conducive to hydrocarbon detection technologies; and (v) retaining operational control over critical exploration decisions.

    OBTAIN DOMINANT POSITION IN CORE AREAS. The Company has identified core areas for exploration along the Texas and Louisiana Gulf Coasts that have geological trends with demonstrated histories of prolific natural gas production from reservoir rocks high in porosity and permeability with profiles suitable for seismic evaluation. Unlike the Gulf of Mexico, where 3-D seismic data typically is owned and licensed by many companies that compete intensely for leases, the private right of ownership of onshore mineral rights enables individual exploration companies to proprietarily control the seismic data within focused core areas. The Company believes that by obtaining substantial amounts of proprietary 3-D seismic data and significant acreage positions within its core areas, it will be able to achieve a dominant position in focused portions of those areas. With such dominant position, the Company believes it can better control the core areas' exploration opportunities and future production, and can attempt to minimize costs through economies of scale and other efficiencies inherent in its focused approach. Such cost savings and efficiencies include the ability to use the Company's proprietary data to reduce exploration risks and lower its leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which the Company believes exploratory drilling is most likely to be successful.

    USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. The Company attempts to enhance the value of its Exploratory Projects through the use of 3-D seismic and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-dimensional displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. The Company believes that 3-D seismic technology, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery. The Company believes that 3-D seismic surveys are particularly suited to its Exploration Projects along the Texas and Louisiana Gulf Coasts.

    EXPERIENCED TECHNOLOGICAL TEAM. The Company maintains an experienced technical staff, including engineers, geologists, landmen and other technical personnel. After the Acquisitions, the Company hired most of EPC's technical personnel, who, in some instances, have worked together for over 15 years. In addition, the Company has entered into a geotechnical services consulting agreement with Aspect on certain of the exploration projects pursuant to which Aspect provides the Company geophysical expertise in managing the design, acquisition, processing and interpretation of 3-D seismic data in conjunction with CAEX data.

    FOCUSED DRILLING OBJECTIVES. In addition to using 3-D seismic and CAEX technologies, the Company seeks to reduce exploration risks by exploring at moderate depths that are deep enough to discover sizeable gas accumulations (generally 8,000 to 12,500 feet) and that also are conducive to direct hydrocarbon detection, but not so deep as to be highly exposed to the greater mechanical risks and drilling costs incurred in the deep plays in the region. In conjunction with interpreting the 3-D seismic and CAEX data relating to the Company's moderate depth wells, the Company anticipates it will identify potential prospects in deep gas provinces that the Company may elect to pursue.

    CONTROL OF EXPLORATION AND OPERATIONAL FUNCTIONS. The Company believes that having control of the most critical functions in the exploration process will enhance its ability to successfully develop its Exploration Projects. The Company has acquired a majority interest in many of the Exploration Projects, including proprietary interests in most of the 3-D seismic data relating to those projects. Although the Company has partners in many of the Exploration Projects in which it does not own a majority interest, in most cases, the Company owns a greater interest than any of its project partners. As a result, in most of its Exploration Projects, the Company will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, the Company will be the operator of most of the wells drilled within the Exploration Projects.

    Concurrent with the closing of the Acquisitions, the Company took several steps to further its newly implemented business strategy. The Company changed its name from Frontier Natural Gas Corporation to Esenjay Exploration, Inc., so it would be identified with its exploration activities. It completed a one-for-six reverse stock split that provided adequate available shares to issue to close the Acquisitions and conduct its business into the future. In addition, the Company reincorporated in Delaware, the leading state for incorporations in the United States and the one it believes has the most extensive and well-developed body of corporate law. The Company believes that the consummation of the Acquisitions, along with the addition of experienced staff and management (many of whom have worked together for over 15 years), and the implementation of its corporate restructuring, positions the Company as a technology driven exploration company with a diverse array of technology enhanced projects.

EXPLORATION PROJECTS

    The Exploration Projects include substantial interests in 30 projects located primarily along the Texas Gulf Coast. Through December 31, 1997, EPC and Aspect had incurred historical exploration and development costs of $15,563,458 on the projects acquired in the Acquisitions, and the Company had incurred historical exploration and development costs of $2,185,000 on the Starboard Project. These costs include costs associated with leasehold acquisitions, geological and geophysical analysis, delay rentals and dry hole costs. Most of the Exploration Projects have been, are being, or will be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when complete, cover approximately 1,500 square miles.

    Many of the Exploration Projects acquired in the Acquisitions have participants other than EPC and Aspect. EPC delivered over 90% of its interests in its contributed Exploration Projects to the Company and retained the balance. Aspect delivered 100% of its interests in several Exploration Projects and delivered at least 50% of its interest in most of its remaining contributed Exploration Projects. EPC and Aspect are responsible for their pro rata costs attributable to their retained interests.

    Most of the Exploration Projects are concentrated within the Downdip Frio, Wilcox and Texas Hackberry core project areas. The Downdip Frio core area generally is in the middle Texas Gulf Coast where the Company believes Frio targets exist at moderate depths. The Wilcox core area generally is in the middle Texas Gulf Coast in an area the Company believes to have prospects for Wilcox sand exploration. The Texas Hackberry core area is located in Jefferson and Orange Counties, Texas, in an area in which the Company believes offers drilling opportunities in the Hackberry (Frio) formations, as well as Miocene and deeper Vicksburg sands. Other Exploration Projects consist of the Starboard Project, as well as other projects in Louisiana and Mississippi that either are in early stage exploration areas that may develop into new core project areas, or non-core area projects, which are projects that are not presently expected to be further expanded.

    Each of the Exploration Projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, royalty interests or other mineral rights. The Company's percentage interest in each Exploration Project (a "Project Interest") represents the portion of the interest in the Exploration Project it shares with its other project partners. Therefore, the Company's Project Interest in an Exploration Project should not be confused with the working interest that the Company will own when a given well is drilled. The Company's working interest in the wells on each Exploration Project may be higher or lower than its Project Interest.

    The following table sets forth certain information about each of the Exploration Projects:

                              EXPLORATION PROJECTS

                                               ACRES LEASED OR UNDER
                                                 OPTION AT MAY 15,
                                                      1998(1)            SQUARE MILES OF 3-D
                                               ----------------------   SEISMIC DATA RELATING
PROJECT AREAS                                    GROSS        NET        TO PROJECT AREA (2)    PROJECT INTEREST
---------------------------------------------  ---------  -----------  -----------------------  -----------------
SOUTH TEXAS
DOWNDIP FRIO CORE AREA
  Big Gas Sand...............................     24,700      5,557                  65               22.5%
  Blessing...................................     10,672     10,298                  22               24.0%
  Tidehaven..................................      9,145      4,301                  28               40.5%
  El Maton...................................      7,277      6,547                  29               46.5%
  Midfield...................................      2,228      1,518                  21               37.5%
  Matagorda I(3).............................     11,444      7,243                  50               74.0%
  Matagorda II(4)............................      7,480      5,793                  60               66.0%
  Southwest Pheasant.........................     10,000      7,500                  10               75.0%
  Geronimo...................................      9,616      8,959                  76               20.0%
  Houston Endowment..........................      3,969      3,969                  50               27.0%
  Wolf Point.................................      1,520      1,520                   8               45.5%
  Sheriff Field..............................     54,000     40,500                  72               75.0%
  West Jeffco................................     13,500      6,075                  60               45.0%
  La Rosa....................................      7,689      7,300                  25               8.0%
  Piledriver.................................        640        640                   2               62.5%

WILCOX CORE AREA
  Hall Ranch.................................      8,510      8,485                  57               41.5%
  Hordes Creek...............................      6,972      6,598                  25               41.5%
  Mikeska....................................      7,239      6,553                  31               38.0%
  Duval, McMullen............................      1,979      1,979                  12               90.0%

TEXAS HACKBERRY CORE AREA
  Lox B......................................     11,700      2,925                  71               25.0%
  West Port Acres............................        800        100                  21               12.5%
  Big Hill/Stowell...........................     10,000      5,000                  56               50.0%
  East Jeffco................................     24,000     12,000                  65               50.0%
  West Beaumont..............................     11,200        700                  23               6.25%

LOUISIANA
  Starboard..................................      6,682      5,905                  35            12.0%-48.0%
  Tack.......................................        480        300                  12               75.0%

OTHER TEXAS
  Willacy County.............................     11,485     11,136                  50              78.875%
  Caney Creek................................     21,000      2,625                  32               12.5%
  East Texas Pinnacle Reef(5)................     --          --                    400                --
MISSISSIPPI
Thompson Creek...............................      1,325        914                  12               56.0%
Lipsmacker...................................      5,758      3,625                  64               22.0%
                                               ---------  -----------             -----
    Total....................................    303,010    186,565               1,544
                                               ---------  -----------             -----
                                               ---------  -----------             -----

------------------------

(1) Gross acres refers to the number of acres leased or under option in which the Company owns an undivided interest. Net acres were determined by multiplying the gross acres leased or under option times the Company's working interest therein.

(2) Represents 3-D seismic data acquired or to be acquired. See "--Exploration Projects--Exploration Project Descriptions."

(3) The Company has entered into an agreement to sell a 26.7% Project Interest in this Exploration Project for $694,200 for costs incurred before commencement of drilling operations.

(4) The Company has entered into an agreement to sell a 26.7% Project Interest in this Exploration Project for $694,200 for costs incurred before the commencement of drilling operations.

(5) Consists of 400 square miles of 3-D seismic data to which Aspect has rights pursuant to a license agreement, and to which the Company may acquire on interest pursuant to a geophysical technical services agreement with Aspect.

    EXPLORATION PROJECT DESCRIPTIONS. Set forth below is a description of the Exploration Projects. The amounts specified for the interests in the Exploration Projects and gross and net acreage of each Exploration Project were determined as of the date of this Prospectus. Estimates of drilling and completion costs are gross amounts and are not necessarily net to the Company's interests in the related Exploration Projects. In addition, predictions of well costs are estimates only, and actual costs may vary based on, among other factors, down hole conditions and costs for drilling rigs at the time of drilling. In prospects where 3-D seismic surveys are not yet shot, processed and interpreted, such data may, when available, enhance or condemn previously identified prospects or leads.

    DOWNDIP FRIO CORE AREA PROJECTS

    BIG GAS SAND. The Company has a 22.5% Project Interest in this 3-D seismic project, which consists of approximately 24,700 gross (5,557 net) acres of leases and options in Galveston County, Texas. The primary geological areas the Company has identified for potential drilling are the Frio and Vicksburg sands. An onshore seismic survey is scheduled for mid-1998. The estimated cost to drill and complete a shallow well is approximately $900,000 with deeper wells costing over $3.5 million.

    BLESSING. The Company has a 24.0% Project Interest in this project, which consists of approximately 10,672 gross (10,298 net) acres of leases and options under 22 square miles of 3-D seismic coverage in Matagorda County, Texas. A 3-D seismic survey was conducted in conjunction with the Tidehaven 3-D shoot. See "--Tidehaven Project". The Company has generated several upper Frio prospect leads from this 3-D data set. The Company has drilled an upper Frio Sands well. The Company's working interest in the well is 33.935%, although the Company's Project Interest in the remaining portion of the project is 24.0%. The deepest pay zone in the well currently has been flow tested at a rate exceeding two million cubic feet of gas and 35 bbls of condensate per day. The Company believes other pay zones exist up-hole and are behind pipe. The estimated costs of drilling and completing a shallow well in this project area are approximately $550,000. The estimated cost to drill and complete a deep well is approximately $1.3 million.

    TIDEHAVEN. The Company has a 40.5% Project Interest in this project, which consists of leases and options covering over 9,145 gross (4,301 net) acres in Matagorda County, Texas. These leases overlay a series of known field pays and multiple fault blocks made this structure a 3-D seismic candidate. Initial interpretation of the 28 square mile 3-D seismic data set is nearly complete. The Company has drilled and is in the process of completing a well in the lower Frio. The estimated cost to drill and complete a well ranges from approximately $550,000 to $1.5 million, depending upon depth.

    EL MATON. The Company has a 46.5% Project Interest in this project, which consists of leases and options covering approximately 7,277 gross (6,547 net)acres in Matagorda County, Texas. A 29 square mile 3-D seismic survey was started in late May 1997 as an extension of the Tidehaven shoot. This seismic survey has been completed and is in the interpretation phase. The geologic setting and target zones are the same as for Tidehaven. The Company believes that the information obtained at Tidehaven will benefit the El Maton Project. The Company has identified several prospect leads. The estimated cost to drill and complete a well ranges from approximately $550,000 to $1.5 million, depending upon depth.

    MIDFIELD. The Company has a 37.5% Project Interest in this project, which consists of leases and options covering approximately 2,228 gross (1,518 net) acres in Matagorda County, Texas. The project is an extension of the Tidehaven, Blessing and El Maton 3-D seismic shoots. All four of these 3-D seismic surveys have been merged. The Midfield Project is adjacent to, and up basin from, the El Maton Project. The geologic setting and target zones are similar to Tidehaven. Initial data interpretation on a 21 square mile 3-D seismic survey over this acreage has been disappointing for the zones that have historically been productive in the area; however, the data has revealed two potential shallow drilling locations. These locations require additional geological interpretation before drilling can be scheduled. The estimated cost to drill and complete a well is approximately $550,000.

    MATAGORDA I. The Company has a 74.0% Project Interest in this project, which consists of approximately 11,444 gross (7,243 net) acres of lease options in Matagorda County, Texas. Review of existing 2-D seismic data suggests to the Company that several undrilled fault segments may exist. The Company believes that deeper sand objectives have not been adequately tested. A 3-D seismic survey is scheduled for mid-year 1998 as part of an adjacent project. See "--Matagorda II Project". The Company has entered into an agreement to sell a 26.7% Project Interest in this project for $675,000 through pre-drilling. The estimated cost to drill and complete a shallow well is approximately $550,000, with deeper wells costing approximately $1.3 million.

    MATAGORDA II. The Company has a 66.0% Project Interest in this project, which consists of approximately 7,480 gross (5,793 net) acres of lease options in Matagorda County, Texas. A 1,000 acre wildcat prospect has been identified for the entire package of Tex Miss sands. In addition, two exploitation/ development prospects have been generated within the project area and are scheduled for a 3-D seismic survey mid-year 1998. The Matagorda II 3-D seismic shoot will be completed in conjunction with the Matagorda I Project. The Company has entered into an agreement to sell a 26.7% Project Interest in this project for $675,000 through pre-drilling. The estimated cost to drill and complete a shallow well is approximately $550,000, with deeper wells costing approximately $1.3 million.

    SOUTHWEST PHEASANT. The Company has a 75.0% Project Interest in this project, which consists of 10,000 gross (7,500 net) acres of lease options in Matagorda County, Texas. The primary target objectives are the middle and lower Frio sands. A portion of the project area is covered by an old Mobil 3-D seismic survey that has been reprocessed and reinterpreted. The Company has identified several shallow prospects. Interpretation of deeper formations is not yet complete. The estimated cost to drill and complete a shallow well is approximately $550,000, with deeper wells costing approximately $1.3 million.

    GERONIMO. The Company has a 20.0% Project Interest, which consists of approximately 9,616 gross (8,959 net) acres of leases and options in San Patricio County, Texas. A 76 square mile 3-D seismic survey has been shot, and the Company has identified several prospective drillsites. One well has been drilled that is currently being completed in one of two potential pay sands, and is currently flowing at a rate of approximately 60 bbls of oil and 120 Mcfgd. A deep Vicksburg test well is currently scheduled to be drilled in 1998. The estimated cost to drill and complete a well is approximately $600,000 for a shallow well and approximately $1.2 million for an intermediate depth well, with deeper Vicksburg wells costing over $4.0 million.

    HOUSTON ENDOWMENT. The Company has a 27.0% Project Interest, which consists of approximately 3,969 gross and net acres of leases and options in San Patricio and Aransas Counties, Texas. A 50 square mile 3-D seismic survey has been acquired. EPC drilled one dry hole within the project area before execution of the Acquisition Agreement. The Company believes the dry hole provided subsurface data that has set up an updip location to be drilled. The Company plans to drill two wells within the project area in 1998. One of the wells will be drilled to test the shallower sands. The second well will test deeper formations. Additionally several shallow and deep prospects remain to be drilled. The estimated cost to drill and complete a shallow well is approximately $700,000 with deeper wells costing approximately $1.3 million.

    WOLF POINT. The Company has a 45.5% Project Interest, which consists of approximately 1,520 gross and net acres of state leases in Calhoun County, Texas. EPC drilled and completed five successful wells within the 3-D seismic survey area before the Effective Date of the Acquisitions. The prospects require directional drilling. Known field pays from this area are from the 7,200 foot Frio, 7,500 foot Frio, 7,700 foot Frio, Broughton, Oats, Upper Middle and Lower Melbourne sands. Additional geophysical interpretation is being conducted in an attempt to identify direct hydrocarbon indicators. The Company has delineated several potential drill sites. The estimated cost to drill and complete a well is approximately $900,000.

    SHERIFF FIELD. The Company has a 75.0% Project Interest, which consists of approximately 54,000 gross (40,500 net) acres of lease options in Calhoun County, Texas. The Company believes this area is lightly explored for part of the Lower Frio and Vicksburg formations southwest of Lavaca Bay. An independent oil company has contracted to purchase this acreage block, which has not yet been shot with 3-D seismic. This sale would net the Company approximately $1.2 million if consummated; however, the party that contracted to purchase such acreage block has refused to close the transaction. Although Aspect has instituted legal proceedings to compel the closing of the transaction, there can be no assurance that Aspect will be successful in such proceedings.

    WEST JEFFCO. The Company has a 45.0% Project Interest, which contains 13,500 gross (6,075 net) acres of lease options in Jefferson County, Texas. Numerous prospect leads have been generated within the area via log shows, detailed structural mapping and 2-D seismic data. Deep exploration zones also are targeted. Before drilling, the Company plans to shoot a 3-D seismic survey that is scheduled to start in the third quarter of 1998. The estimated cost to drill and complete a shallow well is approximately $650,000, with deeper wells costing approximately $1.6 million.

    LA ROSA. The Company has a non-operating 8.0% Project Interest, which consists of approximately 7,689 gross (7,300 net) acres of leases and options in Refugio County, Texas. A 25 square mile 3-D seismic shoot has been acquired and interpreted. The Company believes the prospective targets are multipay Frio with the upside of the project being the wildcat potential of the Vicksburg. Two wells have been drilled since the Effective Date of the Acquisition Agreement for the Company's account. One of these wells has been completed as a Frio sand producer and is awaiting a pipeline connection, and the other well was a dry hole. The estimated cost to drill and complete a Frio sand well is approximately $450,000.

    PILEDRIVER. The Company has a 62.5% Project Interest, which consists of 640 gross and net acres of leases located in Chambers County, Texas. The objectives are two Frio sands. One of these target sands had what the Company believes to be a significant gas test at the top of the sand in a well that it believes is down dip to the Company's acreage recently conducted by Western Geophysical. The Company intends to acquire and interpret 3-D seismic data over the project area before making any drilling decisions. The estimated cost to drill and complete a well is approximately $1.85 million.

    WILCOX CORE AREA PROJECTS

    HALL RANCH. The Company has a 41.5% Project Interest, which consists of leases and options covering approximately 8,510 gross (8,485 net) acres under a 57 square mile 3-D seismic survey in Karnes County, Texas. The Company believes the Hall Ranch area is on an under-explored ridge on trend with several producing fields. Multiple potential pay zones in four expanded fault blocks have been delineated in the Wilcox sands from approximately 8,000 to 17,000 feet. Known field pays are from Wilcox reservoirs in the Migura, Roeder, Bunger, Hackney, Middle Wilcox L series sands, and the Upper Wilcox. The Company has delineated several potential drill sites. The Company has drilled and run production casing on its first well on this project. Based upon review of electrical logs, the Company believes this well has made a gas discovery in the First Roeder and Migura sections of the Wilcox sands. This well was drilled at a location in which the Company owns a 20.75% working interest. The Company owns a 41.5% working interest in the offset locations. The estimated cost to drill and complete a well ranges from approximately $270,000 to $600,000 for shallow wells, while wells completed in the deep zones (to 12,500 feet) cost approximately $2.0 million.

    HORDES CREEK. The Company has a 41.5% Project Interest, which contains leases and options on approximately 6,972 gross (6,598 net) acres located in Goliad County, Texas. The Company believes Hordes Creek has potential in the Miocene, Frio, Yegua, and the Upper, Middle, and Lower Wilcox. Preliminary migrated 3-D seismic data covering 25 square miles is being interpreted, and the Company has identified five potential drilling locations. The Company currently is attempting to delineate additional prospect leads from this data set. The Company has drilled its first well in the project, which is currently preparing to complete in the Upper Wilcox. The estimated cost to drill and complete a 9,500 foot well is approximately $800,000.

    MIKESKA. The Company has a 38.0% Project Interest, which consists of leases covering approximately 7,239 gross (6,553 net) acres located in Live Oak County, Texas. Multiple pay potential exists from 8,500 feet to at least 16,000 feet. This portion of the Wilcox trend contains known pays from the Hockley, four Queen City sands, four Slick sands, six Luling sands, three Tom Lyne sands and three to five House sands. A 31 square mile 3-D seismic survey has been shot and the data is being interpreted. The Company has identified several drill sites. A well has been drilled and is currently waiting to be completed in the Upper Wilcox formation. The estimated cost to drill and complete a shallow well is approximately $800,000, with deeper wells costing approximately $1.4 million.

    DUVAL, MCMULLEN. The Company has a 90.0% Project Interest, which consists of approximately 1,979 gross and net acres of options in Duval and McMullen Counties, Texas. The Company's immediate plans are to acquire a one year old proprietary 3-D seismic survey and interpret the 3-D seismic data before drilling. The estimated cost to drill and complete a shallow well is approximately $800,000, with deeper wells costing approximately $1.2 million.

    TEXAS HACKBERRY CORE AREA PROJECTS

    LOX B. The Company has a 25.0% Project Interest, which consists of 11,700 gross (2,925 net) acres of leases and options in Jefferson County, Texas. The primary objectives of this project are the Hackberry and Vicksburg formations. The acreage has been evaluated with 71 square miles of 3-D seismic data. The Company believes it has identified several potential prospects through the use of seismicly detected hydrocarbon indicators. The 3-D seismic survey has been merged with the West Port Acres data, and ultimately will be merged with the Big Hill/Stowell and East Jeffco 3-D seismic surveys described below. The first prospect will likely be drilled in mid-1998. The estimated cost to drill and complete a Hackberry well is approximately $900,000.

    WEST PORT ACRES. The Company has a 12.5% Project Interest, on which 800 gross (100 net) acres of leases in Jefferson County, Texas have been acquired and a 21 square mile 3-D seismic survey has been conducted. The Company has identified several Hackberry prospects. The estimated cost to drill and complete a Hackberry well is approximately $1.5 million

    BIG HILL/STOWELL. The Company has a 50.0% Project Interest, which consists of over 10,000 gross (5,000 net) acres of leases and options in Jefferson County, Texas. The initial seismic interpretation has been completed and the Company has generated several prospects, some of which are scheduled for 1998 drilling. The estimated cost to drill and complete a shallow well is approximately $700,000, with deeper wells costing approximately $1.5 million.

    EAST JEFFCO. The Company has a 50.0% Project Interest, which consists of 24,000 (12,000 net) gross acres of leases and options in Jefferson County, Texas. The Company is participating in a 65 square mile 3-D seismic survey that is currently being shot, with Hackberry sands being the primary target. The Company believes additional potential exists in the shallow Frio and deeper Vicksburg formations. The estimated cost to drill and complete a Hackberry well ranges from approximately $1.0 million to $1.5 million.

    WEST BEAUMONT. The Company has a 6.25% Project Interest, which consists of 11,200 gross (700 net) acres of leases and options in Jefferson County, Texas. A
22.5 square mile 3-D seismic survey has been received and will be interpreted by the Company. The estimated cost to drill and complete a Hackberry well is approximately $1.3 million.

    LOUISIANA PROJECTS

    STARBOARD. The Company has working interests in the leases over this project ranging from 12.0% to 48.0%, depending upon the target formation depths. A project consists of 6,682 gross (5,905 net) acres of leases in the Lapeyrouse Field in Terrebonne Parish, Louisiana. The Company's partners include Fina Oil and Chemical Company, two affiliates of public utilities, and a development drilling financing commitment from Bank of America Illinois. The 3-D seismic data has been shot, processed and interpreted. The project includes both developmental and exploratory locations. After seismic interpretation, three initial wells have been proposed, two of which are exploratory and one of which is developmental. Drilling is expected to commence in the third quarter of 1998. The estimated cost to drill and complete a well is approximately $4.4 million to $7.5 million depending upon depth.

    TACK. The Company has a 75.0% project interest which consists of 480 gross (300 net) acres of leases in Cameron Parish, Louisiana. The primary target objectives are in the Miocene series of sands. The Company is currently interpreting a full fold, 12 square mile 3-D seismic shoot. The estimated cost to drill and complete a well is approximately $1.3 million.

    OTHER TEXAS PROJECTS

    WILLACY COUNTY. The Company has a 78.875% Project Interest, which consists of approximately 11,485 gross (11,136 net) acres of leases and options in Willacy County, Texas. This project includes separate geologic structures known by four different field names. The pre 3-D seismic geologic study of this area has identified six possible drilling locations. These locations were selected based on subsurface well correlation and production analysis. A 50 square mile 3-D seismic survey is scheduled to be shot in the third quarter of 1998. The estimated cost to drill and complete a well is approximately $550,000.

    CANEY CREEK. The Company has a 12.5% Project Interest, which consists of options and leases covering 21,000 gross (2,625 net) acres in Matagorda and Wharton Counties, Texas. The project targets the Frio and Yegua reservoirs. A 32 square mile 3-D seismic survey has been conducted and the interpretation of the data is currently being conducted. The estimated cost to drill and complete a shallow well is approximately $700,000, with deeper wells costing approximately $2.0 million.

    EAST TEXAS PINNACLE REEF TREND. Aspect and certain of its affiliates have licenses covering approximately 400 square miles of 3-D seismic data pertaining to the East Texas Cotton Valley Reef Trend. This seismic data is recently acquired and most of it is proprietary. Currently, there is no acreage position or defined drilling opportunity associated with this project. The Company intends to enter into a joint venture with Aspect or its affiliates to attempt to generate drillable prospects. The joint venture will, if consummated, be subject to the terms of any licensing or other agreements currently in effect.

    MISSISSIPPI PROJECTS

    THOMPSON CREEK. The Company has a 56.0% Project Interest, which consists of approximately 1,325 gross (914 net) acres of leases and options in Wayne County, Mississippi. The Company has generated a prospect from subsurface and 2-D seismic data indicating multiple potential oil pays ranging from 7,000 feet to 17,000 feet in depth. However, the Company intends to acquire and interpret 3-D seismic data before commencing drilling. Approximately 12 square miles of full fold 3-D seismic data will be necessary to image the acreage position. A 3-D seismic survey is being conducted by a seismic vendor over this area and the processed data should be delivered in the third quarter of 1998. The estimated cost to drill and complete a 15,500 foot Cotton Valley well is approximately $1.5 million.

    LIPSMACKER. The Company has a 22.0% Project Interest, which consists of approximately 5,758 gross (3,625 net) acres of leases and options in Choctaw, Alabama and Clarke Counties, Mississippi. EPC completed a 64 square mile 3-D seismic survey in the fall of 1996, and while several drilling locations were tested, the results generally were disappointing. The Company believes there are two remaining drillable locations. The Company is currently evaluating whether it will invest its own capital in drilling these wells. The estimated cost to drill and complete a well is approximately $1.2 million.

CAEX TECHNOLOGY AND 3-D SEISMIC

    The Company, either directly or through its partners, uses CAEX technology to collect and analyze geological, geophysical, engineering, production and other data obtained about potential gas or oil prospects. The Company uses this technology to correlate density and sonic characteristics of subsurface formations obtained from 2-D seismic surveys with like data from similar properties, and uses computer programs and modeling techniques to determine the likely geological composition of a prospect and potential locations of hydrocarbons.

    Once all available data has been analyzed to determine the areas with the highest potential within a prospect area, the Company may conduct 3-D seismic surveys to enhance and verify the geological interpretation of the structure, including its location and potential size. The 3-D seismic process produces a three-dimensional image based upon seismic data obtained from multiple horizontal and vertical points within a geological formation. The calculations needed to process such data are made possible by computer programs and advanced computer hardware.

    While large oil companies have used 3-D seismic and CAEX technologies for approximately 20 years, these methods were not affordable by smaller, independent gas and oil companies until more recently, when improved data acquisition equipment and techniques and computer technology became available at reduced costs. The Company began using 3-D seismic and CAEX technologies in 1992 and is using these technologies on a continuing basis. The Company believes that its use of CAEX and 3-D seismic technology may provide it with certain advantages in the exploration process over those companies that do not use this technology. These advantages include better delineation of the subsurface, which can reduce exploration risks and help optimize well locations in productive reservoirs. The Company believes these advantages can be readily validated based upon general industry experience as well as the experiences of Aspect and EPC. Because computer modeling generally provides clearer and more accurate projected images of geological formations, the Company believes it is better able to identify potential locations of hydrocarbon accumulations and the desirable locations for wellbores. However, the Company has not used the technology extensively enough to arrive at any conclusion regarding the Company's ability to interpret and use the information developed from the technology.

EXPLORATION AND DEVELOPMENT

    The Company considers the Gulf Coast to be the premier area in the United States to explore for significant new reserves. This conclusion is based on several characteristics including (i) a large number of productive intervals throughout a significant sedimentary section, (ii) numerous wells with which to calibrate 3-D seismic data and (iii) complicated geological formations that the Company believes 3-D seismic technology is particularly well suited to interpretation. In 1994, the Company began devoting more of its energy to the Gulf Coast region. The Company initially entered this area by evaluating the onshore shallow Frio/Miocene Trend. Its emphasis expanded to include larger exploration targets represented by large geological features such as those present in the Starboard Project. Upon completion of the Acquisitions, the Company spread its focus over 30 exploration projects along the Gulf Coast and intends to expand its project inventory in these areas. The Company's Exploration Project inventory is along the Gulf Coast of Texas, Louisiana, Alabama and Mississippi. The focus is on natural gas exploration prospects with a numerical concentration along the Texas Gulf Coast, many of which were delineated by seismic hydrocarbon indicators. Additional 2-D and 3-D seismic surveys may be required to evaluate these areas more fully, and when determined appropriate, the Company intends to acquire acreage and drill wells as indicated by the evaluations.

    The Company intends to drill prospects where the formations being tested are known to be productive in the general area and where it believes 3-D seismic can be used to increase resolution and thereby reduce risk. The extent to which the Company will pursue its activities in the Gulf Coast region will be determined by the availability of the Company's resources and the availability of joint venture partners.

ACQUISITIONS AND DIVESTMENTS

    The Company has periodically acquired producing natural gas and oil properties. In connection with each acquisition, the Company considers (i) current and historic production levels and reserve estimates, (ii) exploitation;
(iii) capital requirements; (iv) proximity of product markets; (v) regulatory compliance; (vi) acreage potential; and (vii) existing production transportation capabilities. The Company also considers the historic financial operating results and cash flow potential of each acquisition opportunity and whether the acquisition will improve the operations of other acquired properties. Evaluation of the merits of a particular acquisition is based, to the extent relevant, on all of the above factors as well as other factors deemed relevant by the Company's management.

    The Company has currently deemphasized its producing property acquisition activities. The Company intends to limit its near term producing property acquisitions to opportunities that facilitate its exploration activities. The Company may readdress this approach if it identifies an opportunity it believes to be of exceptional benefit to its shareholders.

    In September 1996, the Company completed the sale of its N.E. Cedardale field in Major County Oklahoma to OXY USA, Inc., for consideration totaling $3,550,000. The properties sold represented a substantial portion of the Company's Oklahoma production. The divestiture of the Oklahoma properties further facilitated the Company's focus of its resources on its Gulf Coast projects and reduced debt service requirements over the next three years in an amount greater than the anticipated net revenue from the properties sold. The sale included cash of $2,840,000 and certain exchange properties that were concurrently sold to a third party for $710,000, netting the Company $3,550,000.

HEDGING ACTIVITIES AND MARKETING

    The Company markets its natural gas through monthly spot sales. Because sales made under spot sales contracts result in fluctuating revenues to the Company depending upon the market price of gas, the Company may enter into various hedging agreements to minimize the fluctuations and the effect of price declines or swings. During January 1996, the Company, as required by the Bank Credit Agreement, entered into a swap agreement on 62,500 MMBtu of its monthly Mid-Continent natural gas production for $1.566 per MMBtu for the period beginning April 1, 1996 and ending January 31, 1999. The swap, which is the Company's only current hedge, was reduced to 31,250 MMBtu on September 25, 1996, in connection with the sale of the N.E. Cedardale field. The Company recorded a loss of $212,000 on this swap reduction. The Company's net gas production currently is less then the volumes hedged. As of March 31, 1998 the Company had an accrued liability of $179,947 to recognize the projected loss from the hedges. The Company has not recently conducted an active hedging program other than as required by the Credit Agreement. In that regard, the Company had net losses of $814,029 in 1996, which includes the $212,000 loss on the swap reductions, and $375,410 in 1997 on its required hedged positions.

    All of the Company's oil production is now sold under market-sensitive or spot price contracts. The Company's revenues from oil sales fluctuate depending upon the market price of oil. No purchaser accounted for more than 10% of the Company's total revenue in 1996 or 1997. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

    In December 1991, the Company entered into and performed under a seven-year fixed price contract with an industrial end-user, Waldorf Corporation, for the delivery of 7.1 Bcf of natural gas. The contract included certain prepayments to the Company. The agreement was satisfied in January 1996 when the Company entered into an agreement with Waldorf to terminate the agreement as of January 31, 1996. The

Company paid Waldorf $2,181,489, which represents a return of Waldorf's advance on 2,490,103 MMBTU's of natural gas, plus a settlement payment of $313,912. The Company has been able to sell all natural gas production to other sources at equal or higher prices since the termination of the contract. The Company anticipates that it will be able to continue to sell all available natural gas production in the foreseeable future.

    The lender under the Duke Credit Facility has the right to gather, process, transport and market, at competitive market rates, natural gas produced from a majority of the projects the Company acquired pursuant to the Acquisitions until the earlier to occur of five years from the date of the Duke Credit Facility or until the lender has marketed 100 Bcf of natural gas under the Duke Credit Facility.

PRINCIPAL AREAS OF OPERATIONS

    The Company owns and operates producing properties located in four states with proved reserves located primarily in Louisiana, Oklahoma and Texas. Before the Acquisitions, the Company owned interests in six wells it operates and also owned non-operated interests in approximately 27 producing wells in Oklahoma, Louisiana and Texas. Daily production from both operated and non-operated wells net to the Company's interest averaged 332.34 Mcf per day and 19.96 Bbls of oil per day for the year ended December 31, 1997. These properties have provided the Company's revenues to date. Pursuant to the Acquisitions, the Company acquired interests in seven wells that are complete or being completed, six of which are being operated by the Company. Initial production rates are not available on these wells.

GAS AND OIL RESERVES

    Set forth below is certain information concerning the Company's net proved reserves, projected future production, estimated future net revenue from proved reserves and the present value of such estimated net revenue as of the dates set forth below. The Company has not obtained a report of an independent petroleum engineer with respect to the reserve estimates set forth below. The estimates do not include any amounts for reserves on interests acquired pursuant to the Acquisitions. The estimates were based upon a review of production histories and other geologic, economic, ownership and engineering data. In determining the estimates of the reserve quantities that are economically recoverable, the Company used selling prices and estimated development and production costs in effect as of the dates of such estimates and, where no prior sales existed, selling prices and production costs of comparable wells in the general area were used. In accordance with guidelines promulgated by the Commission, no price or cost escalation or deescalation was considered.

    ESTIMATED PROVED RESERVES. The following table sets forth summary information regarding the Company's gas and oil reserves at December 31, 1997.

                                                                                     GAS
                                                              GAS         OIL     EQUIVALENT
                                                             (MCF)       (BBL)    (MCFE)(1)
                                                           ----------  ---------  ----------
Proved developed reserves................................     521,345     24,358     667,493
Proved undeveloped reserves..............................   4,979,018     90,041   5,519,264
Total proved reserves....................................   5,500,363    114,399   6,186,757

------------------------

 (1) Oil production is converted to Mcfe at the rate of six Mcf of natural gas per Bbl of oil, based upon the approximate energy content of natural gas and oil.

    ESTIMATE OF FUTURE NET REVENUE FROM PROVED RESERVES. The following table sets forth summary information regarding estimated future net revenue and the present value of future net revenue from the Company's net proved reserves as of December 31, 1997.

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Estimated total future net revenue (1)..........................................   $8,283,153
Present value of future net revenue (2).........................................   $4,025,657

------------------------

(1) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated. The amounts shown do not give effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization.

(2) Present value is calculated by discounting estimated future net revenue by 10% annually.

DRILLING ACTIVITY

    The Company drilled only one well in each of 1991, 1992 and 1993, and each of such wells was productive. In 1994, the Company drilled five exploratory wells, of which four were productive, and one developmental well, which was not productive. In 1995, the Company drilled seven exploratory wells of which four were productive. In 1996, the Company participated in the drilling of four wells of which two were productive. In 1997, the Company participated in eight wells, drilled one sidetrack operation in an existing wellbore, which operations have resulted in two successful completions, six dry holes, and one unsuccessful sidetrack operation due to mechanical difficulties. Since November 1, 1997 (the effective date of the Acquisitions) through May 14, 1998 (the closing date of the Acquisitions) eight wells have been drilled for the Company's account pursuant to the Acquisition Agreement, of which seven have been completed or are awaiting completion, and one well was a dry hole. Two additional wells are currently being drilled and two locations are awaiting drilling equipment for additional wells.

PRODUCTIVE WELL SUMMARY

    The following table sets forth certain information regarding the Company's ownership as of
December 31, 1997 of productive gas and oil wells in the areas indicated.

                                                                           GAS                     OIL
                                                                  ----------------------  ----------------------
                                                                     GROSS        NET        GROSS        NET
                                                                  -----------  ---------  -----------  ---------
Oklahoma........................................................           5         .04           8         .20
Texas...........................................................           1        0.07           5        2.22
Louisiana.......................................................           2        0.79      --          --
Kansas..........................................................           1        0.10      --          --
                                                                           -                      --
                                                                                     ---                     ---
  Total.........................................................           9        1.00          13        2.42
                                                                           -                      --
                                                                           -                      --
                                                                                     ---                     ---
                                                                                     ---                     ---

VOLUMES, PRICES AND PRODUCTION COSTS

    The following table sets forth certain information regarding the production volumes, average prices received and average production costs associated with the Company's sale of gas and oil for the periods indicated.

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                          1996         1997
                                                                      ------------  ----------
Net Production:
    Oil (Bbl).......................................................         9,276       7,286
    Gas (Mcf).......................................................     1,406,016     121,304
    Gas equivalent (Mcfe)...........................................     1,461,672     165,020
Average sales price:
    Oil ($per Bbl)..................................................  $      20.99  $    20.28
    Gas ($per Mcf)..................................................  $       2.18  $     2.06
Average production expenses and taxes
      ($per Mcfe)(1)................................................  $       0.78  $     2.13

------------------------

(1) Includes $164,792 in costs associated with fulfillment of contractual transportation obligations on the Company's Mobil Bay Properties. If this amount were not included, the average production taxes and excess for Mcfe would have been $1.13.

LEASEHOLD ACREAGE

    The following table sets forth as of December 31, 1997, the gross and net acres of proved developed and proved undeveloped gas and oil leases which the Company holds or has the right to acquire. The information set forth below does not include the acreage acquired in the Acquisitions.

                                                                                 PROVED UNDEVELOPED
                                                            PROVED DEVELOPED
                                                          --------------------  --------------------
STATE                                                       GROSS       NET       GROSS       NET
--------------------------------------------------------  ---------  ---------  ---------  ---------
Oklahoma................................................     38,606     14,091      1,370        452
Texas...................................................     10,742      1,999         54         54
Alabama.................................................      5,156      4,877      5,710      1,805
Arkansas................................................      1,672        357      6,360      2,544
Louisiana...............................................      1,474        449      4,075      3,397
Kansas..................................................      1,600        126     --         --
                                                          ---------  ---------  ---------  ---------
      Total.............................................     59,250     21,899     17,569      8,252
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

COMPETITION

    The gas and oil industry is highly competitive in all of its phases. The Company encounters strong competition from other gas and oil companies in all areas of its operations, including the acquisition of exploratory and producing properties, the permitting and conducting of seismic surveys and the marketing of gas and oil. Many of these competitors possess greater financial, technical and other resources than the Company. Competition for the acquisition of producing properties is affected by the amount of funds available to the Company, information about producing properties available to the Company and any standards the Company establishes from time to time for the minimum projected return on investment. Competition also may be presented by alternative fuel sources, including heating oil and other fossil fuels, There has been increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices generally are set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

    GENERAL. The gas and oil industry is extensively regulated by federal, state and local authorities. In particular, gas and oil production operations and economics are affected by price controls, environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. Gas and oil industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons. Numerous regulatory authorities, federal, and state and local governments issue rules and regulations binding on the gas and oil industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the gas and oil industry increases the Company's cost of doing business and, consequently, affects its profitability. The Company believes it is in compliance with all federal, state and local laws, regulations and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

    SEISMIC PERMITS. Current law in the State of Louisiana requires permits from owners of at least an undivided 80% interest in each tract over which the Company intends to conduct seismic surveys. As a result, the Company may not be able to conduct seismic surveys covering its entire area of interest. Moreover, 3-D seismic surveys typically are conducted from various locations both inside and outside the area of interest to obtain the most detailed data of the geological features within the area. To the extent that the Company is unable to obtain permits to access locations to conduct the seismic surveys, the data obtained may not be as detailed as might otherwise be available.

    EXPLORATION AND PRODUCTION. The Company's operations are subject to various regulations at the federal, state and local levels. Such regulations include (i) requiring permits for the drilling of wells; (ii) maintaining bonding requirements to drill or operate wells; and (iii) regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations. The Company's operations also are subject to various conservation regulations. These include the regulation of the size of drilling and spacing units, the density of wells that may be drilled, and the unitization or pooling of gas and oil properties. In addition, state conservation laws establish maximum rates of production from gas and oil wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of gas and oil the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Recently enacted legislation and regulatory action in Texas and Oklahoma is intended to reduce the total production of natural gas in those states. Although such restrictions have not had a material impact on the Company's operations to date, the extent of any future impact therefrom cannot be predicted.

    NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by the Company and the manner in which such production is marketed. The transportation and sale for resale of natural gas in interstate commerce are regulated by the Federal Energy Regulatory Commission ("FERC") pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978 ("NGPA"). The maximum selling prices of natural gas were formerly established pursuant to regulation. However, on July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 ("Decontrol Act") was enacted, which terminated wellhead price controls on all domestic natural gas on January 1, 1993 and amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of natural gas, which will include all sales by the Company of its own production. Consequently, sales of the Company's natural gas currently may be made at market prices, subject to applicable contract provisions. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

    The FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and transportation of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, require interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires interstate pipelines to provide open-access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Order No. 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. The FERC has issued final orders in virtually all Order No. 636 pipeline restructuring proceedings. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636 and remanded certain issues for further explanation or clarification. Numerous petitions for review of the individual pipeline restructuring orders are currently pending in that court. The issues remanded for further action do not appear to materially affect the Company. Proceedings on the remanded issues are currently ongoing before the FERC following its issuance of Order No. 636-C in February 1997. Although it is difficult to predict when all appeals of pipeline restructuring orders will be completed or their impact on the Company, the Company does not believe that it will be affected by the restructuring rule and orders any differently than other natural gas producers and marketers with which it competes.

    Although Order No. 636 does not regulate natural gas production operations, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its natural gas marketing efforts. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The Company does not believe, however, that it will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which it competes.

    The FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market, the price that shippers can charge for their released capacity, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. Several pipelines have obtained FERC authorization to charge negotiated rates as an alternative to traditional cost-of-service rate making methodology. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In December 1997, the FERC requested comments on the financial outlook of the natural gas pipeline industry, including among other matters, whether the FERC's current rate making policies are suitable in the current industry environment. In April 1998, the FERC issued a new rule to further standardize pipeline transaction tariffs that, as the result of newly standardized provisions regarding firm intra day transportation nominations, could adversely affect the reliability of scheduled interruptible transportation service on some pipelines. While any resulting FERC action would affect the Company only indirectly, any new rules and policy statements may have the effect of enhancing competition in natural gas markets.

    Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the operations of the Company. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

    LOUISIANA LEGISLATION. The Louisiana legislature passed Act 404 in 1993, which permits a party transferring an oil field site to establish a site-specific trust account for such oil field. If the site-specific trust account is established in accordance with the requirements of the statute, the party transferring the oil field site shall not thereafter be held liable by the state for any site restoration costs or actions associated with the transferred oil field site. The parties to a transfer may elect not to establish a site-specific trust account, however, in the absence of such an account, the transferring party will continue to have liability for the costs of restoration of the site. If the parties to a transfer elect to establish a site-specific trust account pursuant to the statute, the Louisiana Department of Natural Resources ("DNR") requires an oil field site restoration assessment to be made at the time of the transfer or within one year thereafter, to determine the site restoration requirements existing at the time of transfer. Based upon the site restoration assessment, the parties to the transfer must propose to the DNR a funding schedule for the site-specific trust account, providing for some contribution to the account at the time of transfer and at least quarterly payment thereafter. If the DNR approves the establishment and funding of the site-specific trust account, the purchaser will thereafter be the responsible party to the state, except that the failure of a transferring party to make a good faith disclosure of all oil field site conditions existing at the time of the transfer will render that party liable for the costs of restoration of such undisclosed conditions in excess of the balance of the site-specific trust fund.

    OIL SALES AND TRANSPORTATION RATES. The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the amount the Company receives from the sale of these products. Rates for such transportation are generally subject to an indexing system under which rates may be increased as long as they do not exceed an index rate that is tied to inflation. Over time, this indexing system could have the effect of increasing the cost of transporting crude oil, liquids and condensate by pipeline. Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market.

    ENVIRONMENTAL MATTERS. The Company's oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency ("EPA"), issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require remedial action to prevent pollution from former operations, such as plugging abandoned wells, or closing pits, and impose substantial liabilities for pollution resulting from the Company's operations. In addition, these laws and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements could have a material adverse effect on the Company's operations and financial position, as well as those of the oil and gas industry in general. While management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and the Company has neither experienced any material adverse effect nor experts any significant capital expenditures from compliance with these environmental requirements, there is no assurance that this trend will continue in the future.

    The Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), also known as "Superfund," and comparable state laws imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include (i) the current owner and operator of a facility from which hazardous substances are released, (ii) owners and operators of the facility at the time the disposal of hazardous substances took place, (iii) generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances and (iv) transporters of hazardous substances to disposal or treatment facilities selected by them. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA, and thus such wastes may become subject to liability and regulation under CERCLA. Regulatory programs aimed at remediation of environmental releases could have a similar impact on the Company.

    The Resource Conservation and Recovery Act, as amended ("RCRA"), generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, the Company does not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

    The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Company has used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including waste disposal of or released by prior owners or operators), or property contamination (including groundwater contamination by prior owners or operators), or to perform remedial plugging or pit closure operations to prevent future contamination.

    The Federal Water Pollution Control Act of 1972 as amended ("FWPCA"), also known as the Clean Water Act ("CWA") and analogous state laws, impose restrictions and strict controls regarding the discharge of pollutants including produced waters and other oil and gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. These proscriptions also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

    The Oil Pollution Act of 1990, as amended ("OPA"), pertains to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters of the United States. Under OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages, arising from a spill. The OPA establishes a liability limit for onshore facilities of $350 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or willful misconduct or resulted from a violation of a federal safety, construction, or operating regulation. If a party fails to report a spill or cooperate in the cleanup, the liability limits otherwise do not apply. Federal regulations under the OPA and FWPCA also require certain owners and operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters. The Company believes that it is in substantial compliance with the requirements of the OPA and FWPCA and that any non-compliance would not have a material adverse effect on the Company.

TITLE TO PROPERTIES

    Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the gas and oil industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations including a title opinion of local counsel generally are made before commencement of drilling operations. The Company has granted to an affiliate of a major public utility a mortgage on its interest in the Starboard Project to secure repayment of the funding provided by the affiliate and relating to the prospect, and has granted to Bank of America NT&SA a mortgage on virtually all remaining producing gas and oil properties to secure repayment under the Bank Credit Agreement.

OPERATING HAZARDS AND INSURANCE

    The gas and oil business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

    The Company maintains a gas and oil lease operator insurance policy that insures the Company against certain sudden and accidental risks associated with drilling, completing and operating its wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. The Company also carries comprehensive general liability policies and an umbrella policy. The Company and its subsidiaries carry workers' compensation insurance in all states in which they operate. The Company maintains various bonds as required by state and federal regulatory authorities. Although the Company believes these policies are customary in the industry, they do not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. If the Company experiences significant claims or losses, the Company's insurance premiums could be increased, which may adversely affect the Company and its financial condition, or limit the ability of the Company to obtain coverage. Any difficulty in obtaining coverage may impair the Company's ability to engage in its business activities.

FACILITIES

    The Company leases approximately 7,600 square feet of office space in Houston, Texas, at an annual rent of $117,068. The lease expires in September 2001. In connection with the Acquisitions, the Company assumed a lease (the "Lease") for 8,242 square feet of Esenjay's office space in Corpus Christi, Texas. The monthly rent is $7,555, and the Lease expires on June 30, 1998. The Company believes it will be able to renew the lease on acceptable terms. The Company currently is leasing more office space than it needs in Houston, and intends to sublet a portion of its office space in 1998.

EMPLOYEES

    The Company has five full-time and one part-time employees in its Houston, Texas office, and 26 employees in its Corpus Christi, Texas office. Their functions include management, production, engineering, geology, land, legal, gas marketing, accounting, financial planning and administration. Certain operations of the Company's field activities are accomplished through independent contractors who are supervised by the Company. The Company believes its relations with its employees and contractors are good. No employees of the Company are represented by a union.

LEGAL PROCEEDINGS

    EPC was a defendant in a lawsuit regarding injuries to a oil field worker not employed by the Company that resulted in a judgment against EPC of approximately $17,700,000. The judgment was settled by EPC's insurers, who agreed to make cash payments to the plaintiff, and by EPC who agreed to implement a mutually agreeable work safety plan in exchange for approximately $6.0 million in punitive damages that otherwise would have been payable to the plaintiff. The settlement was entered into and approved by the court entering an agreed judgment on December 3, 1997. On approximately April 16, 1998, the plaintiff filed an action against both EPC and the Company alleging, in part, that EPC has failed and refused to implement an appropriate safety plan and entered negotiations with the Company to convey material assets to it which, if consummated, would negate plaintiffs benefits to be obtained by EPC's safety plan, thereby fraudulently inducing plaintiff to settle the judgment against EPC. The Company believes the claims are not supported by the facts and are without merit. The Company and EPC intend to vigorously defend the claims.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the Company's directors and executive officers.

NAME                            AGE   POSITION
------------------------------  ---   -------------------------------------------------
David W. Berry(1).............  48    Chairman of the Board

Alex M. Cranberg(1)(2)........  43    Vice Chairman of the Board

Michael E. Johnson(1).........  50    Director, President and Chief Executive Officer

Charles J. Smith(1)...........  71    Director

Alex B. Campbell(3)...........  40    Director

William D. Dodge, III(2)......  45    Director

Jack P. Randall(2)(3).........  48    Director

Hobart A. Smith(3)............  61    Director

David B. Christofferson.......  49    Senior Vice President, Secretary and General
                                      Counsel

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    DAVID W. BERRY has served as President of the Company since the incorporation of its predecessor in August 1988, and has served as Chairman of the Board of Directors since 1991. In 1978, he formed Berry Petroleum Corporation, which was a regional natural gas and oil exploration company. In 1976 he co-founded Vulcan Energy Corporation, a Tulsa, Oklahoma based exploration and production company. Mr. Berry has served as the State Finance Chairman of the Oklahoma State Republican Party, as a Trustee for the Oklahoma Museum of Art and on the United States Senatorial Trust Committee. Mr. Berry is a member of the Texas Independent Producers and Royalty Owners Association.

    ALEX M. CRANBERG has been a director of the Company since the consummation of the Acquisitions. He has been President of Aspect Management Corporation, the manager of Aspect, since its inception in 1993. He joined Houston Oil and Minerals Corp. in 1977 where he served in various engineering and financial roles. He has managed the oil and gas portfolio of General Atlantic Partners, a private investment firm, since 1981. He is on the Board of Directors of Brigham Exploration, Inc., a public company, and Westport Oil and Gas, Inc., a private exploration and production company active in the Rocky Mountain and Gulf Coast Regions. He received a BS in petroleum engineering from the University of Texas and an MBA from Stanford University.

    MICHAEL E. JOHNSON has been a director, President and Chief Executive Officer of the Company since the consummation of the Acquisitions. He was President of EPC from 1978 until joining the Company. Mr. Johnson was an operations engineer for Atlantic Richfield Co. from 1971 to 1976 and worked for Tana Oil and Gas before co-founding EPC, where he has managed all exploration activities, coordinated outside technical support and raised capital from industry partners. He received a BS degree in mechanical engineering from the University of Southwestern Louisiana.

    CHARLES J. SMITH has been a director of the Company since the consummation of the Acquisitions. He has served as Chairman and Chief Executive Officer of EPC since its formation in 1978. Mr. Smith acts as EPC's senior land and administrative officer. He was a practicing attorney specializing in oil and gas law from 1963 to 1987. Before 1963, he was a petroleum landman for Humble Oil and Refining Company. Mr. Smith received a BBA in industrial management from the University of Texas and was admitted to practice law in Texas in 1959 after attending South Texas School of Law and the completion of off-campus studies.

    ALEX B. CAMPBELL has been a director of the Company since the consummation of the Acquisitions. He has been Vice President of Aspect Management Corporation since August 1996 and is responsible for land and corporate development and legal issues. He served as landman for Grynberg Petroleum and TXO Production Corp. from 1980 to 1984, focusing on the Rocky Mountain Region, then as division landman for Lario Oil & Gas Company from 1984 to 1996, where he was responsible for administration, prospect marketing, contract lease negotiation, exploration permitting, surface owner negotiations and property acquisition negotiation and due diligence. He has a BA in business/pre-law from Colorado State University, and an MBA from Colorado State University.

    WILLIAM D. DODGE, III has been a director of the Company since consummation of the Acquisitions. He has been Regional President of Pacific Southwest Bank, Corpus Christi, Texas since 1995. He has been active in banking since 1977, including serving as President of The Bank of Robstown, Texas from 1982 until 1995. He also serves in a number of civic roles, including as Chairman of the Port of Corpus Christi Authority, and serving on the Board of Directors of Columbia Northwest Hospital. Mr. Dodge is a member of the Editorial Review Board SAM Advanced Management Journal at the Texas A&M University-Corpus Christi College of Business. He received a BA degree from the University of Texas at Austin and attended the Southwestern Graduate School of Banking, Southern Methodist University.

    JACK P. RANDALL has been a director of the Company since the consummation of the Acquisitions. He founded Randall & Dewey, Inc. in 1989 and has served as its President since that time. Randall & Dewey is a Houston, Texas, based transaction advisory firm focusing on oil and gas mergers, acquisitions, divestments, trades and alliances. Before founding Randall & Dewey, he was with Amoco Production Company from 1975 to 1989, where his service included acting as Manager of Acquisitions and Investments. Mr. Randall is a member of the Board of Directors of Crosstimbers Oil Company, the chairman of the Petroleum Engineering Visiting Committee at the University of Texas at Austin, and a member of the Implementation Advisory Committee for the Oil Recovery Center of Excellence at the University of Texas at Austin. He also is a member of the Society for Petroleum Engineers, the American Petroleum Institute and the Independent Petroleum Association of America. He received BS and MS degrees in engineering from the University of Texas.

    HOBART A. SMITH has been a director of the Company since the consummation of the Acquisitions. He has served as a director of Harken Energy Corporation since 1997 and a consultant to Smith International, Inc. since 1991. From 1987 to 1991, Mr. Smith was Vice President of Customer Relations for Smith International, Inc. From 1965 to 1987, he held numerous positions, including many executive offices with Smith Tool, Inc., a subsidiary of Smith International, Inc. Mr. Smith has more than 30 years of experience in the oil services industry. Mr. Smith received a BA from Claremont McKenna College.

    DAVID B. CHRISTOFFERSON joined the Company in 1989 and served as a director until the consummation of the Acquisitions. Mr. Christofferson currently is Senior Vice President, Secretary and General Counsel of the Company. He also serves as its Principal Financial Officer. Mr. Christofferson has been active in the natural gas and oil industry for over 20 years. He also served as General Counsel to two independent natural gas and oil companies and to a natural gas marketing company. Mr. Christofferson is a member of the Texas Independent Producers and Royalty Owners Association. He received a BBA in finance and a Juris Doctor from the University of Oklahoma. He also received a Masters of Divinity degree from Phillips University. He is admitted to practice law in Oklahoma.

KEY OFFICERS

    In addition to the directors and executive officers listed above, the following former EPC employees have significant responsibilities with the Company.

    HOWARD E. WILLIAMS, 55, is Vice President and Treasurer. Mr. Williams joined EPC in 1981 and became the Company's Principal Accounting Officer upon consummation of the Acquisitions. He is responsible for supervising and coordinating all of the Company's accounting activities. Before joining EPC, Mr. Williams practiced public accounting for 17 years with "Big 8," regional and local accounting firms. Mr. Williams is a graduate of Texas A&I University with a BBA in Accounting.

    LINDA D. SCHIBI, 41, is Vice President-Land. Mrs. Schibi joined EPC in 1978 and became the Company's Land Manager in charge of the day-to-day land operations upon consummation of the Acquisitions. She coordinates the activities of outside landmen and supervises in-house land department operations. Mrs. Schibi also functions as oil and gas marketing manager with responsibility for the marketing of the Company's operated oil and gas properties. She is a Certified Petroleum Landman. She attended Del Mar College.

    DALE W. ALEXANDER, 42, is Vice President-Exploitation. He served EPC as a consultant in the area of reservoir and exploitation engineering from 1991 until the consummation of the Acquisitions, when he became the Company's Vice President--Exploration. Mr. Alexander is responsible for determining pre-drill economics, risk weighting drilling projects and coordination of reserve reports. From 1988 to 1991, he was with Kamlock Oil & Gas Company. He was an exploitation/reservoir engineer for EPC from 1983 to 1988. He also has worked for Champlin Petroleum Company, and Union Oil of California. Mr. Alexander has a BS in Petroleum Engineering from the University of Texas.

    MICHAEL E. MOORE, 40, is Vice President-Exploration. Mr. Moore joined EPC in 1982 as a staff geologist and became the Company's Exploration Manager upon consummation of the Acquisitions. Mr. Moore is responsible for reviewing all outside geological projects as well as supervising the activities of in-house and retainer geological staff. He previously was employed as a field geologist with J.R. Weber, Inc., a consulting firm in Denver, Colorado. He received a BS in Geology from the University of Texas.

    WILLIAM L. JACKSON, 42, is Senior Vice President-Operations. Mr. Jackson joined EPC in 1982 and, upon consummation of the Acquisitions, became the Company's Chief Engineering Officer responsible for all oil and gas drilling, completion, workover, and production operations. He previously served with Acock Engineering and Mueller Engineering as an on-site petroleum engineering consultant on drilling and workovers for oil and gas wells in the South Texas area. He received a BS in Petroleum Engineering and an MBA from the University of Texas.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation, including bonuses, paid by the Company during each of the three fiscal years ended December 31, 1995, 1996 and 1997 to the Chief Executive Officer and to its other executive officers (other than the Chief Executive Officer) of the Company and its subsidiaries.

                                                                                             LONG-TERM COMPENSATION
                                                                                                     AWARDS
                                                                                       ----------------------------------
                                                                                        AWARDS OF         ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY      BONUS     OPTIONS(1)       COMPENSATION
---------------------------------------------------  ---------  ----------  ---------  ------------  --------------------
David W. Berry.....................................       1997  $  134,400     --         32,000(2)  $  44,965         (3)
  Chairman of the Board,                                  1996     124,000     --         20,000(2)     20,145         (3)
  Chief Executive Officer                                 1995     120,000     --           --          18,367         (3)
  and President

David B. Christofferson............................       1997  $  112,000     --         58,667(2)  $  47,888         (4)
  Director, Executive Vice                                1996     103,000     --         16,667(2)     22,469         (4)
  President, Chief Financial                              1995      85,000      5,000       --          20,080         (4)
  Officer and Secretary

S. Gordon Reese, Jr. (5)...........................       1997  $  100,000     --           --       $   6,553     --
  Senior Vice President                                   1996      98,900     --         16,250        --         --
                                                          1995      70,000     35,000       --          --         --

Michael A. Barnes(6)...............................       1997  $  100,000     --          4,167        --         --
  Vice President of                                       1996      61,750     --          4,167        --         --
  Exploration and                                         1995      --         --           --          --         --
  Production

------------------------

(1) Represents the number of shares issuable pursuant to vested and non-vested stock options after giving effect to the Reverse Split.

(2) In 1997 all stock options previously granted to Mr. Berry and Mr. Christofferson were canceled and new stock options were granted to them pursuant to the Employee Option Plan--1997 (the "1997 Plan"). Amounts stated for 1997 include regrants of such canceled options. See "--Option Repricings" and "--Employment Agreements."

(3) In 1997, the Company settled its deferred compensation liability to Mr. Berry for a payment of $80,537. Of this amount, a total of $56,063 had been reported as earned compensation in the years 1993-96, and the balance of $24,474 is reported as earned in 1997.

(4) In 1997, the Company settled its deferred compensation liability to Mr. Christofferson for a payment of $95,170. Of this amount, a total of $72,694 had been reported as earned compensation in the years 1993-96, and the balance of $22,476 is reported as earned in 1997. See "--Deferred Compensation."

(5) Mr. Reese ceased to be an officer of the Company on December 31, 1997.

(6) Mr. Barnes ceased to be an officer of the Company upon consummation of the Acquisitions.

OPTION GRANTS

    The following table sets forth certain information relating to option grants made in 1997 to the individuals named in the Summary Compensation Table above. See "--Executive Compensation."

                                                                                                    POTENTIAL
                                                           INDIVIDUAL GRANTS                        REALIZABLE
                                          ---------------------------------------------------    VALUE AT ASSUMED
                                                          % OF TOTAL                             ANNUAL RATES OF
                                                           OPTIONS                                    STOCK
                                            NUMBER OF     GRANTED TO                            PRICE APPRECIATION    MARKET
                                          SECURITIES OF   EMPLOYEES                                    FOR             PRICE
                                           UNDERLYING     IN FISCAL    EXERCISE                   OPTION TERM(3)        ON
                                             OPTIONS         1997      PRICE PER   EXPIRATION   ------------------     GRANT
NAME                                       GRANTED(1)      YEAR(2)     SHARE(1)       DATE         5%       10%        DATE
----------------------------------------  -------------   ----------   ---------   ----------   --------  --------  -----------
David W. Berry..........................     32,000(4)        30%        $3.78       11/07      $136,000  $316,000  $  95,040(8)
David B. Christofferson.................     58,667(4)        54%        $3.78       11/07      $249,920  $580,820  $ 174,240(8)
S. Gordon Reese, Jr.(5).................      --            --           --          --            --        --         --
Michael A. Barnes(6)....................      4,167(7)         4%        $7.68        4/07      $  1,500  $ 25,000  $    17,250

------------------------

(1) After giving effect to the Reverse Split.

(2) Based on options to purchase a total of 107,667 shares of Common Stock (after giving effect to the Reverse Split) granted during 1997, of which 7,500 (or 7%) have expired.

(3) Potential values stated are the result of using the Commission's method of calculating 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, that may be realized in future periods.

(4) Consists of options issued under the 1997 Plan, all of which are currently exercisable. Such options were issued in 1997 in replacement of certain options and stock appreciation rights issued in previous years. See "--Option Repricings."

(5) Mr. Reese ceased to be an executive officer of the Company on December 31, 1997.

(6) Mr. Barnes ceased to be an officer of the Company upon consummation of the Acquisitions.

(7) All options were granted under the 1997 Plan. One-third of the options are currently exercisable and the remaining two-thirds become exercisable over 1998 and 1999.

(8) See "--Option Repricings."

OPTION REPRICINGS

    In the last quarter of 1997, the Company determined to attempt to consummate a significant corporate transaction to satisfy the Company's need for additional capital resources. In connection with pursuing such a transaction, Mr. Berry and Mr. Christofferson entered into Incentive Agreements and Contract Settlement Agreements with the Company pursuant to which each of Mr. Berry and Mr. Christofferson were entitled to receive certain Incentive Payments and Contract Settlement Payments upon the consummation of such a transaction. The Acquisition Agreement qualified as such a transaction, and their existing employment agreements terminated upon the consummation of the Acquisitions.

    In negotiating the terms of the Incentive Agreements and Contract Settlement Agreements, Mr. Berry and Mr. Christofferson determined that their existing stock options would expire 90 days after their termination of employment. The Compensation Committee of the Board of Directors, which was comprised of outside directors, recognized that the expiration of those options would result in a disincentive for Mr. Berry and Mr. Christofferson to help the Company pursue a significant corporate transaction. Therefore, the Compensation Committee determined that Mr. Berry's and Mr. Christofferson's existing stock options should be canceled and replaced with new stock options that would terminate on the date their old options would have expired if their employment with the Company was not terminated. As an added incentive, the Compensation Committee determined to reprice Mr. Berry's and Mr. Christofferson's options so they could more readily benefit from any upturn in the Company's Common Stock trading price upon the consummation of a significant corporate transaction.

    When determining the price at which Mr. Berry's and Mr. Christofferson's new options would be exercisable, the Compensation Committee took the average closing price of the Company's Common Stock on the Nasdaq Small-Cap Market over the 20 day trading period immediately preceding the option reprice date, and multiplied such average trading price by 0.65. The Compensation Committee believed that the discount to the average trading price was appropriate because the shares of Common Stock issuable upon exercise of the repriced options would not be freely tradeable and the discount was appropriate to reflect the actual fair market value of the illiquid shares that would be received upon the exercise of the new options.

    The following table sets forth certain information with respect to replacement stock options granted to Mr. Berry and Mr. Christofferson during the year ended December 31, 1997, which are also reported above under "--Option Grants."

                                                     NUMBER OF
                                                    SECURITIES
                                                        OF
                                                    UNDERLYING
                                                     OPTIONS /    MARKET PRICE OF
                                                       SARS      STOCK AT TIME OF   EXERCISE PRICE AT      NEW
                                                    REPRICED OR    REPRICING OR     TIME OF REPRICING   EXERCISE
NAME                                       DATE     AMENDED(1)     AMENDMENT(1)      OR AMENDMENT(1)    PRICE(1)
---------------------------------------  ---------  -----------  -----------------  -----------------  -----------
David W. Berry.........................    12/3/97    20,000(2)      $    5.82          $    9.72       $    3.78
  President and Chief Executive Officer    12/3/97     4,000(3)      $    5.82          $   18.60       $    3.78

David B. Christofferson................    12/3/97    30,000(4)      $    5.82          $   10.08       $    3.78
  Executive Vice President, General        12/3/97     4,000(3)      $    5.82          $   18.60       $    3.78
  Counsel and Secretary                    12/3/97    16,667(2)      $    5.82          $    8.82       $    3.78


                                             LENGTH OF
                                          ORIGINAL OPTION
                                         TERM REMAINING AT
                                         DATE OF REPRICING
                                           OR AMENDMENT
NAME                                         (MONTHS)
---------------------------------------  -----------------
David W. Berry.........................            102
  President and Chief Executive Officer             69
David B. Christofferson................             62
  Executive Vice President, General                 69
  Counsel and Secretary                            102

--------------------------

(1) After giving effect to the Reverse Split.

(2) Consists of options to purchase shares of Common Stock pursuant to the 1996 Plan.

(3) Consists of units, each of which included an option to purchase one share of Common Stock and a stock appreciation right ("SAR") equal to two times the difference between the exercise price of the option and the market value of the SAR at the date of exercise, so that one unit had the value of three options, all issued pursuant to the 1993 MISP.

(4) Consists of options to purchase 30,000 shares of Common Stock (after giving effect to the Reverse Split) pursuant to the Company's 1993 Incentive Stock Option Plan.

OPTION EXERCISE AND YEAR-END VALUES

    The following table sets forth certain information as of December 31, 1997 with respect to the unexercised options to purchase Common Stock to the individuals named in the Summary Compensation Table above. See "--Executive Compensation." None of such individuals exercised any stock options during 1997.

                                                              NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                                                          MONEY-OPTIONS AT DECEMBER
                                                           OPTIONS AT DECEMBER 31, 1997          31, 1997(1)
                                                           ----------------------------  ----------------------------
NAME                                                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  ---------------  -----------  ---------------
David W. Berry...........................................      32,000         --          $  28,992         --
David B. Christofferson..................................      58,667         --          $  53,192         --
S. Gordon Reese, Jr......................................      --             --             --             --
Michael A. Barnes........................................       1,389          2,778         --             --

------------------------

(1) Based on the last sale price of the Common Stock on the Nasdaq Small-Cap Market on December 31, 1997 of $4.68 (as adjusted for the Reverse Split).

DEFERRED COMPENSATION

    Pursuant to employment agreements with Messrs. Berry, Orgill and Christofferson, deferred compensation accrued annually payable at the rate of $9,000 per year for each year the executive was employed by the Company. The payment of such compensation is deferred until retirement at which time it is payable for a period of 15 years. In lieu of receiving such deferred compensation upon retirement, in 1997 the Company paid Mr. Berry $80,537 and Mr. Christofferson $95,170, which amounts were based upon a present value calculation of the deferred compensation accrued as of August 30, 1997.

OPTION PLANS

    MANAGEMENT INCENTIVE STOCK PLAN--1993. The MISP-1993 authorized the issuance of up to 40,000 units (after giving effect to the Reverse Split). Each unit consists of (i) an option to purchase one share of Common Stock and (ii) a cash payment ("Stock Appreciation Right" or "SAR") to be made by the Company when the option is exercised. The value of the SAR is equal to twice the amount by which the fair market value of the Common Stock on the date of exercise of the option exceeds the exercise price. Currently, all units have expired or have been canceled by the Board of Directors other than 6,000 units currently outstanding, all of which expire by August 1998.

    STOCK INCENTIVE OPTION PLAN--1996. The 1996 Plan authorized the issuance of up to 58,334 options (after giving effect to the Reverse Split) to purchase one share of Common Stock. Currently, all options have expired or have been canceled by the Board of Directors other than 9,500 options currently outstanding, all of which expire by August 1998.

    EMPLOYEE OPTION PLAN--1997. The 1997 Plan authorizes the issuance of up to 115,892 options (after giving effect to the Reverse Split) to purchase one share of Common Stock. Options to purchase 96,000 shares are currently outstanding.

    In addition, the Company intends to implement a new employee stock option plan in which all of the Company's employees will be eligible to participate. Shares issuable under such plan are not anticipated to exceed 5.0% of the issued and outstanding shares of Common Stock after the Offering, however, the terms of such plan have not be finalized.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of May 14, 1998, with respect to the Common Stock owned by (i) each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                                                              PERCENTAGE OF
                                                                                         OUTSTANDING SHARES(2)(3)
                                                                                         ------------------------
                                                                             NUMBER OF     BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                     SHARES(1)    OFFERING     OFFERING
---------------------------------------------------------------------------  ----------  -----------  -----------
Esenjay Petroleum Corporation..............................................   5,177,760(4)      43.97%      30.87%
  1100 CCNB Center South
  500 North Water Street
  Corpus Christi, Texas 78471
Aspect Resources LLC.......................................................   4,285,190(5)      36.37%      25.54%
  511 16th Street, Suite 300
  Denver, Colorado 80202
Joint Energy Development Investments II Limited Partnership................     675,000        5.74%        4.02%
  1200 17th St., Suite 2750
  Denver, Colorado 80202
David W. Berry.............................................................     142,155(6)       1.20%      25.60%
Alex M. Cranberg...........................................................   4,297,090(7)      36.47%
  511 16th Street, Suite 300
  Denver, Colorado 80202
Michael E. Johnson.........................................................   5,177,760(8)      43.97%      30.87%
  1100 CCNB Center South
  500 North Water Street
  Corpus Christi, Texas 78471
Charles J. Smith...........................................................   5,177,760(8)      43.97%      30.87%
  1100 CCNB Center South
  500 North Water Street
  Corpus Christi, Texas 78471
Alex B. Campbell...........................................................      --               *            *
William D. Dodge, III......................................................      --               *            *
Jack P. Randall............................................................      --               *            *
Hobart A. Smith............................................................      --               *            *
David B. Christofferson....................................................      68,000(9)          *
Directors and executive officers as a group (9 persons)(10)................     222,055        1.87%        1.32%

------------------------

*   Less than 1%.

(1) Includes all shares with respect to which each person, executive officer or director who directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options exercisable within 60 days.

(2) Based on 11,762,687 shares of Common Stock outstanding at May 14, 1998 plus, for each beneficial owner, those number of shares underlying exercisable options held by each executive officer or director.

(3) Percent of class for any shareholder listed is calculated without regard to shares of Common Stock issuable to others upon exercise of outstanding stock options. Any shares a shareholder is deemed to own by having the right to acquire by exercise of an option or warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

(4) Includes 12,500 shares of Common Stock issuable upon the exercise of warrants.

(5) Includes 18,750 shares of Common Stock issuable upon the exercise of warrants.

(6) Includes options to purchase 32,000 shares of Common Stock that are currently exercisable.

(7) Includes (i) 11,900 shares of Common Stock owned and (ii) 4,285,190 shares of Common Stock owned by Aspect, which includes 18,750 shares issuable upon the exercise of warrants, as to which Mr. Cranberg disclaims beneficial ownership.

(8) Includes 5,165,260 shares of Common Stock owned, and 12,500 shares of Common Stock issuable upon exercise of currently exercisable warrants held by, EPC, as to which Messrs. Johnson and Smith disclaim beneficial ownership.

(9) Includes options to purchase 58,667 shares of Common Stock that are currently exercisable.

(10) Includes 63,250 shares issuable pursuant to options held by executive officers and directors that are currently exercisable. Does not include any shares as to which beneficial ownership is disclaimed.

                              CERTAIN TRANSACTIONS

    The Company and Aspect Management Corporation, the manager of Aspect ("Aspect Management"), have entered into a Geotechnical Services Consulting Agreement pursuant to which Aspect Management is to perform geotechnical services for the Company in connection with certain oil and gas properties to which both parties share an ownership interest. To the extent that Aspect Management pays or advances costs or expenses associated with certain assets on behalf of the Company, and to the extent Aspect Management hires independent contractors, such costs and expenses will be billed to the Company. Aspect Management must obtain the Company's approval to enter into any related contract or agreement that has a cost exceeding $50,000 net to the Company. The Company must pay Aspect Management for services rendered in an amount equal to Aspect's employee costs, overhead costs and general and administrative costs associated with the services rendered thereunder. The agreement terminates on May 14, 2002, unless terminated by either party with 90 days' written notice to the other party.

    The Company and Aspect Management have entered into a Land Services Consulting Agreement pursuant to which Aspect Management will provide certain land-related services to the Company in connection with oil and gas properties to which the Company and Aspect share an ownership interest. To the extent that Aspect Management pays or advances costs or management expenses associated with assets, and to the extent Aspect Management hires independent contractors, such cost and expenses will be billed to the Company. The Company must pay Aspect Management for services rendered in an amount equal to Aspect's employee costs, overhead costs and general and administrative costs associated with the services rendered thereunder. The agreement will be effective until May 14, 2002, unless terminated by either party by giving the other party 90 days' written notice.

    Aspect received warrants to purchase 9,375 shares of Common Stock at an exercise price of $3.00 per share in connection with providing financing under the Initial Bridge Facility, and received warrants to purchase an additional 9,375 shares of Common Stock at an exercise price of $3.00 per share in connection with guaranteeing a portion of the indebtedness under the Duke Credit Facility. In addition, EPC received warrants to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $3.00 per share in connection with guaranteeing a portion of the indebtedness under the Initial Bridge Facility and under the Duke Credit Facility.

    The Company and EPC have entered into an agreement pursuant to which the Company loaned to EPC $3.0 million of the proceeds from the Duke Credit Facility to be used for exploration activities on the Exploration Projects acquired from EPC pursuant to the Acquisitions. EPC is required to repay such loan, plus accrued interest, at the rate of prime plus 4.0% (12.5% as of the date hereof), upon the payment by the Company to EPC of the first $3.0 million of post-effective date costs incurred by EPC on exploration activities on such Exploration Projects.

    Mr. Berry and Mr. Christofferson (each an "Employee") each entered into an Incentive Agreement and a Contract Settlement Agreement, and their employment agreements with the Company were terminated upon the closing of the Acquisitions. Pursuant to the Incentive Agreements and Contract Settlement Agreements, the Company agreed that if the Company closes a significant corporate transaction, and the Employee does not resign as an executive officer before that time, the Company would pay an Incentive Payment of $134,000 to Mr. Berry and $112,000 to Mr. Christofferson, as well as a Contract Settlement Payment of $134,000 to Mr. Berry and $112,000 to Mr. Christofferson, at which time Mr. Berry and Mr. Christofferson would be released from all further obligations to the Company other than contractual confidentiality obligations. Each of the Incentive Payments and the Contract Settlement Payments are in the form of promissory notes bearing interest at the rate of 10% per year payable by the Company to the Employees, with the principal amount being paid at a minimum of $5,000 per month, beginning the first day of the third month after the closing of the significant corporate transaction, and all principal and accrued interest being due and payable upon the earlier of September 30, 1998, or the completion of a public sale of any equity or debt securities of the Company, whichever is earlier. Each of the employees, at their discretion, may defer payment of up to 50% of the principal amount due until January 15, 1999. The Contract Settlement Payments are intended to satisfy the Employees existing employment contracts. Incentive Payments are intended to compensate the Employees for their services in soliciting, negotiating and closing a significant corporate transaction and not in satisfaction of any prior obligations to the Company. The Incentive Payments are in addition to any other obligations or payments due to the Employees, including the settlement of their previously existing employment contracts. In addition, as an inducement to the Employees to continue to solicit and close a change of control transaction, and regardless of whether such a transaction occurs, all of the stock options previously granted to the employees by the Company were canceled, and the Company issued to each of the employees new stock options pursuant to the Employee Option Plan. See "--Option Grants" and "--Option Repricing."

    The Acquisitions constituted a significant corporate transaction pursuant to which the Incentive Payments and Contract Settlement Payments are payable to Mr. Berry and Mr. Christofferson. Mr. Berry and Mr. Christofferson have no further contractual obligations to the Company other than confidentiality obligations and any contractual arrangements they may negotiate with the Company in the future.

    Effective May 1, 1996, Jeffrey Orgill and the Company agreed to the termination of Mr. Orgill's employment agreement and Mr. Orgill resigned as Vice President of Exploration and Production as of May 1, 1996. Mr. Orgill entered into a consulting agreement with the Company effective May 1, 1996 that expired in March 1998. Mr. Orgill was paid $10,000 per month under the terms of the consulting agreement and the Company paid $120,000 to Mr. Orgill during 1997 for consulting services.

    The Company made advances to officers and affiliates of the Company during 1996 and 1997 of $51,143 and $48,380, respectively, and received repayments of $18,741 and $99,216, respectively. The December 31, 1996 and 1997 receivables include approximately $47,787 and $47,787, respectively, from an affiliated partnership for which the Company serves as the managing general partner.

    During 1996, as a part of the Company's relocation to Houston, Texas, the Company purchased the homes of David W. Berry and David B. Christofferson, both officers of the Company, for $191,395 and

$178,000, respectively. These amounts in each case were ascertained by averaging two independent MAI appraisals to determine fair market value. The Company subsequently sold the homes at a sales contract price of $176,200 and $178,000, respectively, pursuant to which sales contracts the Company received net sales proceeds after commissions and other selling expenses of $158,847 and $165,626, respectively.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of May 15, 1998, 11,762,687 shares of Common Stock were issued and outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding class of preferred stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any class of preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

    Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. The issuance of preferred stock, while providing flexibility in connection with possible financing, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company.

PROVISIONS AFFECTING CONTROL OF THE COMPANY

    In addition to the control that will be vested in the existing stockholders of the Company upon consummation of the Offering, the Company's Certificate of Incorporation and Bylaws may affect control of the Company.

    SIZE AND CLASSIFIED BOARD. The Company's Board of Directors currently consists of eight members. However, the Company's Certificate of Incorporation provides that the number of directors should be no less than four and no more than fourteen, and such number may be determined from time to time under the Bylaws or upon resolution of the Board of Directors. Directors need not be stockholders. In case of vacancies in the Board of Directors, including vacancies occurring by reason of an increase in the number of directors, a majority of the remaining members of the Board, even though less than a quorum, may elect directors to fill to such vacancies to hold office until the next annual meeting of the stockholders or until their successors are elected and qualify. The Company's Certificate of Incorporation also classifies the Company's Board of Directors into three classes serving staggered, three-year terms. Classification of the Board of Director's could have the effect of extending the time during which the existing Board of

Directors could control the operating policies of the Company even though opposed by the holders of a majority of the outstanding shares of the Common Stock.

    REMOVAL OF DIRECTORS. Under the DGCL, a director of a corporation generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless the corporation's certificate of incorporation provides otherwise, if the corporation's board of directors is classified, such as the Company's Board, directors may be removed only for cause and only by stockholder action. Generally, the vote for removal would require the affirmative vote of a majority of shares entitled to vote at an election of directors.

DELAWARE LAW PROVISIONS

    The Company is a Delaware corporation and is subject to Section 203 of the DGCL. Generally, Section 203 prohibits the Company from engaging in a "business combination" (as defined in Section 203 of the DGCL) with an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (i) before that person became an interested stockholder, the Company's Board of Directors either approved the transaction which resulted in the stockholder becoming an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Section 203 restrictions also do not apply to certain business combinations proposed before the consummation or abandonment of and after the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was either not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's Board of Directors. The extraordinary transaction must be approved or not opposed by a majority of the Board of Directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

REGISTRATION RIGHTS

    The Company has entered into a registration rights agreement with EPC and Aspect with respect to the 9,368,367 shares of Common Stock they received in the Acquisitions and the 31,250 shares of Common Stock issuable upon the exercise of their warrants to purchase Company Stock. The agreement grants to EPC and Aspect up to three demand and unlimited piggyback registrations. The Company has filed a shelf registration statement with respect to all of such shares of Common Stock. Such registration statement also covers (i) 675,000 shares of Common Stock issued to an affiliate of Enron Corp. in the Acquisitions, (ii) 63,335 shares of Common Stock issued to certain of Aspect's employees in the Acquisitions, (iii) 32,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Berry and (iv) 68,000 shares of Common Stock on behalf of Mr. Christofferson, of which 58,667 shares are issuable upon the exercise of options.

    The Company has entered into a registration rights agreement with Hi-Chicago Trust with respect to 12,500 shares of Common Stock and 50,000 shares of Common Stock issuable upon the exercise of a warrant. Such agreement grants to Hi-Chicago Trust two demand and unlimited piggyback registrations.

The Company has filed a registration statement with respect to the Common Stock and the shares issuable upon exercise of the warrant, and such registration statement has been declared effective under the Securities Act.

    The Company also has entered into a registration rights agreement with Weisser, Johnson & Co. with respect to 250,00 shares of Common Stock and a registration rights agreement with LaSalle Street Natural Resources Corporation with respect to 250,000 shares of Common Stock. In addition, the Representative has registration rights with respect to the 210,000 shares of Common Stock issuable upon the exercise of the Representative's Warrant.

    Each of these registration rights agreements contain provisions that permit the managing underwriter in an underwritten public offering to cut back the number of shares of Common Stock requested to be included in a piggyback registration if the managing underwriter believes that the number of shares requested to be included is greater than the number of shares that can be sold.

TRANSFER AGENT AND REGISTRAR

    The transfer and registrar for the Common Stock is Bank One Oklahoma.

                                  UNDERWRITING

    The Underwriters named below, for whom Gaines, Berland Inc. is acting as representative (the "Representative"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names:

                                                                                                       NUMBER OF
UNDERWRITER                                                                                              SHARES
-----------------------------------------------------------------------------------------------------  ----------
Gaines, Berland Inc..................................................................................

                                                                                                       ----------
    Total............................................................................................   5,000,000
                                                                                                       ----------
                                                                                                       ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other considerations. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

    The Underwriters, through the Representative, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow
to selected dealers a concession of $     per share; and that such dealers may
reallow a concession of $     per share to certain other dealers. After the
public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is included for quotation on the Nasdaq Small-Cap Market.

    The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to an aggregate of 750,000 additional shares of Common Stock, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 5,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotment made in connection with the sale of the shares of Common Stock offered hereby.

    The Company, its officers and directors, EPC and certain of its affiliates and Aspect have agreed that they will not sell or dispose of any shares of Common Stock for a period of 180 days after the later of the date on which the Registration Statement is declared effective by the Commission or the first date on which the shares are bona fide offered to the public, without the prior written consent of the Representative.

    In connection with the offering made hereby, the Company has agreed to sell to the Representative, for nominal consideration, a warrant (the "Representative's Warrant") to purchase from the Company up to 210,000 shares of Common Stock. The Representative's Warrant is exercisable, in whole or in part, at an exercise price of $7.20 per share at any time during the three-year period commencing one year after the effective date of the Registration Statement of which this Prospectus is a part. The Representative's Warrant contains provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the Representative's Warrant should any one or more of certain specified events occur. The Representative's Warrant grants to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrant.

    The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. The Company has agreed to pay to the Representative a nonaccountable expense allowance of $300,000.

    As permitted by Rule 103 under the Exchange Act certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq Small-Cap Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (i) a passive market maker's net daily bid purchase of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calender months (or any 60 consecutive days ending within the 10 days) immediately preceeding the filing date of the registration statement of which this Proscectus forms a part, (ii) a passive market maker may not effect transaction or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

    The Company and the Representative entered into an engagement letter dated December 3, 1997, pursuant to which the Representative agreed to provide financial advisory services to the Company. In connection with such engagement, the Representative acted as the Company's financial advisor in connection with the Acquisitions and rendered an opinion that, subject to certain assumptions and analyses set forth in such opinion, the consideration paid to EPC and Aspect pursuant to the Acquisition Agreement was fair to the Company's shareholders from a financial point of view. The Company agreed to pay the Representative $200,000 and reimburse the Representative for $15,000 of expenses incurred before execution of the engagement letter and to further reimburse the Representative for additional out-of-pocket expenses reasonably incurred in connection with its engagement, including the reasonable fees and disbursements of the Representative's legal counsel. Such fees and expenses were for financial advice in connection with the Acquisitions, including the fairness opinion related thereto. The Company also agreed to pay the Representative a fee equal of $200,000 upon the closing of any additional equity funding or mezzanine funding not underwritten by the Representative in excess of $10.0 million within 18 months of the date of the engagement letter, provided the Acquisitions have been completed. Such $200,000 fee is not payable if the Company completes an underwritten public offering with the Representative as the underwriter within such 18 month period. This Offering constitutes an underwritten public offering that cancels the Company's obligations to pay such $200,000 fee.

    The Representative has performed underwriting and financial advisory services for the Company in the past and anticipates it will continue to provide such services in the future. In connection with prior services, the Representative was issued 67,500 shares of Common Stock and warrants to purchase 67,500 shares of the Company's Common Stock at an exercise price of $12.15 per share.

    An affiliate of the Representative participated in 37.5% of Aspect's obligation to lend funds to the Company under the Initial Bridge Facility and granted a limited guaranty of the Company's repayment obligations under the Duke Credit Facility, and in exchange for such participation and guaranty, received warrants to purchase an aggregate of 18,750 shares of Common Stock at an exercise price of $3.00 per share.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas. Certain legal matters relating to this offering will be passed upon for the Underwriter by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements at December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such information also may be obtained on the Internet through the Commission's EDGAR database at HTTP://WWW.SEC.GOV.

                       GLOSSARY OF CERTAIN INDUSTRY TERMS

    The terms used in this Prospectus are defined as set forth below. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and, in most instances, are rounded to the nearest major multiple.

    BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    BBLS/D.  Stock tank barrels per day.

    BCF.  Billion cubic feet.

    BCFE. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    COMPLETION. The installation of permanent equipment for the production of oil or gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

    DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    DRY HOLE OR WELL. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    EXPLORATORY WELL. A Well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

    FARM-IN OR FARM-OUT. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one, or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

    FIELD. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

    FINDING COSTS. Costs associated with acquiring and developing proved oil and natural gas reserves which are capitalized by the Company pursuant to generally accepted accounting principles, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells.

    GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

    MBBLS.  One thousand barrels of crude oil or other liquid hydrocarbons.

    MBBLS. One thousand barrels of crude oil or other liquid hydrocarbons per day.

    MCF.  One thousand cubic feet of gas.

    MCF/D.  One thousand cubic feet of gas per day.

    MCFE. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    MBBLS.  One thousand barrels of crude oil or other liquid hydrocarbons.

    MMCF  One million cubic feet.

    MMCF/D.  One million cubic feet per day.

    MMCFE. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

    NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

    NORMALLY PRESSURED RESERVOIRS. Reservoirs with a formation-fluid pressure~ equivalent to 0.465 psi per foot of depth from the surface. For example, if the formation pressure is 4,650 psi at 10,000 feet, then the pressure is considered to be normal.

    PRESENT VALUE. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    PRODUCTIVE WELL. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    PROVED DEVELOPED NONPRODUCING RESERVES. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

    PROVED DEVELOPED PRODUCING RESERVES. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

    PROVED DEVELOPED RESERVES. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

    PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    PROVED UNDEVELOPED LOCATION. A site on which a development well can be drilled consistent with-spacing rules for purposes of recovering proved undeveloped reserves.

    PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

    RECOMPLETION. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

    RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

    ROYALTY INTEREST. An interest in an oil and natural gas property entitling the owner to a share of oil or gas production free of costs of production.

    3-D SEISMIC. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

    UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

    WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

    WORKOVER.  Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1996...............................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1997 and 1996.......................        F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996.............        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996.......................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Condensed Consolidated Balance Sheet (unaudited) as of March 31, 1998 and December 31, 1997................       F-24

Condensed Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997
  (unaudited)..............................................................................................       F-25

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997
  (unaudited)..............................................................................................       F-26

Notes to Condensed Consolidated Financial Statements (unaudited)...........................................       F-27

                           ESENJAY EXPLORATION, INC.
                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Esenjay Exploration, Inc.

We have audited the accompanying consolidated balance sheets of Esenjay Exploration, Inc. (formerly Frontier Natural Gas Corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP
Houston, Texas

March 27, 1998(May 14, 1998 with
             respect to the second
             paragraph of Note 2 and
             the third and fourth
             paragraphs of Note 10)

                           ESENJAY EXPLORATION, INC.
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                       DECEMBER 31,   DECEMBER 31,
                                                                                           1997           1996
                                                                                       -------------  ------------
Current assets:
  Cash and cash equivalents..........................................................  $     690,576   $4,956,656
  Accounts receivable, net of allowance for doubtful accounts of $15,488 at December
    31, 1997 and $10,533 at December 31, 1996........................................        221,864      366,498
  Prepaid expenses and other.........................................................        249,328      282,317
  Receivables from affiliates........................................................        105,171      152,419
                                                                                       -------------  ------------
    Total current assets.............................................................      1,266,939    5,757,890
Property and equipment:
  Gas and oil properties, at cost--successful efforts method of accounting...........      3,235,848    5,280,115
  Other property and equipment.......................................................      1,169,127    1,074,727
                                                                                       -------------  ------------
                                                                                           4,404,975    6,354,842
  Less accumulated depletion, depreciation and amortization..........................     (1,260,605)  (2,918,918)
                                                                                       -------------  ------------
                                                                                           3,144,370    3,435,924
Other assets.........................................................................        164,699      437,378
                                                                                       -------------  ------------
    Total assets.....................................................................  $   4,576,008   $9,631,192
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................................  $     911,396   $  725,222
  Revenue distribution payable.......................................................         68,131      360,163
  Current portion of long-term debt..................................................        401,085      304,540
  Accrued and other liabilities......................................................        299,704      208,931
                                                                                       -------------  ------------
    Total current liabilities........................................................      1,680,316    1,598,856
Long-term debt.......................................................................         22,680      325,394
Non-recourse debt....................................................................        864,000      681,618
Accrued interest on non-recourse debt................................................        194,274       62,874
Other long-term liabilities..........................................................          9,918      223,624
                                                                                       -------------  ------------
    Total liabilities................................................................      2,771,188    2,892,366
Commitments and contingencies
Stockholders' equity:
  Cumulative convertible preferred stock $.01 par value; 5,000,000 shares authorized;
    85,961 shares issued and outstanding at December 31, 1997 and 1996; ($856,910
    aggregate redemption and liquidation preference at December 31, 1997 and 1996)...            860          860
  Common stock:
    Class A Common stock, $.01 par value; 40,000,000 shares authorized; 1,655,984 and
      1,644,317 outstanding at December 31, 1997 and December 31, 1996, respectively
      (1)............................................................................         16,560       16,443
  Unamortized value of warrants issued...............................................        (27,163)     (54,325)
  Common stock subscribed............................................................       --             45,000
  Common stock subscription receivable...............................................       --            (45,000)
  Additional paid-in capital (1).....................................................     14,751,425   14,681,542
  Accumulated deficit................................................................    (12,936,862)  (7,905,694)
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................      1,804,820    6,738,826
                                                                                       -------------  ------------
    Total liabilities and stockholders' equity.......................................  $   4,576,008   $9,631,192
                                                                                       -------------  ------------
                                                                                       -------------  ------------

--------------------------

(1) After giving effect to the 1:6 reverse stock split effected on May 14, 1998. See Note 10.

   The accompanying notes are an integral part of these financial statements.

                           ESENJAY EXPLORATION, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
Revenues:
  Gas and oil revenues..............................................................  $     664,126  $   3,176,861
  Realized gain (loss) on commodity transactions....................................       (375,410)      (814,029)
  Unrealized loss on commodity transactions.........................................       (128,936)      --
  Gain on sale of assets............................................................        452,020        250,437
  Operating fees....................................................................         55,021        213,834
  Other revenues....................................................................        241,788        339,689
                                                                                      -------------  -------------
    Total revenues..................................................................        908,609      3,166,792
                                                                                      -------------  -------------
Costs and expenses:
  Lease operating expense...........................................................        427,240        556,925
  Production taxes..................................................................         24,497        207,969
  Transportation and gathering costs................................................        143,265        368,716
  Gas purchases under deferred contract.............................................       --               82,461
  Depletion, depreciation and amortization..........................................        315,880      2,237,648
  Impairment of oil and gas properties..............................................        349,384         51,000
  Exploration costs.................................................................      2,258,702      1,317,161
  Interest expense..................................................................         60,942        783,872
  Deferred gas contract settlement..................................................       --              368,960
  General and administrative expense................................................      2,070,812      2,217,099
  Delay rentals.....................................................................        211,690       --
                                                                                      -------------  -------------
    Total costs and expenses........................................................      5,862,412      8,191,811
                                                                                      -------------  -------------
Loss before provision for income taxes..............................................     (4,953,803)    (5,025,019)
Benefit (provision) for income taxes................................................       --             --
                                                                                      -------------  -------------
Net loss............................................................................     (4,953,803)    (5,025,019)
Cumulative preferred stock dividend.................................................        103,153        103,153
                                                                                      -------------  -------------
Net loss applicable to common stockholders..........................................  $  (5,056,956) $  (5,128,172)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net loss per common share(1)........................................................  $       (3.07) $       (4.31)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Weighted average number of common shares outstanding(1).............................      1,646,311      1,190,343

------------------------

(1) After giving effect to the 1:6 reverse stock split effected on May 14, 1998. See Note 10.

   The accompanying notes are an integral part of these financial statements.

                           ESENJAY EXPLORATION, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               CLASS A COMMON     UNAMORTIZED
                                      PREFERRED STOCK            SHARES(1)          VALUE OF    ADDITIONAL
                                  ------------------------  --------------------    WARRANTS      PAID-IN    ACCUMULATED
                                    SHARES       AMOUNT      SHARES     AMOUNT       ISSUED     CAPITAL(1)     DEFICIT
                                  -----------  -----------  ---------  ---------  ------------  -----------  ------------
Balance, December 31, 1995......      85,961    $     860     843,067  $   8,431       --       $ 7,909,032  $ (2,854,887)
Issuance of common stock........      --           --         801,250      8,012       --         6,657,010       --
Warrant issued for services.....      --           --          --         --       $  (82,500)      115,500       --
Cumulative preferred stock
  dividend......................      --           --          --         --           --           --            (25,788)
Amortization of warrants........                                                       28,175
Net loss........................      --           --          --         --           --           --         (5,025,019)
                                  -----------       -----   ---------  ---------  ------------  -----------  ------------
Balance, December 31, 1996......      85,961          860   1,644,317     16,443      (54,325)   14,681,542    (7,905,694)
                                  -----------       -----   ---------  ---------  ------------  -----------  ------------
Issuance of common stock........      --           --          11,667        117       --            69,883       --
Cumulative preferred stock
  dividend......................      --           --          --         --           --           --            (77,365)
Amortization of warrants........      --           --          --         --           27,162       --            --
Net loss........................      --           --          --         --           --           --         (4,953,803)
                                  -----------       -----   ---------  ---------  ------------  -----------  ------------
Balance, December 31, 1997......      85,961    $     860   1,655,984  $  16,560   $  (27,163)  $14,751,425  $(12,936,862)
                                  -----------       -----   ---------  ---------  ------------  -----------  ------------
                                  -----------       -----   ---------  ---------  ------------  -----------  ------------

------------------------

(1) After giving effect to the 1:6 reverse stock split effected on May 14, 1998. See Note 10.

  The accommpanying notes are an integral part of these financial statements.

                           ESENJAY EXPLORATION, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
Cash flows from operating activities:
  Net income (loss)................................................................  $  (4,953,803) $  (5,025,019)
  Adjustments to reconcile net loss to net cash (used) in operating activities:
    Depletion, depreciation and amortization.......................................        315,880      2,237,648
    Impairment of oil and gas properties...........................................        349,384         51,000
    Deferred gas contract settlement...............................................       --              368,960
    Gain on sale of assets.........................................................       (452,020)      (250,437)
    Gain on settlement of deferred compensation agreement..........................        (25,794)      --
    Deferred revenues under gas contract...........................................       --              (74,400)
    Amortization of financing costs and warrants...................................         46,128        710,573
    Unrealized loss on commodity transitions.......................................        128,936       --
    Exploration costs..............................................................      2,258,702      1,317,161
    Changes in operating assets and liabilities:
      Trade and affliliate receivables.............................................        191,882        303,975
      Prepaid expenses and other...................................................        198,418       (103,580)
      Other assets.................................................................        272,679       (191,791)
      Accounts payable.............................................................        186,174       (279,119)
      Revenue distribution payable.................................................       (292,032)      (132,909)
      Accrued and other............................................................       (118,936)        (2,647)
                                                                                     -------------  -------------
    Net cash (used) in operating activities........................................     (1,894,402)    (1,070,585)
                                                                                     -------------  -------------
Cash flows used in investing activities:
  Capital expenditures--gas and oil properties.....................................     (3,023,253)    (3,515,841)
  Capital expenditures--other property and equipment...............................       (159,679)      (203,808)
  Proceeds from sale of assets.....................................................      1,002,540      4,671,088
                                                                                     -------------  -------------
    Net cash provided by (used) in investing activities............................     (2,180,392)       951,439
                                                                                     -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of debt...................................................        182,382      4,717,280
  Repayments of long-term debt.....................................................       (296,303)    (3,745,369)
  Debt issuance cost...............................................................       --             (183,387)
  Payment for settlement of deferred gas contract..................................       --           (2,181,489)
  Preferred stock dividends paid...................................................        (77,365)       (25,788)
  Net proceeds from issuance of common stock.......................................       --            6,430,647
                                                                                     -------------  -------------
    Net cash (used) in by financing activities.....................................       (191,286)     5,011,894
                                                                                     -------------  -------------
Net increase (decrease) in cash and cash equivalents...............................     (4,266,080)     4,892,748
Cash and cash equivalents at beginning of year.....................................      4,956,656         63,908
                                                                                     -------------  -------------
Cash and cash equivalents at end of year...........................................  $     690,576  $   4,956,656
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................................  $     141,356  $     818,769
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statments.

                           ESENJAY EXPLORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION--The Company's primary business activities include gas and oil exploration, production and sales, primarily in the Southwestern and Gulf Coast areas of the United States. The accompanying consolidated financial statements include the accounts of the Company, and its subsidiaries.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS--The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

    GAS AND OIL PROPERTIES--The Company uses the successful efforts method of accounting for gas and oil exploration and development costs. All costs of acquired wells, productive exploratory wells, and development wells are capitalized. Exploratory dry hole costs, geological and geophysical costs, and lease rentals on non-producing leases are expensed as incurred. Gas and oil leasehold acquisition costs are capitalized. Costs of unproved properties are transferred to proved properties when reserves are proved. Gains or losses on sale of leases and equipment are recorded in income as incurred. Valuation allowances are provided if the net capitalized costs of gas and oil properties at the field level exceed their realizable values based on expected future cash flows. Unproved properties are periodically assessed for impairment and, if necessary, a loss is recognized by providing an allowance.

    The costs of multiple producing properties acquired in a single transaction are allocated to individual producing properties based on estimates of gas and oil reserves and future cash flows.

    Depletion is provided by the unit of production method based upon reserve estimates. Depletion, depreciation and amortization includes approximately $349,384 and $51,000 in 1997 and 1996, respectively, in impairment of gas and oil properties, due to changes in reserve estimates.

    OTHER PROPERTY AND EQUIPMENT--Other property and equipment is carried at cost. The Company provides for depreciation of other property and equipment using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

    Upon sale or retirement of an asset, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in income.

    INCOME TAXES--The Company accounts for income taxes on an asset and liability method which requires the recognition of deferred tax liabilities and assets for the tax effects of temporary differences between the financial and tax bases of assets and liabilities, operating loss carryforwards, and tax credit carryforwards.

    COMMODITY TRANSACTIONS--The Company attempts to minimize the price risk of a portion of its future oil and gas production with commodity futures contracts. Gains and losses on these contracts are recognized in the period in which revenue from the related gas and oil production is recorded or when the contracts are closed. To the extent that the quantities hedged under the commodity transaction exceed current production, the Company recognizes gains or losses on the overhedged amount.

                           ESENJAY EXPLORATION, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CAPITALIZED INTEREST--The Company capitalizes interest costs incurred on exploration projects. The interest capitalized for the years ended December 31, 1997 and 1996 was approximately $235,977 and $107,000, respectively.

    GAS BALANCING--The Company records gas revenue based on the entitlement method. Under this method, recognition of revenue is based on the Company's pro-rata share of each well's production. During such time as the Company's sales of gas exceed its pro-rata ownership in a well, a liability is recorded, and conversely a receivable is recorded for wells in which the Company's sales of gas are less than its pro-rata share. At December 31, 1997, the Company's gas balancing position was approximately 29,244 MCF overproduced.

    EXPLORATION COSTS--The Company expenses exploratory dry hole costs, geological and geophysical costs, and impairment of unproved properties. During 1996, $43,000 of such costs represented geological and geophysical costs expensed as required under the successful efforts method of accounting. There were no such costs incurred in 1997.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Statement of Financial Accounting Standards No. 107. "Disclosures about Fair Value of Financial Instruments" requires disclosure regarding the fair value of financial instruments for which it is practical to estimate that value. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable, approximates fair market value because of the short maturity of those instruments. The fair value of the Company's long-term debt is estimated to approximate carrying value based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

    The Company has interest rate and gas swap agreements that subject it to off-balance sheet risk. The unrealized losses on these contracts, as disclosed in the following footnotes, are based on market quotes. These unrealized losses are not recorded in the consolidated financial statements to the extent the swaps qualify for hedge accounting.

    STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value method and disclosure standards for stock-based employee compensation arrangements, such as stock purchase plans and stock options. It also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, requiring that such transactions be accounted for based on fair value. As allowed by SFAS 123, the Company will continue to follow the provisions of Accounting Principles Board Opinion No. 25 ("APB") for its stock-based employee compensation arrangements. SFAS 123 requires entities that elect to continue to measure compensation cost using APB 25 to disclose proforma information computed as if the fair value based accounting method of SFAS 123 had been applied for all awards granted after December 15, 1994.

    EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share" and Statement of Financial Accounting Standards No. 129 ("SFAS 129"), "Disclosure of Information about Capital Structure." SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and requires restatement of all prior-period EPS data presented. SFAS 129 establishes standards for disclosing information about an entity's capital structure. Basic earnings per share has been computed by dividing net income to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income to common shareholders (as adjusted) by the weighted

                           ESENJAY EXPLORATION, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) average number of common shares outstanding plus dilutive potential common shares. For the years ended December 31, 1997 and 1996 all potentially diluted securities are anti-dilutive and therefore are not included in the earnings per share calculation.

    The following table presents information necessary to calculate basic and diluted earnings per share for periods indicated, with 1996 being restated to conform with the requirements of the Statement of Financial Accounting Standards No. 128 Earning Per Share, described below.

                                                                                         1997           1996
                                                                                     -------------  -------------
BASIC EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding as Restated for the 1:6 Reverse Stock
    Split Effected on May 14, 1998 (See Note 10)...................................      1,646,311      1,190,343
  Basic (Loss) Per Share, as Restated..............................................  $       (3.07) $       (4.31)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
EARNINGS FOR BASIC COMPUTATION
  Net (Loss).......................................................................  $  (4,953,803) $  (5,025,019)
  Preferred Share Dividends........................................................       (103,153)      (103,153)
                                                                                     -------------  -------------
  Net Income (Loss) to Common Shareholders (Basic (Loss) Per Share Computation)....  $  (5,056,956) $  (5,128,172)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    RECLASSIFICATION--Certain reclassifications have been made to the 1996 financial statements to conform them to the classification used in 1997.

2. GOING CONCERN:

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced a significant decline in operations including declines in ongoing gas and oil production. These declines have created a significant working capital deficit and depleted cash reserves. As a result of the declining positions, the Company has also failed to meet its financial debt covenants although it has secured a waiver through the earlier of the consummation of the Acquisitions or June 1998. In the event that the Company is not able to secure future waivers and the debt is ultimately called, the Company may not be able to timely meet this demand.

    The Company has prepared an operating budget for 1998 which projects a negative cash flow. Such negative cash flows are expected to further deplete existing cash balances. The Company has obtained a bridge financing arrangement from Duke Energy Financial Services, Inc. in connection with the proposed Acquisitions discussed in Note 10. Such Acquisition was approved by the Company's stockholders and consummated on May 14, 1998. Nevertheless, if the Company is unsuccessful in its attempt to secure permanent financing and/or equity capital, the Company will be required to sell substantial interests in its exploration projects in order to continue as a going concern. The Company is actively pursuing various sources of permanent financing and/or equity capital.

3. STOCKHOLDERS' EQUITY:

    As a result of the Company's 1:6 reverse stock split effected May 14, 1998, all numbers of common shares and per share amounts have been restated for all periods. See Note 10.

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
    Effective November 12, 1993, the Company completed its initial public offering of 350,000 Units of its securities. Each unit consisted of two (2) shares of cumulative convertible preferred stock (valued at $10.00 per share), one-sixth ( 1/6) share of common stock (valued at $24.00) and one-sixth ( 1/6) warrant ("Series A Warrant") (valued at $0.60). During 1995, the Company offered to exchange one (1) share of cumulative convertible preferred stock plus all unpaid and accrued preferred dividends for two-third's ( 2/3) share of common stock and two (2) Series A Warrants for a limited period. The Company concluded its offer on May 26, 1995 with a total of 603,939 shares of convertible preferred stock tendered. As a result of the offering, the Company issued 402,626 shares of Common Stock and 201,313 Series A Warrants. After May 26, 1995, the exchange ratio reverted to the original conversion terms. The Company reflected the market value of the additional one-third ( 1/3)share of common stock paid as a one-time premium to induce conversion of the cumulative convertible preferred stock as an addition to net loss in computing loss applicable to common shareholders in the amount of $2,415,756. The Company was relieved of $232,285 of accrued dividends relating to the shares tendered, which has been offset against the inducement premium. As of December 31, 1997 and 1996, 85,961 shares of cumulative convertible preferred stock were outstanding.

    In connection with the debt financing obtained during the first quarter of 1996, the Company, pursuant to an agreement with a financial advisor, agreed to pay a combination of cash, stock and warrants (See--"Warrants") in consideration for assisting with obtaining the financing. The Company paid $200,000 in cash and issued 25,000 shares of the Company's common stock to the advisor on June 6, 1996. These shares have been valued at $234,375, the fair market value at the date granted.

    On August 14, 1996, the Company closed the sale of a public offering of 1,350,000 Units of its securities. Subsequently, the Company sold an additional over all allotment of 202,500 Units. Each Unit consisted of one-half ( 1/2) share of Common Stock and one-half ( 1/2) Series B Redeemable Common Stock Purchase Warrant ("Series B Warrants"). The price for each Unit was $30.375. The net proceeds, after underwriter's commission and expenses, was approximately $6,431,000.

    CONVERTIBLE PREFERRED STOCK--The Board of Directors of the Company has adopted a Certificate of Designations creating a series of convertible preferred stock consisting of 1,000,000 shares, par value $.01 per share, none of which was outstanding as of December 31, 1997 and 1996. Shares of the convertible preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences, and relative participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. However, the holders of the shares of the convertible preferred stock will not be entitled to receive liquidation preference of such shares, until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the cumulative convertible preferred stock has been paid in full.

    CUMULATIVE CONVERTIBLE PREFERRED STOCK--Holders of shares of cumulative convertible preferred stock will be entitled to receive, when and if declared by the Board of Directors out of funds at the time legally available, cash dividends at a maximum annual rate of $1.20 per share, payable quarterly, commencing 90 days after the date of first issuance. Dividends are cumulative from the date of issuance of the cumulative convertible preferred stock. During 1997 and 1996, $77,365 and $25,788 was declared and paid in cumulative preferred stock dividends. The Company has undeclared and unpaid dividends in the amount of $180,518 ($1.50 per share) on its cumulative preferred stock for the period from May 1, 1995 to

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
December 31, 1997. The Company is not required to declare and pay such dividends; however, until such dividends are paid current, the Company is precluded from paying dividends to its common shareholders.

    In the event of any liquidation, dissolution or wind-up of the Company, holders of shares of cumulative convertible preferred stock are entitled to receive the liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock, or any series or class of the Company's stock hereafter issued, that will rank junior as to liquidation rights to the cumulative convertible preferred stock.

    The holders of cumulative convertible preferred stock will not have voting rights except as required by law in connection with certain defaults and as provided to approve certain future actions including any changes in the provisions of the stock or the issuance of additional shares equal or senior to the stock. Whenever dividends on the cumulative convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends, the number of directors of the Company will be increased by two and the holders of preferred stock will be entitled to elect these additional directors.

    REDEMPTION--The cumulative convertible preferred stock is redeemable for cash, in whole or in part, at the option of the Company, at $10.00 per share, plus any accrued and unpaid dividends, whether or not declared.

    OPTIONAL CONVERSION--At any time after the initial issuance of the cumulative convertible preferred stock and prior to the redemption thereof, the holders of cumulative convertible preferred stock shall have the right, exercisable at their option, to convert any or all of such shares into common stock at the rate of conversion described below. During 1997 no shares of cumulative convertible preferred stock were converted to common stock under the original conversion terms. Automatic Conversion--If, at any time after the initial issuance thereof, the last reported sales price of the cumulative convertible preferred stock as reported on the NASDAQ System (or the closing sale price as reported on any national securities exchange on which the cumulative convertible preferred stock is then listed), shall, for a period of 10 consecutive trading days, exceed $13.00, then, effective as of the closing of business on the tenth such trading day, all shares of cumulative convertible preferred stock then outstanding shall immediately and automatically be converted into shares of common stock and warrants at the rate of conversion described below.

    CONVERSION RATE--The conversion rate for the cumulative convertible preferred stock (i.e., the number of shares of common stock into which each share of cumulative convertible preferred stock is convertible) is determined by dividing the conversion price then in effect by $30.00. The initial conversion price is $60.00; therefore, the cumulative convertible preferred stock is initially convertible into common stock and Series A Warrants at the conversion rate of one-third ( 1/3) share of common stock and one-third ( 1/3) Series A Warrant for each share of cumulative convertible preferred stock converted.

    WARRANTS--Each Series A Warrant issued in the initial public offering and in the conversion of the cumulative convertible preferred stock entitles the holder thereof to purchase one-sixth ( 1/6) share of common stock at a price equal to $36.00, until five years from the effective date of the initial public offering. The Warrants will, unless exercised or amended, expire on November 13, 1998. Outstanding Series A Warrants may be redeemed by the Company for $1.25 each on 30 days notice. As of December 31, 1997 and 1996, there were 263,013 Series A Warrants outstanding.

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
    Each Series B Warrant issued in the August 1996 public securities offering entitles the holder to purchase one-sixth ( 1/6) share of common stock for $12.15 commencing August 8, 1997, and ending August 8, 2001. Each Series B Warrant is redeemable by the Company with the prior consent of the underwriter at a price of $0.06 per Series B Warrant, at any time after the Series B Warrants become exercisable, upon not less than 30 days notice, if the last sale price of the common stock has been at least 200% of the then exercise price of the Series B Warrants for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given.

    The Company has also issued a common stock warrant to purchase 4,167 shares of common stock at $24.00 per share in connection with a loan agreement. This warrant expires five (5) years from the effective date of the Company's initial public offering. The loan was paid in full in 1993.

    The Company and Hi-Chicago Trust agreed to a settlement in December 1995 whereby the Company issued 12,500 shares of common stock and a stock purchase warrant to purchase up to 50,000 shares of common stock at an exercise price of $18.00 per share to settle a claim asserted by Hi-Chicago Trust. The warrant is exercisable through the earlier of 60 months from the settlement date or for a period of 30 days after the closing bid price of the Company's stock equals or exceeds $36.00 per share for sixty consecutive trading days. The issued shares are unregistered.

    In 1996, the Company issued to a bank providing financing, a warrant to purchase up to 41,667 shares of common stock for a period of five years beginning January 3, 1996, at an exercise price of the highest average of the daily closing bid prices for thirty (30) consecutive trading days between January 1, 1996, and June 30, 1996. The Company has recorded the warrants at a value of approximately $82,500 as unamortized value of warrants issued. The warrants are being amortized using the interest method with an unamortized balance of $27,163 at December 31, 1997.

    The Company has also issued a warrant to purchase 41,667 shares of the Company's common stock at $12.00 per share to a financial advisor. The warrant has a five year term commencing on January 12, 1996 and provides for anti-dilution protection, registration rights, and permits partial exercise at the election of the holder by exchanging the warrants with appreciated value equal to each exercise price in lieu of cash. If additional funds are not borrowed from the bank, a portion of the warrants will be returned. The Company has recorded the warrants, which are not subject to return at their fair value of approximately $33,000. The warrants subject to return will be recorded when additional funds are borrowed.

    On January 15, 1997, the Board of Directors authorized the Company to enter into an agreement with Riches In Resources, Inc. to perform investor relations services for the Company on a fee basis through January 15, 1999, and month to month thereafter, which fee may be paid either in cash or in common stock at the election of the Company. The Company elected to compensate Riches In Resources, Inc. partially in cash and partially in stock, therefore Riches In Resources, Inc. was issued 11,667 shares of common stock during 1997. At December 31, 1997, the Company had prepaid consultant costs of $17,701 in association with this transaction.

    In the first quarter of 1998, the Company, in connection with a financing arrangement, issued warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share.

    EMPLOYEE OPTION PLAN--1997--The plan authorizes the issuance of up to 115,892 options to purchase one (1) share of common stock. Options to purchase 100,167 shares of common stock at prices ranging from $3.78 to $11.28 are currently outstanding of which 5,167 expire in June of 1998.

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
    Under the plan, the Board may grant options to officers and other employees and shall provide for an automatic receipt of options by directors who are not full time employees. Each option shall consist of an option to purchase one share of common stock at an exercise price that shall be at least the fair market value of the Common stock on the date of the grant of the option. However, the Board may authorize vesting options as it deems necessary; such is the case of certain officers reissued options under this plan during 1997. Unless otherwise so designated, the options shall be exercisable at a rate of 33 1/3% on January 1, the year following the effective date of the grant, and 33 1/3% each January 1 thereafter. The Option holder's right is cumulative. Unless otherwise designated by the Board, if the employment of the Option holder is terminated for any reason, all unexercised Options shall terminate, be forfeited and shall lapse within three months thereafter. The options have a maximum life of ten years from the date of issuance.

    STOCK INCENTIVE OPTION PLAN--1996--The 1996 stock incentive option plan was approved by the Company's stockholders in June, 1996, and 58,333 shares of common stock were initially reserved for issuance thereunder.

    Currently, all options under the plan have expired or have been canceled by the Board of Directors other than 21,667 options currently outstanding, of which 19,333 expire by June of 1998.

  MANAGEMENT INCENTIVE STOCK PLAN

    The Plan initially authorized the issuance of up to 40,000 units. Each unit consists of (i) an option to purchase one (1) share of Common Stock and (ii) a cash payment ("Stock Appreciation Right" or "SAR") to be made by the Company when the option is exercised. The value of the SAR is equal to twice the amount by which the fair market value of the Common Stock on the date of the exercise of the option exceeds the exercise price. Currently all units have expired or have been canceled by the Board of Directors other than 8,000 units currently outstanding, 7,000 of which expire by June 1998.

    The following table summarizes activity under the Company's stock option plans for the years ended December 31, 1997 and 1996.

                                                                                                               EMPLOYEE
                                       INCENTIVE                 MANAGEMENT             STOCK INCENTIVE         OPTION
                                   STOCK OPTION PLAN        INCENTIVE STOCK PLAN       OPTION PLAN--1997      PLAN--1997
                                ------------------------  ------------------------  ------------------------  -----------
                                   1997         1996         1997         1996         1997         1996         1997
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Shares available for grant....      --            30,000           --       20,000        1,333       58,533      115,892
Shares under option at end of
  period......................      --            30,000        8,000       18,667       20,333       57,000      100,167
Option price per share........      --       $    10.074  $12.00-21.00 $12.00-21.00 $8.82-12.75  $8.82-12.75  $3.78-11.28
Shares exerciseable at end of
  period......................      --            26,000        8,000       17,000        6,778           --       90,667
Sales exercised during the
  period......................      --           --                --           --           --           --           --
Sales canceled................       30,000      --            10,667       17,000       36,667           --
Weighted option price.........      --       $    10.074  $     18.12  $     18.54  $     10.02  $     9.414  $      4.20

    STOCK OPTION PLANS--The Company has three fixed option plans which reserve shares of common stock for issuance to executives, key employees and directors. The Company has adopted the disclosure-only

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's three stock option plans been determined based on fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss applicable to common stockholders and net loss per common and common equivalent share would have been the pro forma amounts indicated below:

                                                                                         1997           1996
                                                                                     -------------  -------------
Net loss applicable to common stockholders--as reported............................  $  (5,056,956) $  (5,128,172)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net loss applicable to common stockholders--pro forma..............................  $  (5,679,620) $  (5,296,335)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net loss per common share--as reported.............................................  $       (3.07) $       (4.32)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net loss per common share--pro forma...............................................  $       (3.42) $       (4.44)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends; expected volatility of 60%; risk-free interest rate of 5.71% and 6.50% in 1997 and 1996, respectively; and expected lives of five
(5) years.

    OPTION REPRICINGS

    In the last quarter of 1997, the Company determined to attempt to consummate a significant corporate transaction in order to satisfy the Company's need for additional capital resources. In connection with pursuing such a transaction, Mr. Berry and Mr. Christofferson entered into Incentive Agreements and Contract Settlement Agreements with the Company pursuant to which each of Mr. Berry and Mr. Christofferson are entitled to receive certain Incentive Payments and Contract Settlement Payments upon the consummation of such a transaction. Their existing employment agreements will terminate upon the consummation of a significant corporate transaction.

In negotiating the terms of the Incentive Agreements and Contract Settlement Agreements, Mr. Berry and Mr. Christofferson determined that their existing stock options would expire 90 days after their termination of employment. The Compensation Committee of the Board of Directors which was comprised of Messrs. Sweeny and Elliott, each of whom was an outside director, recognized that the expiration of those options would result in a disincentive for Mr. Berry and Mr. Christofferson to help the Company pursue a significant corporate transaction. Therefore, the Compensation Committee determined that Mr. Berry's and Mr. Christofferson's existing stock options should be canceled and replaced with new stock options that would terminate not sooner than the date their old options would have expired if their employment with the Company was not terminated. As an added incentive, the Compensation Committee determined to reprice Mr. Berry's and Mr. Christofferson's options so they could more readily benefit from any upturn in the Company's Common Stock trading price upon the consummation of a significant corporate transaction.

    When determining the price at which Mr. Berry's and Mr. Christofferson's new options would be exercisable, the Compensation Committee took the average closing price of the Company's Common Stock on the Nasdaq Small-Cap Market over the 20 day trading period immediately preceding the option

                           ESENJAY EXPLORATION, INC.

3. STOCKHOLDERS' EQUITY: (CONTINUED)
reprice date, and multiplied such average trading price by 65%. The Compensation Committee believed that the discount to the average trading price was appropriate because the shares of Common Stock issuable upon exercise of the repriced options would not be freely tradeable and the discount was appropriate to reflect the actual fair market value of the illiquid shares that would be received upon the exercise of the new options.

    The following table sets forth certain information with respect to replacement stock options granted to Mr. Berry and Mr. Christofferson during the year ended December 31, 1997, which are also reported above under "--Option Grants."

                                                  NUMBER OF
                                                SECURITIES OF                                                 LENGTH OF ORIGINAL
                                                 UNDERLYING     MARKET PRICE OF     EXERCISE                      OPTION TERM
                                                OPTIONS/SARS   STOCK AT TIME OF   PRICE AT TIME      NEW       REMAINING AT DATE
                                                 REPRICED OR     REPRICING OR     OF REPRICING    EXERCISE      OF REPRICING OR
NAME                                   DATE        AMENDED         AMENDMENT      OR AMENDMENT      PRICE     AMENDMENT (MONTHS)
-----------------------------------  ---------  -------------  -----------------  -------------  -----------  -------------------
David W. Berry.....................    12/3/97      20,000(1)      $    5.82        $    9.72     $    3.78              102
  President and                        12/3/97       4,000(2)      $    5.82        $   18.60     $    3.78               69
  Chief Executive Officer

David B. Christofferson............    12/3/97      30,000(3)      $    5.82        $   10.08     $    3.78               62
  Executive Vice                       12/3/97       4,000(2)      $    5.82        $   18.60     $    3.78               69
  President, General                   12/3/97      16,667(1)      $    5.82        $    8.82     $    3.78              102
  Counsel and Secretary

------------------------

(1) Consists of options to purchase shares of Common Stock pursuant to the Stock Incentive Option Plan--1996.

(2) Consists of units, each of which included an option to purchase one (1) share of Common Stock and a stock appreciation right ("SAR") equal to two times the difference between the exercise price of the option and the market value of the SAR at the date of exercise, so that one (1) unit had the value of three (3) options, all issued pursuant to the Management Incentive Option Plan.

(3) Consists of options to purchase 30,000 shares of Common Stock pursuant to the Company's 1993 Incentive Stock Option Plan.

4. SALE OF GAS AND OIL ASSETS AND SEISMIC DATA:

    On September 27, 1996, the Company sold its N.E. Cedardale field located in Major County, Oklahoma to OXY USA Inc., for consideration totaling $3,550,000 which included cash of $2,840,000 and certain exchange properties which were concurrently sold to a third party for $710,000. The sale was effective September 1, 1996 and the Company incurred a loss of $10,523. The properties sold represented a substantial portion of the Company's production. In connection with the sale, the Company recorded a loss of $212,000 resulting from the reduction in the quantity of gas covered by a swap agreement. The Company sold various other properties in a number of different transactions during 1997 and 1996. These sales resulted in an aggregate gain of approximately $485,813 and $272,000 for 1997 and 1996, respectively.

                           ESENJAY EXPLORATION, INC.

5. GAS SALE AGREEMENT:

    Effective December 1, 1991, the Company entered into a Gas Sale Agreement to deliver gas to an end-user over a specified period of time in the future.

    The Company was committed to deliver 7,100,000 MMBTU of gas to the purchaser over a period of seven years beginning December 1, 1991. The Company was allowed to deliver gas to satisfy the commitment from its own reserves or from purchasing gas on the open market. The Company delivered 44% from purchases on the open market for the year ended December 31, 1996 as follows:

                                                                                FOR YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 1996 (MMBTU)
                                                                                ---------------
Gas purchased on open market..................................................        43,783
Gas delivered from Company reserves...........................................        55,417
                                                                                      ------
Total deliveries..............................................................        99,200
                                                                                      ------
                                                                                      ------

    The purchase price under the contract was fixed at $1.50 per MMBTU over the life of the contract. The contract required the prepayment by the purchaser of $0.75 per MMBTU for the remaining contract obligations. On January 5, 1996, the Company entered into an agreement with the end user to terminate the Gas Sales Agreement as of January 31, 1996. The Company paid the end user $2,181,489 which represents a return of its $.75 advance on 2,490,103 MMBTU of gas plus a settlement payment of $313,912.

6. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Note payable pursuant to a credit agreement with a bank of $293,888 and $493,888 ended
  December 31, 1997 and 1996 respectively, interest at LIBOR rate (reserve adjusted), plus one and seven-eighths percent (1.875%) (7.25% at December 31, 1997 and 1996), payable in monthly installments, due in various monthly amounts through December,
  1998, collateralized by producing oil and gas properties; net of discount of $18,966
  and $37,931 ending December 31, 1997 and 1996 respectively..........................  $    274,922  $    455,956
Non-recourse loan, payable out of an 8% ORRI on the Starboard Prospect, interest
  accrued at 15%......................................................................       864,000       681,618
Note payable to bank, interest at 7.49% to 12.5%, payable in monthly installments, due
  in various amounts through 2001, collateralized by other property and equipment.....        48,843        73,978
Note payable, interest at 12%, payable monthly, principal due December 31, 1997.......       100,000       100,000
                                                                                        ------------  ------------
                                                                                           1,287,765     1,311,552
Less current portion..................................................................       401,085       304,540
                                                                                        ------------  ------------
                                                                                        $    886,680  $  1,007,012
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                           ESENJAY EXPLORATION, INC.

6. LONG-TERM DEBT: (CONTINUED)
    Maturities of long-term debt (excluding non-recourse debt, which is solely dependent upon the successful development and future production, if any, of the Starboard Prospect) are as follows:

                                                                     AT DECEMBER 31,
YEAR                                                                      1997
-------------------------------------------------------------------  ---------------
1998...............................................................    $   401,085
1999...............................................................         16,459
2000...............................................................          6,221
2001...............................................................        --
2002...............................................................        --

    On January 3, 1996, the Company entered into a $15,000,000 credit agreement with a bank. The agreement provided for the immediate funding of $4,000,000 which was used to terminate the Gas Sales Agreement and repay the deferred gas revenues incurred under the Gas Sales Agreement, payoff the note payable to a bank due August 1, 1996, pay the bank fees related to the financing with the remainder being used to pay current liabilities.

    The remaining funds are to be available for specified future drilling and acquisition activities of the Company subject to the approval of the bank. The Company repaid a substantial portion of this borrowing with proceeds from the sale of its N.E. Cedardale properties in September of 1996. Due to this early repayment of borrowings, the Company reduced debt issuance costs by $293,000 and discount on notes payable by $207,000 and recorded these amounts as interest expense. The loan is secured by a mortgage on all of the Company's significant producing properties. As part of the credit agreement, the Company is subject to certain covenants and restrictions, among which are the limitations on additional borrowing, and sales of significant properties, working capital, cash, and net worth maintenance requirements and a minimum debt to net worth ratio. As additional consideration for the loan, the Company assigned the bank an overriding royalty interest in the mortgaged properties. The required covenants during 1997 are as follows:

COVENANT, AS DEFINED
--------------------------------------------------------------------------------
Tangible Net Worth..............................................................  $  5,000,000
Current Ratio...................................................................     1.1 : 1.0
Debt to Capitalization..........................................................     0.6 : 1.0
Cash Flow Ratio.................................................................     3.0 : 1.0
Cash on Hand....................................................................  $    200,000
Working Capital.................................................................  $    400,000

    The Company does not believe it will be able to comply with certain of the covenants. The Company has obtained a waiver of the covenant through June 30, 1998. Management believes that the Company will require an additional waiver or waivers during 1998.

    In addition, the Company has entered into an interest rate swap guaranteeing a fixed interest rate of 8.28% on the loan, and the Company will pay fees of one-eighth of 1% (.0125%) on the unused portion of the commitment amount. The unrealized loss on the interest rate swap agreement was $28,000 at December 31, 1996. At December 31, 1997 the unrealized loss was $21,910.

                           ESENJAY EXPLORATION, INC.

6. LONG-TERM DEBT: (CONTINUED)
    On March 12, 1996, the Company completed a financial package with a group funded by a public utility to evaluate and develop a project in Terrebonne Parish, Louisiana. This group will participate in 48% of all costs of evaluation and development of the project area and provide a non-recourse loan to fund the Company's 48% share of the leasehold and seismic evaluation costs of the project. The loan is secured by a mortgage on the Company's interest in the project. As of December 31, 1997, the Company has received advances aggregating $864,000 on the non-recourse loan. The non-recourse loan will be paid solely by the assignment on an 8% overriding royalty interest in the future revenues of the financed project. Future funding will be provided as costs are incurred.

7. INCOME TAXES:

    Deferred tax assets and liabilities are as follows:

                                                                        AT DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Net operating tax loss carryforward.............................  $   4,332,710  $   3,494,442
Property and equipment..........................................     (2,936,284)    (1,942,813)
Employee benefits...............................................       --               76,032
Valuation allowance.............................................     (3,254,886)    (1,627,661)
                                                                  -------------  -------------
  Net deferred tax asset (liability)............................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company has recorded a deferred tax valuation allowance since, based on an assessment of all available historical evidence, it is more likely than not that future taxable income will not be sufficient to realize the tax benefit. The Company and its subsidiaries have estimated net operating loss carryforwards ("NOLs") at December 31, 1997, of approximately $12,743,267, which may be used to offset future taxable income. The operating loss carryforwards expire in the tax years 2006 through 2012.

    The ability of the Company to utilize NOLs and tax credit carryforwards to reduce future federal income taxes of the Company may be subject to various limitations under the Internal Revenue Code of 1986, as amended (the "Code"). One such limitation is contained in Section 382 of the Code which imposes an annual limitation on the amount of a corporation's taxable income that can be offset by those carryforwards in the event of a substantial change in ownership as defined in Section 382 ("Ownership Change"). In general, Ownership Change occurs if during a specified three-year period there are capital stock transactions, which result in an aggregate change of more than 50% in the beneficial ownership of the stock of the Company. The Company may have incurred such an Ownership Change.

8. RELATED PARTY TRANSACTIONS:

    The Company made advances to officers and affiliates of the Company during 1997 and 1996 of $48,380 and $51,143, respectively, and received repayments of $99,216 and $18,741, respectively. The December 31, 1997 and 1996 receivables include approximately $47,787, from an affiliated partnership for which the Company serves as the managing general partner. During 1996, as a result of the Company's relocation, the Company purchased the homes of two officers for a total aggregate cost of approximately $369,000. The houses were sold for a total aggregate sales price of approximately $354,000 and the net amount realized by the Company was approximately $324,000.

                           ESENJAY EXPLORATION, INC.

9. COMMITMENTS AND CONTINGENCIES:

    The Company leases office space under lease agreements, which are classified as operating leases. Lease expense under these agreements was $112,432 in 1997 and $106,440 in 1996. A summary of future minimum rentals on these non-cancelable operating leases is as follows:

                                                                     AT DECEMBER 31,
YEAR                                                                      1997
-------------------------------------------------------------------  ---------------
1998...............................................................    $   117,068
1999...............................................................    $   117,068
2000...............................................................    $   117,068
2001...............................................................    $    78,045

    The Company has entered into employment agreements with two officers. Two of these agreements expire December 31, 1999 (and automatically renew for additional one-year terms each December 31 unless specifically terminated by either the Company or individual). The Company has entered into an incentive agreement and a contract settlement agreement with two officers. Their employment agreements with the Company will be terminated upon the closing of the Acquisitions.

    Pursuant to the incentive agreements and contract settlement agreements, in the event the Acquisitions are closed, or in the event there is another transaction which results in a change of control of the Company, it will pay incentive payments totaling $246,000, as well as contract settlement payments totaling $246,000. Each of the incentive payments and the contract settlement payments may be paid in the form of promissory notes due not later than September 30, 1998.

    The Company is party to various lawsuits arising in the normal course of business. Management believes the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations, and net cash flows.

    Pursuant to the credit agreement with the bank, the Company entered into a natural gas swap agreement on 62,500 MMBTU of natural gas per month at $1.566 per MMBTU for Mid-Continent gas for the period from April 1, 1996 through January 31, 1999. The swap was amended to 31,250 MMBTU on September 25, 1996, due to the sale of the N.E. Cedardale field. The Company recorded a loss of $212,000 in connection with this reduction in quantities covered by the swap agreement. Currently the Company's monthly natural gas production is substantially less than the natural gas swap that is in place. The total unrealized loss on the amended swap agreement was $128,936 at December 31, 1997. The Company has a hedge in place, which limits the potential cost per MMBTU it may have to settle at a price of $3.13 per MMBTU, for 31,250 MMBTU per month in January and February 1998.

10. SUBSEQUENT EVENT

    On January 19, 1998, the Company entered into the Acquisition Agreement with EPC and Aspect. Pursuant to the terms and conditions of the Acquisition Agreement and subject to approval by the Company's shareholders the Company will purchase from EPC (the "EPC Assets") and Aspect (the "Aspect Assets") certain undeveloped oil and gas exploration projects in the onshore Gulf Coast area (the "Acquisitions"). The Company will issue up to 5,165,985 shares of Common Stock to EPC in exchange for the EPC Assets, and will issue up to 4,941,440 shares of Common Stock to Aspect or its assigns in exchange for the Aspect Assets. As part of the Acquisition, the Company intends to redeem its Cumulative Committee Preferred Stock at its redemption price of $10.00 per share plus all accrued and unpaid dividends.

                           ESENJAY EXPLORATION, INC.

10. SUBSEQUENT EVENT (CONTINUED)
    In conjunction with the Acquisition Agreement, Aspect committed to lend the Company up to $1,800,000, and in January and February advanced $500,000 on said credit facility. The facility was repaid by the Company on February 23, 1998, when the Company entered into a $7,800,000 credit agreement with Duke Energy Financial Services, Inc. Said new credit facility provides for up to $4,800,000 prior to closing of the Acquisitions, $1,800,000 of which can be used directly by the Company and $3,000,000 to be utilized solely to loan to EPC to pay exploratory costs incurred on the EPC Assets after the effective date of the Acquisitions and prior to closing thereof. An additional $3,000,000 will be available to the Company after closing of the Acquisitions to pay additional exploratory costs. The credit facility bears interest at a national prime rate plus 4%. In addition, the lender will be paid cash payments equal to an overriding royalty of 0.6% of production attributable to the Company's interest in wells drilled by the Company while the credit facility is outstanding. The lender also has a right to gather, process, transport and market, at competitive market rates, natural gas produced from a majority of the projects the Company intends to acquire pursuant to the Acquisitions. The facility is secured by mortgages on most of the Company's undeveloped exploration projects. The assets to be acquired in the acquisition will be subject to such mortgages. The facility is repayable in eleven monthly payments equal to 1/30 of the principal plus interest, plus a final monthly payment of all remaining principal plus interest commencing August 31, 1998, or sooner in the event the Company sells interests in the collateral or closes any underwritten public offering of securities.

    On May 14, 1998 a Special Meeting of Stockholders of the Company was held pursuant to a solicitation of proxy mailed on or about April 24, 1998 to all the stockholders of record as of the close of business on April 1, 1998. The stockholders approved and ratified the following:

       (i) the approval of the Acquisitions;
      (ii) the approval of a 1:6 reverse split of the presently outstanding Common Stock;
     (iii) the approval of the reincorporation of the Company in the state of Delaware and a change in the Company's name to Esenjay Exploration, Inc.; and
      (iv) the election of seven directors.

    As a result of the above stockholder actions, the Acquisitions were closed, the Company's preferred stock was called for redemption and the reverse split, reincorporation and name change were effected. Accordingly, all numbers of common shares and per share calculations have been restated to reflect the 1:6 reverse stock split.

    The Acquisition Agreement calls for the Company to issue up to 5,165,260 shares of Common Stock after giving effect to the reverse split to EPC in exchange for undeveloped oil and gas prospects and to issue up to 4,941,440 shares of Common Stock after giving effect to the reverse split to Aspect and its assigns for the Aspect assets. The combined assets of Aspect and EPC have a historical full cost basis of $19.9 million and a fair market value of $54,200,000. In addition, after the effective date and prior to the date of closing, EPC incurred approximately $3,800,000 in exploration and development costs associated with the prospects and Aspect incurred approximated $3,955,000 in such costs, all of which incurred costs are for the account of the Company.

                           ESENJAY EXPLORATION, INC.

11. SUPPLEMENTAL GAS AND OIL INFORMATION (UNAUDITED):

    The Company's proved gas and oil reserves are located in the United States. Proved reserves are those quantities of natural gas and crude oil which, upon analysis of geological and engineering data, demonstrate with reasonable certainty to be recoverable in the future from known gas and oil reservoirs under existing economic and operating conditions (i.e. price and costs as of the date the estimate is made). Proved developed (producing and non-producing) reserves are those proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped gas and oil reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

    Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

    FINANCIAL DATA

    The Company's gas and oil producing activities represent substantially all of the business activities of the Company. The following costs include all such costs incurred during each period, except for depreciation and amortization of costs capitalized:

COSTS INCURRED IN GAS AND OIL EXPLORATION AND PRODUCTION ACTIVITIES:

                                                                               YEAR ENDED DECEMBER 31,
                                                                              --------------------------
                                                                                  1997          1996
                                                                              ------------  ------------
Acquisition of properties
  Proved....................................................................  $    765,678  $  1,305,219
  Unproved..................................................................       242,205       644,323
Exploration costs...........................................................     1,861,432       182,147
Development costs...........................................................       153,938       313,152
                                                                              ------------  ------------
    Total costs incurred....................................................  $  3,023,253  $  2,444,841
                                                                              ------------  ------------
                                                                              ------------  ------------

CAPITALIZED COSTS:

                                                                                   AT DECEMBER 31,
                                                                             ---------------------------
                                                                                 1997          1996
                                                                             ------------  -------------
Proved and unproved properties being amortized.............................  $  1,181,811  $   4,681,518
Unproved properties not being amortized....................................     2,054,037        598,596
Less accumulated amortization..............................................      (438,044)    (2,277,984)
                                                                             ------------  -------------
    Net capitalized costs..................................................  $  2,797,804  $   3,002,130
                                                                             ------------  -------------
                                                                             ------------  -------------

ESTIMATED QUANTITIES OF PROVED GAS AND OIL RESERVES:

    The estimates of proved producing reserves were estimated. Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental and arbitrary determinations.

                           ESENJAY EXPLORATION, INC.

11. SUPPLEMENTAL GAS AND OIL INFORMATION (UNAUDITED): (CONTINUED)
Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history or as a result of changes in economic conditions.

                                                                                            CRUDE OIL, CONDENSATE
                                                                                               AND NATURAL GAS
                                                                                              LIQUIDS (BARRELS)
                                                                    NATURAL GAS (MCF)       ---------------------
                                                                --------------------------
                                                                                            YEARS ENDED DECEMBER
                                                                 YEARS ENDED DECEMBER 31,            31,
                                                                --------------------------  ---------------------
                                                                   1997          1996         1997        1996
                                                                -----------  -------------  ---------  ----------
Proved developed and undeveloped reserves:
  Beginning of period.........................................    8,901,555     18,564,141    183,735     279,501
  Purchases of minerals-in-place..............................      --           2,615,187     --          84,096
  Sales of minerals-in-place..................................     (159,528)   (10,092,754)    (3,857)   (187,006)
  Revisions of previous estimates.............................   (3,129,076)      (791,059)   (59,121)      8,534
  Extensions, discoveries and other additions.................        8,715         12,056        928       7,886
  Production..................................................     (121,304)    (1,406,016)    (7,286)     (9,276)
                                                                -----------  -------------  ---------  ----------
  End of period...............................................    5,500,363      8,901,555    114,399     183,735
                                                                -----------  -------------  ---------  ----------
                                                                -----------  -------------  ---------  ----------
Proved developed reserves:
  Beginning of period.........................................      985,524      7,307,717     46,420      72,515
                                                                -----------  -------------  ---------  ----------
                                                                -----------  -------------  ---------  ----------
  End of period...............................................      521,345        985,524     24,358      46,420
                                                                -----------  -------------  ---------  ----------
                                                                -----------  -------------  ---------  ----------

    Reserves of wells, which have performance history, were estimated through analysis of production trends and other appropriate performance relationships. Where production and reservoir data were limited, the volumetric method was used and it is more susceptible to subsequent revisions.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

    The standardized measure of discounted future net cash flows is based on criteria established by Financial Accounting Standards Board Statement No. 69, "Accounting for Oil and Gas Producing Activities" and is not intended to be a "best estimate" of the fair value of the Company's oil and gas properties. For this to be the case, forecasts of future economic conditions, varying price and cost estimates, varying discount rates and consideration of other than proved reserves (i.e., probable reserves) would have to be incorporated into the valuations.

    Future net cash inflows are based on the future production of proved reserves of natural gas, natural gas liquids, crude oil and condensate as estimated by petroleum engineers by applying current prices of gas and oil (with consideration of price changes only to the extent fixed and determinable and with consideration of the timing of gas sales under existing contracts or spot market sales) to estimated future production of proved reserves. Average year end prices used in determining future cash inflows for natural gas and oil for the periods ended December 31, 1997 and 1996 were as follows: 1997--$2.46 per MCF--Gas, $15.70 per barrel--Oil; 1996--$4.13 per MCF--Gas, $24.42 per barrel--Oil, respectively. Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes. Estimated future income taxes are computed by applying the appropriate year-end tax rate to the future pretax net cash flows relating to the Company's estimated proved oil and gas reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

                           ESENJAY EXPLORATION, INC.

11. SUPPLEMENTAL GAS AND OIL INFORMATION (UNAUDITED): (CONTINUED)
    The following table sets forth the Company's estimated standardized measure of discounted future net cash flows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
Future cash inflows................................................................  $  15,752,040  $  41,251,837
Future development and production costs............................................     (7,468,887)    (8,288,416)
Future income tax expenses.........................................................       (365,224)    (6,628,489)
                                                                                     -------------  -------------
Future net cash flows..............................................................      7,917,929     26,334,932
Discount...........................................................................     (4,019,429)    (9,576,388)
                                                                                     -------------  -------------
Standardized measure of discounted future net cash flows...........................  $   3,898,500  $  16,758,544
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The following table sets forth changes in the standardized measure of discounted future net cash flows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1997            1996
                                                                                    --------------  --------------
Standardized measure of discounted future cash flows--beginning of period.........  $   16,758,544  $   16,404,620
Sales of oil and gas produced, net of operating expenses..........................        (312,198)     (1,977,577)
Net changes in sales prices and production costs..................................     (10,601,580)      7,177,867
Extensions, discoveries and improved recovery, less related costs.................          30,952         187,877
Change in future development costs................................................        (433,134)        (17,400)
Previously estimated development costs incurred during the year...................         162,610         115,440
Revisions of previous quantity estimates..........................................      (4,973,603)     (1,940,104)
Accretion of discount.............................................................       2,169,632       2,004,973
Net change of income taxes........................................................       4,810,619      (1,292,670)
Purchases of minerals-in-place....................................................        --             7,787,886
Sales of minerals-in-place........................................................        (371,728)    (11,270,558)
Changes in production rates (timing) and other....................................      (3,341,614)       (421,810)
                                                                                    --------------  --------------
Standardized measure of discounted future cash flows--end of period...............  $    3,898,500  $   16,758,544
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                           ESENJAY EXPLORATION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  -------------
Current assets:
  Cash and cash equivalents.........................................................  $     188,495  $     690,576
  Accounts receivable, net of allowance for doubtful accounts of $7,915 at March 31,
    1998 and 15,488 at December 31, 1997............................................        176,507        221,864
  Prepaid expenses and other........................................................        141,074        249,328
  Current portion notes receivable from EPC.........................................        466,664       --
  Receivables from affiliates.......................................................         97,765        105,171
                                                                                      -------------  -------------
    Total current assets............................................................      1,070,505      1,266,939
Property and equipment:
  Gas and oil properties, at cost-successful efforts method of accounting...........      3,635,538      3,235,848
  Other property and equipment......................................................      1,151,592      1,169,127
                                                                                      -------------  -------------
                                                                                          4,787,130      4,404,975
  Less accumulated depletion, depreciation and amortization.........................     (1,295,435)    (1,260,605)
                                                                                      -------------  -------------
                                                                                          3,491,695      3,144,370
Other assets........................................................................        513,856        164,699
Notes receivable from EPC...........................................................      1,283,336       --
                                                                                      -------------  -------------
    Total assets....................................................................  $   6,359,392  $   4,576,008
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..................................................................  $     824,440  $     991,396
  Revenue distribution payable......................................................         74,325         68,131
  Current portion of long-term debt.................................................        988,360        401,085
  Accrued and other liabilities.....................................................        331,964        299,704
                                                                                      -------------  -------------
    Total current liabilities.......................................................      2,219,089      1,680,316
Long-term debt......................................................................      1,846,165         22,680
Non-recourse debt...................................................................        864,000        864,000
Accrued interest on non-recourse debt...............................................        227,114        194,274
Other long-term liabilities.........................................................       --                9,918
                                                                                      -------------  -------------
    Total liabilities...............................................................      5,156,368      2,771,183
Commitments and contingencies
Stockholders' equity:
  Cumulative convertible preferred stock $.01 par value, 5,000,000 shares authorized; 85,961 shares issued and outstanding at March 31, 1998 and December
    31, 1997 ($859,610 aggregate liquidation preference at March 31, 1998 and
    December 31, 1997)..............................................................            860            860
  Common Stock:
    Class A common stock, $.01 par value, 40,000,000 shares authorized; 1,655,984
      outstanding at March 31, 1998 and December 31, 1997(1)........................         16,560         16,560
  Unamortized value of warrants issued..............................................        (20,371)       (27,163)
  Additional paid-in capital (1)....................................................     14,751,425     14,751,425
  Accumulated Deficit...............................................................    (13,545,450)   (12,936,862)
                                                                                      -------------  -------------
    Total stockholders' equity......................................................      1,203,024      1,804,820
                                                                                      -------------  -------------
    Total liabilities and stockholders' equity......................................  $   6,359,392  $   4,576,008
                                                                                      -------------  -------------
                                                                                      -------------  -------------

------------------------

(1) After giving effect to the 1:6 reverse stock split effected on May 14, 1998. See Note 6.

   The accompanying notes are an integral part of these financial statements

                           ESENJAY EXPLORATION, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                        --------------------------
                                                                                           1998          1997
                                                                                        -----------  -------------
Revenues:
  Gas and oil revenues................................................................  $    48,503  $     327,435
  Realized gain (loss) on commodity transactions......................................      (47,875)      (121,937)
  Unrealized loss on commodity transactions...........................................      (51,011)      --
  Gain on sale of assets..............................................................        2,875        132,035
  Operating fees......................................................................        6,992         14,234
  Other revenues......................................................................       23,930         53,880
                                                                                        -----------  -------------
    Total revenues....................................................................      (16,586)       405,647
                                                                                        -----------  -------------
Costs and expenses:
  Lease operating expense.............................................................       69,773         96,698
  Production taxes....................................................................       (1,090)         8,784
  Transportation and gathering costs..................................................          639         90,394
  Depletion, depreciation and amortization............................................       53,568        132,774
  Exploration costs...................................................................        3,560        852,626
  Interest expense....................................................................       19,223          4,133
  General and administrative expense..................................................      459,014        572,260
  Delay rentals.......................................................................      (12,685)      --
                                                                                        -----------  -------------
    Total costs and expenses..........................................................      592,002      1,757,669
                                                                                        -----------  -------------
Loss before provision for income taxes................................................     (608,588)    (1,352,022)
Benefit (provision) for income taxes..................................................      --            --
                                                                                        -----------  -------------
Net loss..............................................................................     (608,588)    (1,352,022)

Cumulative preferred stock dividend...................................................       25,788         25,788
                                                                                        -----------  -------------
Net loss applicable to common stockholders............................................  $  (634,376) $  (1,377,810)
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Net loss per share(1).................................................................  $     (0.38) $       (1.16)
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Weighted average number of common shares outstanding(1)...............................    1,655,984      1,644,317

------------------------

(1) After giving effect to the 1:6 reverse stock split effected May 14, 1998. See Note 6.

   The accompanying notes are an integral part of these financial statements.

                           ESENJAY EXPLORATION, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          -----------------------
                                                                                             1998        1997
                                                                                          ----------  -----------
Cash flows from operating activities:
  Net loss..............................................................................  $ (608,588) $(1,352,022)
  Adjustments to reconcile net loss to net cash (used) in operating activities:
    Depletion, depreciation and amortization............................................      53,568      132,774
    Impairment of oil and gas properties................................................      --          --
    Gain on sale of assets..............................................................      (2,875)    (132,035)
    Amortization of financing costs and warrants........................................      21,564       30,343
    Unrealized loss on commodity transactions...........................................      51,011      --
    Exploration costs...................................................................       3,560      852,626
    Changes in operating assets and liabilities
      Trade and affiliate receivables...................................................      52,763      (23,282)
      Prepaid expenses and other........................................................     108,254      170,295
      Other assets......................................................................    (359,188)      (1,028)
      Accounts payable..................................................................     (86,956)     (11,760)
      Revenue distribution payable......................................................       6,194     (173,684)
      Accrued and other.................................................................       4,171     (158,993)
                                                                                          ----------  -----------
      Net cash (used) in operating activities...........................................    (756,522)    (348,280)
                                                                                          ----------  -----------
Cash flows used in investing activities:
  Capital expenditures--gas and oil properties..........................................    (403,250)  (1,330,312)
  Capital expenditures--other property and equipment....................................     (13,328)     (73,646)
  Notes receivable from EPC.............................................................  (1,750,000)     --
  Proceeds from sale of assets..........................................................      15,000      540,568
                                                                                          ----------  -----------
    Net cash provided by (used) in investing activities.................................  (2,151,578)    (863,390)
                                                                                          ----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of debt........................................................   3,000,000      225,534
  Repayments of long-term debt..........................................................    (593,981)     (74,443)
  Debt issuance costs...................................................................      --          --
  Preferred stock dividends paid........................................................      --          (25,788)
                                                                                          ----------  -----------
    Net cash provided by (used) in financing activities.................................   2,406,019      125,303
                                                                                          ----------  -----------
  Net increase (decrease) in cash and cash equivalents..................................    (502,081)  (1,086,867)
Cash and cash equivalents at beginning of period........................................     690,576    4,956,686
                                                                                          ----------  -----------
Cash and cash equivalents at end of period..............................................  $  188,495  $ 3,869,789
                                                                                          ----------  -----------
                                                                                          ----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest................................................................  $   98,325  $    34,157
                                                                                          ----------  -----------
                                                                                          ----------  -----------

   The accompanying notes are an integral part of these financial statements.

                           ESENJAY EXPLORATION, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The accompanying unaudited condensed consolidated financial statements of Esenjay Exploration, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Interim results are not necessarily indicative of results for a full year.

    A summary of the Company's significant accounting policies is presented on pages 30 and 31 of its 1997 Form 10KSB/A filed with the SEC. Users of financial information are encouraged to refer to the footnotes contained therein when reviewing interim financial results. There have been no material changes in the accounting policies followed by the Company during 1998.

    The accompanying interim financial statements contain all the material adjustments, which are in the opinion of management, consistent with the adjustments necessary to present the fairly stated consolidated financial position, results of operations, cash flows and stockholder's equity of the Company for the interim period. Certain prior period amounts have been reclassified to conform with the current period presentation.

2. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
Note payable pursuant to a credit agreement with a bank of $218,888 at March 31, 1998 and $293,888 at December 31, 1997, interest at LIBOR rate (reserve adjusted), plus one and seven-eights percent (1.875%)(7.25% at March 31, 1998 and December 31,
  1997), payable in monthly installments, due in various monthly amounts through
  December 1998, collateralized by producing oil and gas properties, net of discount
  of $14,224 at March 31, 1998 and $18,966 at December 31, 1997......................  $    204,664   $  274,922
Non-recourse loan, payable out of an 8% ORRI on the Starboard Prospect, interest
  accrued at 15%.....................................................................       864,000      864,000
Notes payable to bank, interest at 7.49% to 12.5%, payable in monthly installments, due in various amounts through 2001, collateralized by other property and
  equipment..........................................................................        29,861       48,843
Note payable, interest at 12%, payable monthly, principal due December 31, 1997......       100,000      100,000
Note payable pursuant to a credit agreement with an energy lending institution,
  $2,500,000 at March 31, 1998, interest at prime rate plus 4% payable monthly,
  principal due in eleven monthly installments commencing August 31, 1998............     2,500,000       --
                                                                                       ------------  ------------
                                                                                          3,698,525    1,287,765
Less current portion.................................................................       988,360      401,085
                                                                                       ------------  ------------
                                                                                       $  2,710,165   $  886,680
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                           ESENJAY EXPLORATION, INC.

                                  (UNAUDITED)

2. LONG-TERM DEBT: (CONTINUED)
    On January 3, 1996, the Company entered into a $15,000,000 credit agreement with a bank. The agreement provided for the immediate funding of $4,000,000 which was used to terminate the Gas Sales Agreement and repay the deferred gas revenues incurred under the Gas Sales Agreement, payoff the note payable to a bank due August 1, 1996, pay the bank fees related to the financing with the remainder being used to pay current liabilities. The remaining funds will be available for specified future drilling and acquisition activities of the Company subject to the approval of the bank. The Company repaid a substantial portion of this borrowing with proceeds from the sale of its N.E. Cederdale properties in September of 1996. Due to this early repayment of borrowings, the Company reduced debt issuance costs by $293,000 and discount on notes payable by $207,000 and recorded these amounts as interest expense. The loan is secured by a mortgage on all of the Company's significant producing properties. As part of the credit agreement, the Company is subject to certain covenants and restriction, among which are the limitations on additional borrowing, and sales of significant properties, working capital, cash, and net worth maintenance requirements and minimum debt to net worth ratio. As additional consideration for the loan, the Company assigned the bank an overriding royalty interest in the mortgaged properties. The required covenants during 1998 are as follows:

COVENANT AS DEFINED
--------------------------------------------------------------------------------
Tangible Net Worth..............................................................  $  5,000,000
Current Ratio...................................................................       1,1:1,0
Debt to Capitalization..........................................................       0.6:1.0
Cash Flow Ratio.................................................................       3.0:1.0
Cash on Hand....................................................................  $    200,000
Working Capital.................................................................  $    400,000

    The Company has not been able and, does not believe it will be able, to comply with certain of the covenants. The Company has obtained a waiver of the covenants through June 30, 1998. Management believes that the Company will require an additional waiver or waivers during 1998.

    In addition, the Company entered into an interest rate swap guaranteeing a fixed interest rate of 8.28% on the loan, and the Company will have paid fees of one-eighth of 1% (.0125%) on the unused portion of the commitment amount. On April 24, 1998, the Company settled this swap agreement resulting in a realized loss of $28,500.

    On March 12, 1996, the Company completed a financial package with a group funded by a public utility to evaluate and develop a project in Terrebonne Parish, Louisiana. This group will participate in 48% of all costs of evaluation and development of the project area and provide a non-recourse loan to fund 48% of the Company's share of the leasehold and seismic evaluation costs of the project. The loan is secured by a mortgage on the Company's interest in the project. As of March 31, 1998, the Company has received advances aggregating $864,000 on the non-recourse loan. The non-recourse loan will be paid solely by the assignment on an 8% overriding royalty interest in the future revenues of the financed project. Future funding will be provided as costs are incurred. The loan is now fully funded.

    In conjunction with the Acquisition Agreement, Aspect committed to lend the Company up to $1,800,000, and in January and February advanced $500,000 on said credit facilty. The facility was repaid by the Company on February 23, 1998, when the Company entered into a $7,800,000 credit agreement with Duke Energy Financial Services, Inc (the "Duke Credit Facililty"). The Duke Credit Facility provides for

                           ESENJAY EXPLORATION, INC.

                                  (UNAUDITED)

2. LONG-TERM DEBT: (CONTINUED)
borrowings of up to $4,800,000 prior to closing of the Acquisitions, $1,800,000 of which was used directly by the Company and $3,000,000 of which was loaned to EPC to pay exploratory costs incurred on the assets acquired from EPC in the Acquisitions after the effective date of the Acquisitions and prior to closing thereof. An additional $3,000,000 became available to the Company after closing of the Acquisitions to pay additional exploratory costs and to fund the costs of redemption of the Company's convertible preferred stock. The Duke Credit Facility bears interest at a national prime rate plus 4.0%. In addition, the lender will be paid cash payments equal to an overriding royalty of 0.6% of the Company's interest in wells drilled by the Company while the credit facility is outstanding. The lender also has a right to gather, process, transport and market, at competitive market rates, natural gas produced from a majority of the projects the Company acquired pursuant to the Acquisitions. The facility is secured by mortgages on most of the Company's undeveloped exploration projects. The assets acquired in the Acquisitions are subject to such mortgages. The facility is repayable in eleven monthly payments equal to 1/30 of the principal plus interest, plus a final monthly payment of all remaining principal plus interest commencing August 31, 1998, or sooner in the event the Company sells interests in the collateral or closes any underwritten public offering of securities.

3. DISPOSITION OF OIL AND GAS PROPERTIES

    In the first quarter of 1997 the Company divested its interest in a well located in Oklahoma and promoted its interest in a prospect located in South Louisiana for a total of $381,321 and realized a gain of $166,143. This gain was partially offset by a realized loss of $34,108 which was associated with the relocation of the Company headquarters to Houston, Texas. There was no such activity in the first quarter of 1998.

4. NOTES RECEIVABLE FROM EPC

    The Duke Credit Facility provides for borrowings of up to $4,800,000 prior to the closing of the Acquisitions, of which $3,000,000 was used to make loans to EPC to pay exploratory costs incurred on the assets acquired by the Company in the Acquisitions, which costs were incurred after the effective date of the Acquisition Agreement and prior to closing. The Duke Credit Facility bears an interest rate at a national prime rate plus 4.0%. The Duke Credit Facility is repayable in eleven monthly payments equal to 1/30 of the principal, plus interest, and a final monthly payment of the remaining principal and interest, commencing on August 31, 1998. As of March 31, 1998, the funds expended in connection with these exploratory costs were $1,750,000, of which $466,664 represented the current portion and $1,283,336 represented the long-term portion.

5. COMMITMENTS AND CONTINGENCIES

    The Company previously entered into employment agreements with two officers that covered periods through December 31, 1999. In 1997 the Company entered into incentive agreements and contract settlement agreements with the two officers. Pursuant to the incentive agreements and contact settlement agreements, upon the closing of the Acquisitions, the Company became obligated to pay incentive payments totaling $246,000, as well as contract settlement payments totaling $246,000 to said officers. Each of the incentive payments and the contract payments may be paid in the form of promissory notes due not

                           ESENJAY EXPLORATION, INC.

                                  (UNAUDITED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) later than September 30, 1998. Upon closing of the Acquisitions the employment agreements were settled by execution of such promissory notes.

    The Company is a party to various lawsuits arising in the normal course of business. Management believes the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations and net cash flows.

    Pursuant to the credit agreement with the bank, the Company entered into a natural gas swap agreement on 62,500 MMBTU of natural gas per month at $1.566 per MMBTU for Mid-Continent gas for the period from April 1, 1996 through January 31, 1999. The swap was amended to 31,250 MMBTU on September 25, 1996, due to the sale of the N.E. Cedardale field. The Company recorded a loss of $212,000 in connection with this reduction in quantities covered by the swap agreement. Currently the Company's monthly natural gas production is substantially less than the natural gas swap that is in place. The total unrealized loss on the amended swap agreement was $179,947 at March 31, 1998.

6. SUBSEQUENT EVENT

    On May 14, 1998 a Special Meeting of Stockholders of the Company was held pursuant to a solicitation of proxy mailed on or about April 24, 1998 to all the stockholders of record as of the close of business on April 1, 1998. The stockholders approved and ratified the following:

       (i) the approval of the Acquisition Agreement;
      (ii) the approval of a 1:6 reverse split of the presently outstanding Common Stock;
     (iii) the approval of the reincorporation of the Company in the state of Delaware and a change of the Company's name to Esenjay Exploration, Inc.; and
      (iv) the election of seven directors.

    As a result of the above stockholder actions, the Acquisitions were closed, the Company's preferred stock was called for redemption and the reverse split, reincorporation and name change were effected. Accordingly, all numbers of common shares and per share calculations have been restated to reflect the 1:6 reverse stock split.

    The Acquisition Agreement calls for the Company to issue up to 5,165,260 shares of Common Stock after giving effect to the reverse split to EPC in exchange for undeveloped oil and gas prospects and to issue up to 4,941,440 shares of Common Stock after giving effect to the reverse split to Aspect and its assigns for the Aspect assets. The combined assets of Aspect and EPC have a historical full cost basis of $19.9 million and a fair market value of $54,200,000. In addition, after the effective date and prior to the date of closing, EPC incurred approximately $3,800,000 in exploration and development costs associated with the prospects and Aspect incurred approximated $3,955,000 in such costs, all of which incurred costs were for the account of the Company.

-------------------------------------------
                               -------------------------------------------------
-------------------------------------------
                               -------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Cautionary Statement Regarding Forward-Looking Statements.................   10
Risk Factors..............................................................   10
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   21
Price Range of Common Stock...............................................   21
Capitalization............................................................   22
Pro Forma Financial Statements............................................   23
Selected Financial Data...................................................   27
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   29
Business and Properties...................................................   36
Management................................................................   56
Principal Stockholders....................................................   63
Certain Transactions......................................................   64
Description of Securities.................................................   66
Underwriting..............................................................   69
Legal Matters.............................................................   71
Experts...................................................................   71
Available Information.....................................................   71
Glossary of Certain Industry Terms........................................   72
Index to Financial Statements.............................................  F-1

                              5,000,000 SHARES

                                  [LOGO]

                                COMMON STOCK

                        --------------------------

                            P R O S P E C T U S

                        --------------------------

                            GAINES, BERLAND INC.

                               JUNE   , 1998

-------------------------------------------
                               -------------------------------------------------
-------------------------------------------
                               -------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law (the "DGCL") grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The DGCL also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    The DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    The Registrant's Certificate of Incorporation contains provisions which indemnify and exculpate the directors and officers of the Registrant from and against certain liabilities. The Registrant's Certificate of Incorporation provides that each person who at any time is or was a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of the proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, except that such person shall not be indemnified if he is convicted of a crime in a criminal proceeding. The Registrant's Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in
Section 174 of the DGCL regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the securities being registered will be borne by the Company. All of the amounts shown are estimates except the registration fee.

Securities and Exchange Commission registration fee...............  $   8,059
Legal fees and expenses...........................................    175,000
Accounting fees and expenses......................................     50,000
Printing and engraving expenses...................................     75,000
Blue sky fees and expenses........................................     15,000
Nasdaq application fees...........................................      3,259
Miscellaneous.....................................................     23,682
                                                                    ---------
    TOTAL EXPENSES:...............................................  $ 350,000
                                                                    ---------
                                                                    ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The per share data set forth below has been adjusted to reflect the one for six reverse split of Common Stock effected by the Company on May 14, 1998.

  DATE OF      PERSONS TO WHOM      TYPE OF        AMOUNT OF
TRANSACTION  SECURITIES WERE SOLD  SECURITIES   SECURITIES SOLD    DESCRIPTION OF THE TRANSACTION
-----------  --------------------  ----------  ------------------  ----------------------------------------------------
   9/95      Weisser, Johnson &    Common      3,334 shares        Issued in exchange for services rendered, pursuant
             Co. Capital Corp.     Stock                           to the exemption from registration provided by
                                                                   Section 4(2) of the Securities Act.

   12/95     Hi-Chicago Trust      Common      12,500 shares       Issued in connection with settlement of litigation,
                                   Stock                           pursuant to the exemption from registration provided
                                                                   by Section 4(2) of the Securities Act.

   12/95     Hi-Chicago Trust      Common      Warrant to          Issued in connection with settlement of litigation,
                                   Stock       purchase 50,000     pursuant to the exemption from registration provided
                                   Purchase    shares of Common    by Section 4(2) of the Securities Act.
                                   Warrant     Stock for $18.00
                                               per share;
                                               exercisable for
                                               five years from
                                               date of issuance.

  DATE OF      PERSONS TO WHOM      TYPE OF        AMOUNT OF
TRANSACTION  SECURITIES WERE SOLD  SECURITIES   SECURITIES SOLD    DESCRIPTION OF THE TRANSACTION
-----------  --------------------  ----------  ------------------  ----------------------------------------------------
   1/96      LaSalle Street        Common      Warrant to          Issued as additional consideration for Credit
             Natural Resources     Stock       purchase 41,667     Agreement, pursuant to the exemption from
             Corporation (an       Purchase    shares of Common    registration provided by Section 4(2) of the
             affiliate of Bank of  Warrant     Stock for $18.00    Securities Act.
             America Illinois)                 per share;
                                               exercisable for
                                               five years from
                                               date of issuance.

   1/96      Weisser, Johnson &    Common      Warrant to          Issued in consideration of services rendered,
             Co. Capital           Stock       purchase 41,667     pursuant to the exemption from registration provided
             Corporation           Purchase    shares of Common    by Section 4(2) of the Securities Act.
                                   Warrant     Stock for $12.00
                                               per share;
                                               exercisable for
                                               five years from
                                               date of issuance.

   1/96      Weisser, Johnson &    Common      25,000 shares       Issued in consideration of services rendered,
             Co. Capital           Stock                           pursuant to the exemption from registration provided
             Corporation                                           by Section 4(2) of the Securities Act.

   8/96      Gaines, Berland Inc.  Common      Options to          Issued in consideration of underwriting and
                                   Stock       purchase 67,500     financial advisory services provided to the Company,
                                   Options     shares of Common    pursuant to an exemption from registration provided
                                               Stock for $27.00    by Section 4(2) of the Securities Act.
                                               per share;
                                               exercisable for
                                               four years
                                               starting one year
                                               after the date of
                                               issuance

  DATE OF      PERSONS TO WHOM      TYPE OF        AMOUNT OF
TRANSACTION  SECURITIES WERE SOLD  SECURITIES   SECURITIES SOLD    DESCRIPTION OF THE TRANSACTION
-----------  --------------------  ----------  ------------------  ----------------------------------------------------
   8/96      Gaines, Berland Inc.  Common      Warrant to          Issued in consideration of underwriting and
                                   Stock       purchase 67,500     financial advisory services provided to the Company,
                                   Purchase    shares of Common    pursuant to an exemption from registration provided
                                   Warrant     Stock for $12.15    by Section 4(2) of the Securities Act.
                                               per share;
                                               exercisable for
                                               four years
                                               starting one year
                                               from the date of
                                               issuance.

   1/98      Aspect Resources LLC  Common      Warrant to          Issued in consideration of financing provided to the
                                   Stock       purchase 9,375      Company, pursuant to an exemption from registration
                                   Purchase    shares of Common    provided by Section 4(2) of the Securities Act.
                                   Warrant     Stock for $3.00
                                               per share;
                                               exercisable for
                                               one year from the
                                               date of issuance

   1/98      Esenjay Petroleum     Common      Warrant to          Issued in consideration of a guaranty of financing
             Corporation           Stock       purchase 6,250      provided to the Company, pursuant to an exemption
                                   Purchase    shares of Common    from registration provided by Section 4(2) of the
                                   Warrant     Stock at an         Securities Act.
                                               exercise price of
                                               $3.00 per share;
                                               exercisable for
                                               one year from the
                                               date of issuance.

   1/98      Gaines, Berland       Common      Warrant to          Issued in consideration of a guaranty of financing
             Energy Fund, L.P.     Stock       purchase 9,375      provided to the Company, pursuant to an exemption
                                   Purchase    shares of Common    from registration provided by Section 4(2) of the
                                   Warrant     Stock for $3.00     Securities Act.
                                               per share;
                                               exercisable for
                                               one year from the
                                               date of issuance.

  DATE OF      PERSONS TO WHOM      TYPE OF        AMOUNT OF
TRANSACTION  SECURITIES WERE SOLD  SECURITIES   SECURITIES SOLD    DESCRIPTION OF THE TRANSACTION
-----------  --------------------  ----------  ------------------  ----------------------------------------------------
   1/98      Aspect Resources LLC  Common      Warrant to          Issued in consideration of a guaranty of financing
                                   Stock       purchase 9,375      provided to the Company, pursuant to an exemption
                                   Purchase    shares of Common    from registration provided by Section 4(2) of the
                                   Warrant     Stock at an         Securities Act.
                                               exercise price of
                                               $3.00 per share;
                                               exercisable for
                                               one year from the
                                               date of issuance.

   1/98      Esenjay Petroleum     Common      Warrant to          Issued in consideration of a guaranty of financing
             Corporation           Stock       purchase 6,250      provided to the Company, pursuant to an exemption
                                   Purchase    shares of Common    from registration provided by Section 4(2) of the
                                   Warrant     Stock at an         Securities Act.
                                               exercise price of
                                               $3.00 per share;
                                               exercisable for
                                               one year from the
                                               date of issuance.

   1/98      Gaines, Berland       Common      Warrant to          Issued in consideration of a guaranty of financing
             Energy Fund, L.P.     Stock       purchase 9,375      provided to the Company, pursuant to an exemption
                                   Purchase    shares of Common    from registration provided by Section 4(2) of the
                                   Warrant     Stock for $3.00     Securities Act.
                                               per share;
                                               exercisable for
                                               one year from the
                                               date of issuance.

   5/98      Esenjay Petroleum     Common      5,165,311 shares    Issued in consideration of assets acquired by the
             Corporation           Stock                           Company, pursuant to an exemption from registration
                                                                   provided by Section 4(2) of the Securities Act.

   5/98      Aspect Resources LLC  Common      4,203,106 shares    Issued in consideration of assets acquired by the
                                   Stock                           Company, pursuant to an exemption from registration
                                                                   provided by Section 4(2) of the Securities Act.

   5/98      R. Michael Looney     Common      23,334              Issued in consideration of assets acquired by the
                                   Stock       shares              Company, pursuant to an exemption from registration
                                                                   provided by Section 4(2) of the Securities Act.

  DATE OF      PERSONS TO WHOM      TYPE OF        AMOUNT OF
TRANSACTION  SECURITIES WERE SOLD  SECURITIES   SECURITIES SOLD    DESCRIPTION OF THE TRANSACTION
-----------  --------------------  ----------  ------------------  ----------------------------------------------------
   5/98      Steven L. Creger      Common      16,667              Issued in consideration of assets acquired by the
                                   Stock                           Company, pursuant to an exemption from registration
                                                                   provided by Section 4(2) of the Securities Act.

   5/98      James A. Rogers       Common      23,334              Issued in consideration of assets acquired by the
                                   Stock                           Company, pursuant to an exemption from registration
                                                                   provided by Section 4(2) of the Securities Act.

   5/98      Joint Energy          Common      675,000             Issued in consideration of assets acquired by the
             Development           Stock                           Company, pursuant to an exemption from registration
             Investments II                                        provided by Section 4(2) of the Securities Act.
             Limited Partnership

ITEM 27.  EXHIBITS

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
        1**      Form of Underwriting Agreement.

        3(a)*    Certificate of Incorporation of the Company.

        3(b)*    Certificate of Amendment to the Certificate of Incorporation of Frontier Natural Gas Corporation, filed with the Secretary of State of Oklahoma on May 14, 1998, to effect a one for six reverse split of the common stock of Frontier Natural Gas Corporation.

        3(c)*    By-Laws of the Company.

        5(a)**   Opinion of Porter & Hedges, L.L.P.

       10(a)     Contract Settlement Agreement between Frontier Natural Gas Corporation and David W. Berry dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit
                   10(b).

       10(b)     Contract Settlement Agreement between Frontier Natural Gas Corporation and David B. Christofferson
                   dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form
                   10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as
                   Exhibit 10(d).

       10(c)     Frontier Natural Gas Corporation Incentive Stock Option Plan as currently in effect is incorporated by reference to the Company's Registration Statement 33-69640-FW dated September 29, 1993, wherein the same appears as Exhibit 10.5.

       10(d)     Engagement Agreement between Weisser, Johnson & Co. Capital Corporation and Frontier Natural Gas
                   Corporation dated May 10, 1995 as amended January 12, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(h).

       10(e)     Common Stock Purchase Warrant with Hi-Chicago Trust as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March
                   29, 1996, wherein the same appears as Exhibit 10(i).

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       10(f)     $15,000,000 Credit Agreement dated as of January 3, 1996, between Frontier Natural Gas Corporation as the borrower and Bank of America Illinois, as the lender, as currently in effect and incorporated by reference to the Company's report on Form 8-K dated January 9, 1996.

       10(g)     $15,000,000 Credit Agreement dated as of January 3, 1996, between Frontier Natural Gas Corporation as the borrower and Bank of America Illinois, as the lender, Amendment No. 1 to Credit Agreement, dated
                   November 1, 1996, as currently in effect, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated March 31, 1997, wherein the same appears as Exhibit 10(m).

       10(h)     Lease Agreement dated July 16, 1996, by and between the Company and Allen Center Company as incorporated by reference to the Company's registration statement 333-06261 dated July 31, 1996, wherein the same appears as Exhibit 10.23.

       10(i)     Loan Agreement by and between Frontier Natural Gas Corporation and 420 Energy Investments, Inc. dated
                   March 1, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on
                   Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(r).

       10(j)     Warrant Agreement between Frontier Natural Gas Corporation and LaSalle Street Natural Resources
                   Corporation dated as of January 3, 1996, as currently in effect as incorporated by reference to the
                   Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29,
                   1996, wherein the same appears as Exhibit 10(s).

       10(k)     Frontier Natural Gas Corporation Stock Incentive Plan 1996 as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(t).

       10(l)     3-D Seismic Participation Agreement dated May 30, 1996, by and between Frontier Natural Gas Corporation and Fina Oil and Chemical Company.

       10(m)*    Unit Purchase Option Agreement between Frontier Natural Gas Corporation and Gaines, Berland Inc. dated
                   August 8, 1996.

       10(n)     Frontier Natural Gas Corporation Employee Option Plan-1997 as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(o).

       10(o)     Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier National
                   Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April
                   6, 1998, wherein the same appears as Exhibit 2.

       10(p)     Credit Agreement by and between Frontier Natural Gas Corporation and Duke Energy Financial Services,
                   Inc. dated as of February 23, 1998, as currently in effect as incorporated by reference to the
                   Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6,
                   1998, wherein the same appears as Exhibit 10(p).

       10(q)*    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                   January 14, 1998.

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       10(r)*    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                   January 14, 1998.

       10(s)*    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 14,
                   1998.

       10(t)*    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                   January 23, 1998.

       10(u)*    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                   January 23, 1998.

       10(v)*    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 23,
                   1998.

       10(w)     Plan and Agreement of Merger dated as of May 14, 1998, by and between Esenjay Exploration, Inc., a
                   Delaware corporation, and Frontier Natural Gas Corporation as incorporated by reference to the
                   Company's Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998,
                   wherein the same appeared as Appendix F.

       10(x)*    First Amendment to Acquisition Agreement and Plan of Exchange dated as of April 20, 1998, by and among
                   Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(y)*    Second Amendment to Acquisition Agreement and Plan of Exchange dated as of May 13, 1998, by and among
                   Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(z)*    Exchange Agreement dated as of May 13, 1998, by and between Frontier Natural Gas Corporation, and R.
                   Michael Looney, James E. Rogers and Steven L. Creger.

       10(aa)*   Exchange Agreement entered into as of May 14, 1998, by and between Frontier Natural Gas Corporation, and Joint Energy Development Investments II Limited Partnership.

       10(bb)*   Frontier Natural Gas Corporation Section 351 Plan of Exchange, among Frontier Natural Gas Corporation,
                   Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(cc)*   Registration Rights Agreement dated as of May 14, 1998, by and among Esenjay Petroleum Corporation,
                   Aspect Resources LLC, and Frontier Natural Gas Corporation.

       10(dd)*   Assignment and Assumption Agreement dated as of May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Aspect Resources LLC.

       10(ee)*   Assignment and Assumption Agreement dated as of May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Esenjay Petroleum Corporation.

       10(ff)*   Geotechnical Services Consulting Agreement effective May 14, 1998, by and among Frontier Natural Gas
                   Corporation, and Aspect Management Corporation.

       10(gg)*   Land Services Consulting Agreement effective May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Aspect Management Corporation.

       10(hh)*   Bill of Sale and Assignment entered into as of May 14, 1998, by James E. Rogers, R. Michael Looney and
                   Steven L. Creger, for the benefit of Frontier Natural Gas Corporation.

       10(ii)*   Letter Agreement dated May 14, 1998, between Aspect Resources LLC and Frontier Natural Gas Corporation,
                   regarding a right of first offer arrangement involving the Halo Region.

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       10(jj)*   Form of Partial Assignment, Bill of Sale and Conveyance dated effective November 1, 1997, from Esenjay
                   Petroleum Corporation to Esenjay Exploration, Inc., used in connection with the conveyance of oil and gas properties from Esenjay Petroleum Corporation to Frontier Natural Gas Corporation, pursuant to the Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier
                   Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(kk)*   Form of Partial Assignment, Bill of Sale and Conveyance dated effective November 1, 1997, from Aspect
                   Resources LLC to Esenjay Exploration, Inc., used in connection with the conveyance of oil and gas properties from Aspect Resources LLC to Frontier National Gas Corporation, pursuant to the
                   Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier
                   National Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(ll)*   Letter Agreement dated January 12, 1998, between Bank of America National Trust and Savings
                   Association, Frontier Natural Gas Corporation, Frontier, Inc., Frontier Acquisition Corporation, and
                   Frontier Exploration and Production Corporation, regarding the Credit Agreement dated as of January
                   3, 1996, as amended.

       11        See Note 1 to the audited consolidated financial statements.

       21        A list of the Company's subsidiaries is incorporated by reference to the Company's Annual Report on
                   Form 10-KSB for fiscal year ended December 31, 1997 dated April 6, 1998.

       23(a)**   Consent of Porter & Hedges, L.L.P. included in Exhibit 5(a).

       23(b)*    Consent of Deloitte & Touche LLP.

       24(a)*    Power of Attorney dated May 14, 1998 from Michael E. Johnson to David B. Christofferson.

       24(b)*    Power of Attorney dated May 14, 1998 from Alex M. Cranberg to David B. Christofferson.

       24(c)*    Power of Attorney dated May 14, 1998 from Alex B. Campbell to David B. Christofferson.

       24(d)*    Power of Attorney dated May 14, 1998 from Charles J. Smith to David B. Christofferson.

       24(e)*    Power of Attorney dated May 14, 1998 from Hobart A. Smith to David B. Christofferson.

       24(f)*    Power of Attorney dated May 14, 1998 from Jack P. Randall to David B. Christofferson.

------------------------

* Filed herewith.

** To be filed by Amendment.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 24 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of Houston, State of Texas on May 20, 1998.

                                ESENJAY EXPLORATION, INC.

                                By:        *       /s/ MICHAEL E. JOHNSON
                                     -----------------------------------------
                                                 Michael E. Johnson
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

   *        /s/ MICHAEL E.
           JOHNSON              President, Chief Executive
------------------------------    Officer, and Director        May 20, 1998
      Michael E. Johnson

              /s/ DAVID W.
            BERRY
------------------------------  Chairman of the Board          May 20, 1998
        David W. Berry

 /s/ DAVID B. CHRISTOFFERSON
------------------------------  Principal Financial            May 20, 1998
   David B. Christofferson        Officer

    /s/ HOWARD E. WILLIAMS
------------------------------  Chief Accounting Officer       May 20, 1998
      Howard E. Williams

    *         /s/ ALEX M.
           CRANBERG
------------------------------  Vice Chairman of the Board     May 20, 1998
       Alex M. Cranberg

    *         /s/ ALEX B.
           CAMPBELL
------------------------------  Director                       May 20, 1998
       Alex B. Campbell

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

  *          /s/ CHARLES J.
            SMITH
------------------------------           Director              May 20, 1998
       Charles J. Smith

------------------------------           Director              May 20, 1998
    William D. Dodge, III

   *          /s/ HOBART A.
            SMITH
------------------------------           Director              May 20, 1998
       Hobart A. Smith

    *          /s/ JACK P.
           RANDALL
------------------------------           Director              May 20, 1998
       Jack P. Randall

*By:        /s/ DAVID B.
           CHRISTOFFERSON
      -------------------------
       David B. Christofferson
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
        1**      Form of Underwriting Agreement.

        3(a)*    Certificate of Incorporation of the Company.

        3(b)*    Certificate of Amendment to the Certificate of Incorporation of Frontier Natural Gas Corporation, filed with the Secretary of State of Oklahoma on May 14, 1998, to effect a one for six reverse split of the common stock of Frontier Natural Gas Corporation.

        3(c)*    By-Laws of the Company.

        5(a)**   Opinion of Porter & Hedges, L.L.P.

       10(a)     Contract Settlement Agreement between Frontier Natural Gas Corporation and David W. Berry dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit
                   10(b).

       10(b)     Contract Settlement Agreement between Frontier Natural Gas Corporation and David B. Christofferson
                   dated effective January 1, 1998, as incorporated by reference to the Company's Annual Report on Form
                   10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as
                   Exhibit 10(d).

       10(c)     Frontier Natural Gas Corporation Incentive Stock Option Plan as currently in effect is incorporated by reference to the Company's Registration Statement 33-69640-FW dated September 29, 1993, wherein the same appears as Exhibit 10.5.

       10(d)     Engagement Agreement between Weisser, Johnson & Co. Capital Corporation and Frontier Natural Gas
                   Corporation dated May 10, 1995 as amended January 12, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(h).

       10(e)     Common Stock Purchase Warrant with Hi-Chicago Trust as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March
                   29, 1996, wherein the same appears as Exhibit 10(i).

       10(f)     $15,000,000 Credit Agreement dated as of January 3, 1996, between Frontier Natural Gas Corporation as the borrower and Bank of America Illinois, as the lender, as currently in effect and incorporated by reference to the Company's report on Form 8-K dated January 9, 1996.

       10(g)     $15,000,000 Credit Agreement dated as of January 3, 1996, between Frontier Natural Gas Corporation as the borrower and Bank of America Illinois, as the lender, Amendment No. 1 to Credit Agreement, dated
                   November 1, 1996, as currently in effect, as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated March 31, 1997, wherein the same appears as Exhibit 10(m).

       10(h)     Lease Agreement dated July 16, 1996, by and between the Company and Allen Center Company as incorporated by reference to the Company's registration statement 333-06261 dated July 31, 1996, wherein the same appears as Exhibit 10.23.

       10(i)     Loan Agreement by and between Frontier Natural Gas Corporation and 420 Energy Investments, Inc. dated
                   March 1, 1996, as currently in effect as incorporated by reference to the Company's Annual Report on
                   Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(r).

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       10(j)     Warrant Agreement between Frontier Natural Gas Corporation and LaSalle Street Natural Resources
                   Corporation dated as of January 3, 1996, as currently in effect as incorporated by reference to the
                   Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29,
                   1996, wherein the same appears as Exhibit 10(s).

       10(k)     Frontier Natural Gas Corporation Stock Incentive Plan 1996 as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 dated March 29, 1996, wherein the same appears as Exhibit 10(t).

       10(l)     3-D Seismic Participation Agreement dated May 30, 1996, by and between Frontier Natural Gas Corporation and Fina Oil and Chemical Company.

       10(m)*    Unit Purchase Option Agreement between Frontier Natural Gas Corporation and Gaines, Berland Inc. dated
                   August 8, 1996.

       10(n)     Frontier Natural Gas Corporation Employee Option Plan-1997 as currently in effect as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6, 1998, wherein the same appears as Exhibit 10(o).

       10(o)     Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier National
                   Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC as incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April
                   6, 1998, wherein the same appears as Exhibit 2.

       10(p)     Credit Agreement by and between Frontier Natural Gas Corporation and Duke Energy Financial Services,
                   Inc. dated as of February 23, 1998, as currently in effect as incorporated by reference to the
                   Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 dated April 6,
                   1998, wherein the same appears as Exhibit 10(p).

       10(q)*    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                   January 14, 1998.

       10(r)*    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                   January 14, 1998.

       10(s)*    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 14,
                   1998.

       10(t)*    Warrant Agreement between Frontier Natural Gas Corporation and Gaines, Berland Energy Fund, L.P. dated
                   January 23, 1998.

       10(u)*    Warrant Agreement between Frontier Natural Gas Corporation and Esenjay Petroleum Corporation dated
                   January 23, 1998.

       10(v)*    Warrant Agreement between Frontier Natural Gas Corporation and Aspect Resources LLC dated January 23,
                   1998.

       10(w)     Plan and Agreement of Merger dated as of May 14, 1998, by and between Esenjay Exploration, Inc., a
                   Delaware corporation, and Frontier Natural Gas Corporation as incorporated by reference to the
                   Company's Proxy Statement filed with the Securities and Exchange Commission on April 24, 1998,
                   wherein the same appeared as Appendix F.

       10(x)*    First Amendment to Acquisition Agreement and Plan of Exchange dated as of April 20, 1998, by and among
                   Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(y)*    Second Amendment to Acquisition Agreement and Plan of Exchange dated as of May 13, 1998, by and among
                   Frontier Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       10(z)*    Exchange Agreement dated as of May 13, 1998, by and between Frontier Natural Gas Corporation, and R.
                   Michael Looney, James E. Rogers and Steven L. Creger.

       10(aa)*   Exchange Agreement entered into as of May 14, 1998, by and between Frontier Natural Gas Corporation, and Joint Energy Development Investments II Limited Partnership.

       10(bb)*   Frontier Natural Gas Corporation Section 351 Plan of Exchange, among Frontier Natural Gas Corporation,
                   Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(cc)*   Registration Rights Agreement dated as of May 14, 1998, by and among Esenjay Petroleum Corporation,
                   Aspect Resources LLC, and Frontier Natural Gas Corporation.

       10(dd)*   Assignment and Assumption Agreement dated as of May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Aspect Resources LLC.

       10(ee)*   Assignment and Assumption Agreement dated as of May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Esenjay Petroleum Corporation.

       10(ff)*   Geotechnical Services Consulting Agreement effective May 14, 1998, by and among Frontier Natural Gas
                   Corporation, and Aspect Management Corporation.

       10(gg)*   Land Services Consulting Agreement effective May 14, 1998, by and between Frontier Natural Gas
                   Corporation, and Aspect Management Corporation.

       10(hh)*   Bill of Sale and Assignment entered into as of May 14, 1998, by James E. Rogers, R. Michael Looney and
                   Steven L. Creger, for the benefit of Frontier Natural Gas Corporation.

       10(ii)*   Letter Agreement dated May 14, 1998, between Aspect Resources LLC and Frontier Natural Gas Corporation,
                   regarding a right of first offer arrangement involving the Halo Region.

       10(jj)*   Form of Partial Assignment, Bill of Sale and Conveyance dated effective November 1, 1997, from Esenjay
                   Petroleum Corporation to Esenjay Exploration, Inc., used in connection with the conveyance of oil and gas properties from Esenjay Petroleum Corporation to Frontier Natural Gas Corporation, pursuant to the Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier
                   Natural Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(kk)*   Form of Partial Assignment, Bill of Sale and Conveyance dated effective November 1, 1997, from Aspect
                   Resources LLC to Esenjay Exploration, Inc., used in connection with the conveyance of oil and gas properties from Aspect Resources LLC to Frontier National Gas Corporation, pursuant to the
                   Acquisition Agreement and Plan of Exchange dated as of January 19, 1998, by and among Frontier
                   National Gas Corporation, Esenjay Petroleum Corporation, and Aspect Resources LLC.

       10(ll)*   Letter Agreement dated January 12, 1998, between Bank of America National Trust and Savings
                   Association, Frontier Natural Gas Corporation, Frontier, Inc., Frontier Acquisition Corporation, and
                   Frontier Exploration and Production Corporation, regarding the Credit Agreement dated as of January
                   3, 1996, as amended.

       11        See Note 1 to the audited consolidated financial statements.

       21        A list of the Company's subsidiaries is incorporated by reference to the Company's Annual Report on
                   Form 10-KSB for fiscal year ended December 31, 1997 dated April 6, 1998.

       23(a)**   Consent of Porter & Hedges, L.L.P. included in Exhibit 5(a).

       23(b)*    Consent of Deloitte & Touche LLP.

       24(a)*    Power of Attorney dated May 14, 1998 from Michael E. Johnson to David B. Christofferson.

       24(b)*    Power of Attorney dated May 14, 1998 from Alex M. Cranberg to David B. Christofferson.

       24(c)*    Power of Attorney dated May 14, 1998 from Alex B. Campbell to David B. Christofferson.

       24(d)*    Power of Attorney dated May 14, 1998 from Charles J. Smith to David B. Christofferson.

       24(e)*    Power of Attorney dated May 14, 1998 from Hobart A. Smith to David B. Christofferson.

EXHIBIT NUMBER   DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------------
       24(f)*    Power of Attorney dated May 14, 1998 from Jack P. Randall to David B. Christofferson.

------------------------

*Filed herewith.

** To be filed by Amendment.